 As filed with the Securities and Exchange Commission on December 20, 1999

                                                 Registration No. 333-90949
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                              AMENDMENT NO. 1

                                    TO
                                    FORM S-4

                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933
                             WELLS FARGO & COMPANY
               (Exact name of registrant as specified in charter)

        Delaware                    6712                      41-0449260
     (State or other           (Primary Standard             (IRS Employer
     jurisdiction of              Industrial             Identification Number)
    incorporation or          Classification Code
      organization)                 Number)

                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163

                               800-411-4932
         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               Stanley S. Stroup
                  Executive Vice President and General Counsel
                             Wells Fargo & Company
                             420 Montgomery Street
                        San Francisco, California 94163
                                  415-396-6019
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   Copies to:

            Robert J. Kaukol                      William T. Luedke IV
         Wells Fargo & Company                Bracewell & Patterson, L.L.P.
      1050 17th Street, Suite 120               711 Louisiana, Suite 2900
         Denver, Colorado 80265                 Houston, Texas 77002-2781
             (303) 899-5802                          (713) 223-2900

  Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this registration statement becomes effective.

  If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

  The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             PRIME BANCSHARES, INC.

                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                      TO BE HELD ON JANUARY 25, 2000

                               ----------------

TO THE SHAREHOLDERS OF PRIME BANCSHARES, INC.:

  NOTICE IS HEREBY GIVEN that a special meeting of shareholders of Prime Bancshares, Inc., a Texas corporation ("Prime"), will be held on Tuesday, January 25, 2000, at 3:00 p.m., local time, at Prime's headquarters located at 12200 Northwest Freeway, Houston, Texas 77092, for the following purposes:

  1. To consider and vote upon a proposal to approve the Agreement and Plan of Reorganization, dated as of July 27, 1999 (the "Reorganization Agreement"), by and between Prime and Wells Fargo & Company ("Wells Fargo"), pursuant to which, among other things, a wholly-owned subsidiary of Wells Fargo will merge with and into Prime upon the terms and subject to the conditions set forth in the Reorganization Agreement, as more fully described in the proxy statement-prospectus which follows this notice.

  2. To transact such other business as may properly be brought before the special meeting and any adjournments or postponements of the special meeting.

  The board of directors of Prime has fixed the close of business on December 17, 1999 as the record date for determining those shareholders entitled to vote at the special meeting and any adjournments or postponements of the special meeting. Only shareholders of record on this date are entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

                                          By Order of the Board of Directors
                                          /s/ E. J. Guzzo
                                          E. J. Guzzo
                                          President

Houston, Texas

December 23, 1999

 Please promptly complete, sign, date and return the enclosed proxy card whether or not you plan to attend the special meeting. Failure to return a properly executed proxy or to vote at the meeting will have the same effect as a vote against the Reorganization Agreement and the merger. You may still vote at the special meeting even if you have previously returned your proxy card.

                                [PrimeBank Logo]

  The board of directors of Prime Bancshares, Inc. has approved the sale of Prime to Wells Fargo & Company. The sale requires the approval of Prime's shareholders. A special meeting of shareholders will be held to vote on the proposed sale. The date, time and place of the meeting are as follows:

  Tuesday, January 25, 2000

  3:00 p.m., local time
  12200 Northwest Freeway
  Houston, Texas 77092

  If the sale is completed, Wells Fargo will exchange a total of 6,032,096 shares of its common stock for all shares of Prime common stock then outstanding.

  The exchange ratio, or the number of shares of Wells Fargo common stock you will receive for each share of Prime common stock you own, will be determined by dividing 6,032,096 by the number of shares of Prime common stock outstanding immediately before the transaction is completed. Based on a maximum of 10,205,483 shares of Prime common stock outstanding, Wells Fargo will exchange approximately 0.5911 shares of its common stock for each share of Prime common stock.

  On July 26, 1999, the day before Prime agreed to be acquired by Wells Fargo, the closing price of Wells Fargo common stock was $40.88 a share, making the value of 0.5911 shares of Wells Fargo common stock on that date equal to $24.16. On July 26, 1999, Prime common stock last traded at $21.31 a share. The prices of Wells Fargo and Prime common stock will fluctuate between now and the time the transaction is completed.

  This proxy statement-prospectus provides detailed information about the proposed acquisition. Please read this entire document carefully. You can find additional information about Wells Fargo and Prime from documents filed with the Securities Exchange Commission.

  Whether or not you plan to attend the meeting, please complete and mail the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be voted in favor of the transaction. If you fail to return your card, or if you fail to instruct your broker how to vote shares held for you in the broker's name, the effect will be the same as a vote against the transaction.

  No vote of Wells Fargo stockholders is required to approve the transaction.
                /s/ Fredric M. Saunders
      Fredric M. Saunders
      Chairman of the Board and
      Chief Executive Officer

                               ----------------

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Wells Fargo common stock to be issued or determined if this proxy statement-prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                               ----------------

            Proxy Statement-Prospectus dated December 23, 1999.

     First mailed to Prime shareholders on or about December 23, 1999.

                             Additional Information

  This proxy statement-prospectus incorporates important business and financial information about Wells Fargo and Prime that is not included in or delivered with this document. See "Where You Can Find More Information" on page 42 for a list of the documents that Wells Fargo and Prime have incorporated into this proxy statement-prospectus.

  Documents that have been incorporated by reference are available to you without charge upon written or oral request made as follows:

         Wells Fargo Documents:                  Prime Documents:
          Corporate Secretary                  Corporate Secretary
         Wells Fargo & Company                Prime Bancshares, Inc.
             MAC N9305-173                   12200 Northwest Freeway
          Sixth and Marquette                  Houston, Texas 77092
      Minneapolis, Minnesota 55479                (713) 209-6000
             (612) 667-8655

  To obtain documents in time for the special meeting, your request should be received by January 18, 2000.

                               Table of Contents

Questions and Answers About This Document................................... iii

Summary.....................................................................   1

Special Meeting Of Shareholders.............................................   7
  Date, Time And Place......................................................   7
  Record Date...............................................................   7
  Vote Required To Approve Merger...........................................   7
  Voting And Revocation Of Proxies..........................................   7
  Agreement To Vote For The Merger..........................................   7
  Solicitation Of Proxies...................................................   8
  Other Matters Considered At The Meeting...................................   8

The Merger..................................................................   9
  Purpose And Effect Of The Merger..........................................   9
  Background Of And Reasons For The Merger..................................   9
  Opinion Of Prime's Financial Advisor......................................  10
  Additional Interests Of Prime Management..................................  14
  Dissenters' Rights........................................................  16
  Exchange Of Certificates..................................................  16
  Regulatory Approvals......................................................  17
  Effect Of Merger On Prime's Employee Benefit Plans........................  17
  U.S. Federal Income Tax Consequences Of The Merger........................  18
  Resale Of Wells Fargo Common Stock Issued In The Merger...................  19
  Stock Exchange Listing....................................................  19
  Accounting Treatment......................................................  19

The Merger Agreement........................................................  20
  Basic Plan Of Reorganization..............................................  20
  Representations And Warranties............................................  21
  Certain Covenants.........................................................  21
  Conditions To The Merger..................................................  23
  Termination Of The Merger Agreement.......................................  23
  Waiver And Amendment......................................................  25
  Expenses..................................................................  25

Comparison Of Stockholder Rights............................................  26
  General...................................................................  26
  Authorized And Outstanding Capital Stock..................................  26
  Rights Plan...............................................................  26
  Number And Election Of Directors..........................................  26
  Amendment Of Governing Documents..........................................  27
  Approval Of Mergers And Assets Sales......................................  27
  Preemptive Rights.........................................................  28
  Appraisal Rights..........................................................  28
  Special Meetings..........................................................  28
  Directors' Duties.........................................................  28
  Action Without A Meeting..................................................  29
  Limitations On Directors' Liability.......................................  29
  Indemnification Of Officers And Directors.................................  29
  Dividends.................................................................  30
  Corporate Governance Procedures; Nomination Of Directors..................  30

Information About Wells Fargo...............................................  32
  General...................................................................  32
  Management And Additional Information.....................................  32
  Information On Wells Fargo's Web Site.....................................  32

Regulation And Supervision Of Wells Fargo...................................  33
  General...................................................................  33
  Regulatory Agencies.......................................................  33
  Bank Holding Company Activities...........................................  33
  Dividend Restrictions.....................................................  34
  Holding Company Structure.................................................  34
  Capital Requirements......................................................  35
  FDIC Insurance............................................................  37
  Fiscal And Monetary Policies..............................................  37
  Competition...............................................................  37
  Financial Modernization...................................................  38

Information About Prime.....................................................  39
  General...................................................................  39
  Management And Additional Information.....................................  39

Price Range Of Common Stock And Dividends...................................  40
  Wells Fargo Share Prices And Dividends....................................  40
  Prime Share Prices And Dividends..........................................  40

Experts.....................................................................  41
  Wells Fargo's Auditors....................................................  41
  Prime's Auditors..........................................................  41

Opinions....................................................................  41
  Share Issuance............................................................  41
  Tax Matters...............................................................  41

Where You Can Find More Information.........................................  42
  SEC Filings...............................................................  42
  Registration Statement....................................................  42
  Documents Incorporated By Reference.......................................  42

Appendix A Agreement and Plan of Reorganization

Appendix B Opinion of Keefe, Bruyette & Woods, Inc.

                   Questions and Answers About This Document

  What is the purpose of this document?

  This document serves as both a proxy statement of Prime and a prospectus of Wells Fargo. As a proxy statement, it's being provided to you because Prime's board of directors is soliciting your proxy for use at the special meeting of shareholders called to consider and vote on the proposed acquisition of Prime by Wells Fargo. As a prospectus, it's being provided to you because Wells Fargo is offering to exchange shares of its common stock for your shares of Prime common stock.

  Do I need to read the entire document?

  Absolutely. Much of this proxy statement-prospectus summarizes information that is described in greater detail elsewhere in this document or in the appendices to this document. Each summary discussion is qualified by reference to the full text. For example, the summary of the terms of the merger agreement is qualified by the actual terms of the merger agreement, a copy of which is attached as Appendix A.

  Is there other information I should consider?

  Yes. Much of the business and financial information about Wells Fargo and Prime that may be important to you is not included in this document. Instead, this information is incorporated by reference to documents separately filed by Wells Fargo and Prime with the SEC. This means that Wells Fargo and Prime may satisfy their disclosure obligations to you by referring you to one or more documents separately filed by Wells Fargo or Prime with the Securities and Exchange Commission (SEC). See "Where You Can Find More Information" on page 42 for a list of documents that Wells Fargo and Prime have incorporated by reference into this proxy statement-prospectus and for instructions on how to obtain copies of these documents. The documents are available to you without charge.

What about future SEC reports?

  Reports filed by Wells Fargo and Prime with the SEC after the date of this proxy statement-prospectus and before the merger is completed are automatically incorporated into this document. These reports may update, modify or correct information in this document or in the documents incorporated by reference.

What if there is a conflict between documents?

  You should rely on the later filed document. Information in this proxy statement-prospectus may update information contained in one or more of the Wells Fargo or Prime documents incorporated by reference. Similarly, information in documents that Wells Fargo or Prime may file after the date of this proxy statement-prospectus may update information in this proxy statement-prospectus.

What if I choose not to read the incorporated documents?

  Information contained in a document that is incorporated by reference is part of this proxy statement-prospectus, unless it is superseded by information contained directly in this proxy statement-prospectus or in one or more documents filed with the SEC after the date of this proxy statement-prospectus. Information that is incorporated from another document is considered to have been disclosed to you whether or not you choose to read the document.

                                    SUMMARY

  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger fully, and for a more complete description of the legal terms of the merger, you should carefully read this document and the other documents to which this document refers you. See "Where You Can Find More Information" on page 42.

The Merger (page 9)

  In the proposed transaction, Wells Fargo will acquire Prime through the merger of a Wells Fargo subsidiary into Prime. If the merger is completed, Wells Fargo will exchange shares of its common stock for shares of Prime common stock so that, after the merger is completed, Wells Fargo will own all of the outstanding stock of Prime.

  The merger agreement is attached to this proxy statement-prospectus as Appendix A. Please read the merger agreement as it is the document that governs the merger.

The Companies (pages 32 and 39)

  Wells Fargo & Company
  420 Montgomery Street
  San Francisco, California 94163
  (800) 411-4932

  Wells Fargo & Company is a diversified financial services company whose subsidiaries and affiliates provide banking, insurance, investments, and mortgage and consumer finance through stores located across North America. At September 30, 1999, Wells Fargo had $207 billion of assets, 7th largest among U.S. bank holding companies.

  Prime Bancshares, Inc.
  12200 Northwest Freeway
  Houston, Texas 77092
  (713) 209-6000

  Prime Bancshares, Inc. is a bank holding company for Prime Bank, a Texas state bank serving individuals and small businesses from 21 full-service banking locations primarily in the greater Houston metropolitan area and southeast Texas. At September 30, 1999, Prime had assets of $1.2 billion.

Exchange Of Wells Fargo Shares For Prime Shares (page 20)

  If the merger is completed, Wells Fargo will exchange 6,032,096 shares of its common stock for all of the outstanding shares of Prime common stock. The exchange ratio, or the number of shares of Wells Fargo common stock you will receive for each share of Prime common stock you own, will be determined by dividing 6,032,096 by the number of shares of Prime common stock outstanding immediately before the merger.

  At the record date for the special meeting, there were outstanding 9,804,483 shares of Prime common stock and options to purchase an additional 401,000 shares of Prime common stock. All of the outstanding options are currently exercisable or will become exercisable before the merger closes. Assuming all options are exercised prior to the merger, there will be a total of 10,205,483 shares of Prime common stock outstanding immediately before the merger. Based on this, the exchange ratio will equal approximately 0.5911, calculated by dividing 6,032,096 by 10,205,483.

  The actual exchange ratio will be greater than 0.5911 if outstanding stock options are not exercised before the merger. Outstanding stock options have exercise prices ranging from $2.33 to $19.69 per share depending on the date the options were granted. Under the merger agreement, any unexercised options will terminate upon completion of the merger. As a result, so long as the market value of Prime common stock exceeds the exercise price of an option, it is likely that the option will be exercised prior to completion of the merger. Management of Prime, however, cannot predict whether all outstanding options will be exercised prior to completion of the merger.

Cash Instead Of Fractional Shares (page 20)

  Wells Fargo will not issue fractional shares in the merger. If the total number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash instead of the fractional share.

Surrender Of Prime Shares (page 16)

  To receive certificates for your shares of Wells Fargo common stock, you will need to surrender your Prime share certificates. After the merger is completed, Wells Fargo's stock transfer agent will send you written instructions for exchanging your stock certificates. Please do not send in your certificates until you receive these instructions.

Federal Income Tax Consequences (page 17)

  Prime shareholders generally will not recognize gain or loss for U.S. federal income tax purposes from the exchange of their shares of Prime common stock for shares of Wells Fargo common stock. Prime shareholders will be taxed on cash they receive instead of fractional shares.

  The tax treatment described above may not apply to every Prime shareholder. Determining the tax consequences of the merger to you may be complicated. You should consult your own advisor for a full understanding of the merger's tax consequences.

Fairness Opinion (page 10)

  Keefe, Bruyette & Woods, Inc. has given its opinion to Prime's board of directors that the consideration to be received in the merger by Prime shareholders is fair from a financial point of view. A copy of the opinion is set forth in Appendix B to this proxy statement-prospectus.

Recommendation Of Prime's Board (page 9)

  Prime's board of directors believes that the merger is in the best interests of Prime shareholders and recommends that Prime shareholders approve the merger. Prime's board of directors believes that the merger will provide Prime's shareholders with the opportunity to achieve an equity interest in a larger, more diversified financial institution which is interested in expanding its operations in Texas, but which is not dependent solely on the economic conditions in the greater Houston metropolitan area and southeastern Texas.

Additional Benefits To Management (page 14)

  In considering Prime's board of director's recommendation to approve the merger, you should be aware that some members of Prime's management have interests in the merger that are in addition to their interests as Prime shareholders. These interests include employment and non-compete agreements and the acceleration of unvested stock options because of the merger. The board of directors of Prime was aware of these additional interests of Prime's management when it approved the merger agreement.

Dissenters' Rights (page 16)

  Prime shareholders will not have dissenters' rights under Texas law or any other statute in connection with the merger.

Special Meeting (page 7)

  Prime will hold the special meeting of shareholders at 3:00 p.m., local time, on Tuesday, January 25, 2000, at Prime's headquarters located at 12200 Northwest Freeway, Houston, Texas 77092. You can vote at the meeting if you owned Prime common stock at the close of business on December 17, 1999, the record date for the meeting.

Vote Required To Approve Merger (page 7)

  Approval of the merger requires the affirmative vote of a majority of the outstanding shares of Prime common stock entitled to vote at the special meeting. Not voting will have the same effect as voting against the merger. At the record date, the directors and executive officers of Prime beneficially owned a total of 4,519,503 shares of Prime common stock, representing 46.1% of the shares of Prime common stock entitled to vote at the special meeting.

  All of Prime's directors have agreed to vote in favor of the merger all shares of Prime common stock owned by them at the record date for the special meeting. At the record date, these directors beneficially owned a total of 44.8% of the shares of Prime common stock entitled to vote at the special meeting.

Management Of Prime After The Merger

  Following the merger, Wells Fargo will own all of the outstanding stock of Prime. Wells Fargo will be able to elect or appoint all of the directors and officers of Prime. Wells Fargo expects that, after the merger, Prime's bank subsidiaries will offer products and services offered by Wells Fargo subsidiaries and affiliates.

Differences In The Rights Of Shareholders (page 26)

  Your rights as a Prime shareholder are currently governed by Texas law and Prime's amended and restated articles of incorporation and bylaws. Upon completion of the merger, you will become a Wells Fargo stockholder, and your rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

Regulatory Approvals (page 17)

  Wells Fargo must obtain the approval of the Board of Governors of the Federal Reserve System before it can complete the merger. Wells Fargo must also notify the Texas Department of Banking and comply with other requirements under Texas law. Wells Fargo filed an application with the Federal Reserve Board on November 4, 1999 requesting approval of the proposed merger. The Federal Reserve Board approved the merger as of December 10, 1999. Wells Fargo has filed the required notice of merger with the Texas Department of Banking. Wells Fargo and Prime are not aware of any other regulatory approvals that are required to complete the merger.

Conditions To Completing The Merger (page 23)

  In addition to the receipt of regulatory approvals, there are a number of other conditions that must be met before the merger can be completed. These conditions include:

  .  Prime shareholders must approve the merger agreement;

  . Prime must receive an opinion from its counsel concerning the tax consequences of the merger;

  . Prime's and Wells Fargo's representations in the merger agreement must continue to be accurate and their respective covenants must have been performed; and

  . the New York and Chicago Stock Exchanges must approve the listing of the shares of Wells Fargo common stock to be issued in the merger.

  Wells Fargo or Prime may waive a condition it is entitled to assert so long as the law does not require the condition to be met.

Termination Of The Merger Agreement (page 23)

  Wells Fargo and Prime can agree to terminate the merger agreement at any time without completing the merger. Also, either company can terminate the merger agreement under the following circumstances:

  .  a court or other governmental authority prohibits the merger; or

  . the merger is not completed by March 15, 2000, unless the failure to complete the merger on or before that date is the fault of the company seeking to terminate.

  Prime may also terminate the merger agreement if the price of Wells Fargo common stock falls below specified levels, both in absolute terms and relative to an index of other bank holding companies.

Accounting Treatment (page 19)

  Wells Fargo expects to account for the merger under the purchase method of accounting. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Prime. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill.

Market Price Information (page 40)

  Wells Fargo common stock is listed on the New York and Chicago Stock Exchanges under the symbol "WFC." On July 26, 1999, the last full trading day before Prime and Wells Fargo signed the merger agreement, Wells Fargo common stock closed on the New York Stock Exchange at $40.88 per share. On December 17, 1999, Wells Fargo common stock closed on the New York Stock Exchange at $39.94 per share.

  Prime common stock is traded on the Nasdaq National Market System under the symbol "PBTX." On July 26, 1999, Prime common stock last traded at $21.31 per share. On December 17, 1999, Prime common stock last traded at $23.25 per share.

Regulation Of Wells Fargo (page 33)

  Wells Fargo & Company, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by a number of federal and state agencies. This regulation, among other things, may restrict Wells Fargo's ability to diversify into other areas of financial services, acquire depository institutions in certain states and pay dividends on its stock. It may also require Wells Fargo to provide financial support to one or more of its subsidiary banks, maintain capital balances in excess of those desired by management and pay higher deposit premiums as a result of the deterioration in the financial condition of depository institutions in general.

  On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act that, effective March 11, 2000, will permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. The Gramm-Leach-Bliley Act defines "financial in nature" to include:

  .  securities underwriting, dealing and market making;

  .  sponsoring mutual funds and investment companies;

  .  insurance underwriting and agency;

  .  merchant banking activities; and

  . activities that the Board of Governors of the Federal Reserve System has determined to be closely related to banking.

Under the Gramm-Leach-Bliley Act, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The Act may significantly change the competitive environment in which the Company and its subsidiaries conduct business.

Selected Financial Data

  The following financial information is to aid you in your analysis of the financial aspects of the merger. The balance sheet data for 1994 through 1998 for Wells Fargo is derived from its audited consolidated balance sheet as of December 31, 1998, 1997 and 1996 and its unaudited financial information for 1995 and 1994. The income statement data for 1994 through 1998 for Wells Fargo is derived from its audited consolidated statement of income for each of the years in the four-year period ended December 31, 1998 and its unaudited financial information for 1994. The data for Wells Fargo as of and for the nine months ended September 30, 1999 and 1998 is derived from its unaudited financial statements for those periods. The information for Prime is derived from its audited financial statements for 1994 through 1998 and its unaudited financial statements for the nine months ended September 30, 1999 and 1998. The information in the table is only a summary and should be read with the full financial statements and related notes of Wells Fargo and Prime. You should not rely on the information for the nine months ended September 30, 1999 as being indicative of the results expected for the entire year.

                     Wells Fargo & Company and Subsidiaries

                          Nine Months Ended
                             September 30               Years Ended December 31
                         -------------------- -------------------------------------------
                            1999      1998      1998      1997     1996    1995    1994
                         ---------- --------- --------- --------- ------- ------- -------
                                 (dollars in millions, except per share amounts)
Net interest income..... $    6,959     6,689     8,990     8,648   8,222   5,923   5,414
Net income..............      2,777     2,144     1,950     2,499   2,228   1,988   1,642
Diluted earnings per
 share..................       1.65      1.29      1.17      1.48    1.36    1.62    1.36
Cash dividends per
 share..................      0.585     0.515     0.700     0.615   0.525   0.450   0.383
Book value per share....      13.17     12.40     12.35     11.92   11.66   10.27    5.86
Total assets............    207,060   195,863   202,475   185,685 188,633 122,200 112,674
Long-term debt..........     24,911    18,486    19,709    17,335  18,142  16,726  12,039

                    Prime Bancshares, Inc. and Subsidiaries

                          Nine Months Ended
                             September 30               Years Ended December 31
                         -------------------- -------------------------------------------
                            1999      1998      1998      1997     1996    1995    1994
                         ---------- --------- --------- --------- ------- ------- -------
                                 (dollars in thousands, except per share amounts)
Net interest income..... $   34,460    33,026    43,876    40,944  34,646  32,731  27,335
Net income..............     10,968    10,337    13,824    11,846  10,169  10,183   8,492
Diluted earnings per
 share..................       1.07      0.97      1.30      1.11    0.97    0.95    0.81
Cash dividends per
 share..................       0.20      0.14      0.20      0.14    0.14    0.13    0.03
Book value per share....       9.22      8.38      8.68      8.08    6.42    5.95    4.58
Total assets............  1,199,442 1,034,784 1,078,332 1,052,135 890,688 839,454 939,396
Long-term debt..........    100,000       --        --        --      --      --      --

Comparative Per Common Share Data

  The following table shows comparative per share data for Wells Fargo common stock on a historical and pro forma combined basis and for Prime common stock on a historical and pro forma equivalent basis. The information in the table assumes that Wells Fargo will account for the merger as a purchase and will exchange 0.5911 shares of its common stock for each share of Prime common stock. This is the exchange ratio that would result if there are 10,205,483 shares of Prime common stock outstanding immediately before the merger. See "The Merger--Basic Plan Of Reorganization." The pro forma equivalent information for Prime is calculated by multiplying the pro forma basic and diluted earnings per share, the historical cash dividends per share and the pro forma stockholders' equity per share by the assumed exchange ratio of 0.5911.

  You should read the data with the historical financial statements and related notes of Wells Fargo and Prime. Prime's historical financial statements are included in this proxy statement-prospectus. Wells Fargo's historical financial statements are included or incorporated in documents filed by Wells Fargo with the SEC. See "Where You Can Find More Information" on page 42. Amounts are in U.S. dollars.

                                         Wells Fargo              Prime
                                     -------------------- ---------------------
                                                Pro Forma            Pro Forma
                                     Historical Combined  Historical Equivalent
                                     ---------- --------- ---------- ----------
Earnings Per Share
Basic
  Nine Months Ended September 30,
   1999.............................   $ 1.67      1.67      1.10       0.99
  Year Ended December 31, 1998......     1.18      1.19      1.35       0.70
Diluted
  Nine Months Ended September 30,
   1999.............................     1.65      1.65      1.07       0.98
  Year Ended December 31, 1998......     1.17      1.16      1.30       0.69
Cash Dividends Declared Per Share
  Nine Months Ended September 30,
   1999.............................    0.585     0.585     0.200      0.346
  Year Ended December 31, 1998......    0.700     0.700     0.200      0.414
Stockholders' Equity Per Share
  September 30, 1999................    13.17     13.17      9.22       7.79
  December 31, 1998.................    12.35     12.35      8.68       7.30

                        SPECIAL MEETING OF SHAREHOLDERS

Date, Time And Place

  The date, time and place of the special meeting of Prime's shareholders are:

  Tuesday, January 25, 2000

  3:00 p.m., local time
  12200 Northwest Freeway
  Houston, Texas 77092

Record Date

  Prime's board of directors has established December 17, 1999 as the record date for the meeting. Only shareholders of record on that date are entitled to attend and vote at the special meeting.

Vote Required To Approve Merger

  On the record date, there were 9,804,483 shares of Prime common stock outstanding and entitled to vote at the special meeting. The holders of Prime common stock are entitled to one vote per share. The presence, in person or by proxy, at the special meeting of the holders of a majority of the outstanding shares entitled to vote is necessary for a quorum. Approval of the merger requires the affirmative vote, in person or by proxy, of the holders of a majority of the shares of Prime common stock outstanding on the record date.

Voting And Revocation Of Proxies

  All shares of Prime common stock represented at the special meeting by a properly executed proxy will be voted in accordance with the instructions indicated on the proxy, unless the proxy is revoked before a vote is taken. If you sign and return a proxy without voting instructions, and do not revoke the proxy, the proxy will be voted FOR the merger.

  You may revoke your proxy at any time before it is voted by (a) filing either an instrument revoking the proxy or a duly executed proxy, in either case bearing a later date with the corporate secretary of Prime before or at the special meeting or (b) voting the shares subject to the proxy in person at the special meeting. Attendance at the special meeting will not by itself result in your proxy being revoked.

  A proxy may indicate that all or a portion of the shares represented by the proxy are not being voted with respect to a specific proposal. This could occur, for example, when a broker is not permitted to vote shares held in the name of a nominee on certain proposals in the absence of instructions from the beneficial owner. Shares that are not voted with respect to a specific proposal will be considered as not present for that proposal, even though the shares will be considered present for purposes of determining a quorum and voting on other proposals. Abstentions on a specific proposal will be considered as present but will not be counted as voting in favor of the proposal.

  The proposal to approve the merger must be approved by the holders of a majority of the shares of Prime common stock outstanding on the record date. Because approval of the merger requires the affirmative vote of a specified percentage of outstanding shares, not voting on the proposal will have the same effect as voting against the proposal.

Agreement To Vote For The Merger

  Prime's directors, some of whom are also executive officers of Prime, have agreed to vote in favor of the merger all shares of Prime common stock beneficially owned by them at the record date for the special meeting. At the record date, these directors and officers beneficially owned a total of 44.8% of the shares of Prime common stock entitled to vote at the special meeting, as follows:

         Name                                                                 Shares
         ----                                                                ---------
   Jerry S. Dominy..........................................................   308,385
   E. J. Guzzo..............................................................   508,402
   David Pasternak..........................................................   360,006
   Fredric M. Saunders...................................................... 3,174,420
   Stuart D. Saunders.......................................................    10,260
   James B. Wesley..........................................................    30,000
                                                                             ---------
     Total.................................................................. 4,391,473
                                                                             =========

  See "Information About Prime--Management and Additional Information."

Solicitation Of Proxies

  In addition to solicitation by mail, directors, officers and employees of Prime may solicit proxies from Prime shareholders, either personally or by telephone or other form of communication. None of the foregoing persons who solicit proxies will be specifically compensated for such services. Prime does not anticipate that anyone will be specifically engaged to solicit proxies or that special compensation will be paid for that purpose, but Prime reserves the right to do so should it conclude that certain efforts are needed. Nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy material to beneficial owners. Prime will bear its own expenses in connection with any solicitation of proxies for the special meeting.

Other Matters Considered At The Meeting

  If an insufficient number of votes for the merger is received before the scheduled meeting date, Wells Fargo and Prime may decide to postpone or adjourn the special meeting. If this happens, proxies that have been received that either have been voted for the merger or contain no instructions will be voted for adjournment.

  Prime's board of directors is not aware of any business to be brought before the special meeting other than the proposals to approve the merger. If other matters are properly brought before the special meeting or any adjournments or postponements of the meeting, the persons appointed as proxies will have authority to vote the shares represented by properly executed proxies in accordance with their discretion and judgment as to the best interests of Prime.

                                   THE MERGER

Purpose And Effect Of The Merger

  Wells Fargo is using the merger to acquire Prime. As a result of the merger, Prime will become a wholly-owned subsidiary of Wells Fargo and shareholders of Prime will receive shares of Wells Fargo common stock for their shares of Prime common stock. Wells Fargo will own all of the outstanding shares of Prime common stock. Shareholders of Prime will become stockholders of Wells Fargo, and their rights will be governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws rather than Texas law and Prime's amended and restated articles of incorporation. See "Comparison Of Stockholder Rights."

Background Of And Reasons For The Merger

  During the first quarter of 1998, the board of directors of Prime began to monitor developments in financial institutions acquisitions in Texas and on a national level. As a result of a perceived improvement in the financial institutions acquisition market and the prospects of increased competition in Prime's market area, the board of directors decided to explore the possibility of maximizing shareholder value by means of a business combination with another financial institution. Pursuant to a letter dated March 9, 1998, Prime engaged Keefe, Bruyette & Woods, Inc. to advise it with respect to a possible business combination.

  During the spring of 1998, KBW contacted a number of large commercial banking organizations that it believed might have an interest in acquiring Prime. Several of those banking organizations requested confidential information regarding Prime and after analyzing such information, submitted non-binding indications of interest. Based on the non-binding indications of interest received, the board of directors of Prime decided to negotiate exclusively with one large regional bank. KBW and Prime negotiated the financial terms of the transaction and began negotiating a definitive acquisition agreement. After two months of negotiations, the parties were unable to reach mutually agreeable terms and Prime's board of directors decided to terminate discussions.

  In January of 1999, senior managements of Prime and Wells Fargo held an informal meeting to discuss the possible acquisition of Prime by Wells Fargo. Soon thereafter, Prime sent Wells Fargo some confidential information to analyze. Wells Fargo made an initial offer for Prime that was rejected by Prime's board of directors.

  In the summer of 1999, senior management of Prime met with another regional bank that had expressed an interest in acquiring Prime, but that organization ultimately never made a bid for Prime. At this time, KBW contacted Wells Fargo, which subsequently submitted a written non-binding indication of interest to Prime. The terms of the offer were acceptable to the board of directors, and Prime and KBW began negotiating the financial terms and definitive agreement for the transaction while Wells Fargo was conducting its due diligence examination of Prime.

  Prime's board of directors met on July 27, 1999 to review the proposed merger agreement and consider the transaction with Wells Fargo. At the same meeting, Prime's board of directors also considered a proposal set forth in a non-binding indication of interest from another financial institution delivered to Prime while negotiations with Wells Fargo were in their final stages. Based primarily on an extensive discussion of the terms of the merger agreement and of the financial condition and valuation for both Prime and Wells Fargo, Prime's board of directors determined that the transaction with Wells Fargo was advisable and in the best interests of both Prime and its shareholders. As a result, Prime's board of directors authorized the execution and delivery of the merger agreement.

  In making its decision the board of directors considered a number of factors including, without limitation, the following:

  1. The business, operations, management, financial condition, earnings and future prospects for Wells Fargo based on the board of directors' inquiry into Wells Fargo's past performance, current financial condition and future prospects.

  2. The financial terms of the transaction, including how the price to be received related to prices received by other comparable banking organizations in other financial institutions mergers.

  3. The opinion of KBW, Prime's financial advisor, that the merger consideration to be received by shareholders was fair from a financial point of view.

  4. The substantially increased liquidity that the Wells Fargo stock would provide to Prime shareholders.

  5. The prospects for Prime and Prime Bank continuing to operate as an independent community-based banking organization, including increasing competitive and regulatory burdens and technological challenges facing community banks.

  6. The tax free nature of the exchange of Prime stock for Wells Fargo stock.

  7. The potential for increased dividends.

  8. The protection afforded to Prime by the merger agreement in the event of a decline in the price of the Wells Fargo common stock to be issued in the merger relative to the prices of the shares of a group of regional bank holding companies which KBW believes are generally comparable to Wells Fargo.

  9. The non-economic terms of the transaction, such as impact on existing customers and employees.

  In connection with its discussion, the board of directors of Prime did not give any particular relative weight to the various factors.

  Prime's board of directors has unanimously approved the merger agreement and recommends that Prime shareholders approve the merger agreement at the special meeting.

Opinion Of Prime's Financial Advisor

  The fairness opinion of Prime's financial advisor, Keefe, Bruyette & Woods, Inc. is described below. The description contains the firm's projections, estimates and/or other forward-looking statements about the future earnings or other measures of the future performance of Wells Fargo and Prime. You should not rely on any of these statements as having been made or adopted by Wells Fargo or Prime.

  Prime engaged Keefe, Bruyette & Woods, Inc. ("KBW") to act as its exclusive financial advisor in connection with the merger. KBW agreed to assist Prime in analyzing, structuring, negotiating and effecting a transaction with Wells Fargo. Prime selected KBW because KBW is a nationally recognized investment banking firm with substantial experience in transactions similar to the merger and is familiar with Prime and its business. As part of its investment banking business, KBW is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions.

  As part of its engagement, representatives of KBW attended the meeting of Prime's board of directors held on July 27, 1999 at which the board considered and approved the merger agreement. At the July 27, 1999 meeting, KBW rendered an oral opinion (subsequently confirmed in writing) that, as of that date, the exchange ratio was fair to Prime and its shareholders from a financial point of view. That opinion was reconfirmed and updated in writing as of the date of this proxy statement-prospectus.

  The full text of KBW's updated written opinion is attached as Appendix B to this proxy statement-prospectus and is incorporated herein by reference. Prime's shareholders are urged to read the opinion in its entirety for a description of the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by KBW.

  KBW's opinion is directed to the board of directors of Prime and addresses only the exchange ratio. It does not address the underlying business decision to proceed with merger and does not constitute a recommendation to any Prime shareholder as to how the shareholder should vote at Prime's meeting with respect to the merger or any matter related thereto.

  In rendering its opinion, KBW:

  .  reviewed, among other things:

    .  the merger agreement,

    . Annual Reports to shareholders and Annual Reports on Form 10-K of Wells Fargo,

    .  Annual Reports on Form 10-K of Prime,

    . Certain interim reports to shareholders and Quarterly Reports on Form 10-Q of Wells Fargo,

    .  Quarterly Reports on Form 10-Q of Prime, and

    . Certain internal financial analyses and forecasts for Prime prepared by management.

  .  held discussions with members of senior management of Prime regarding:

    .  past and current business operations,

    .  regulatory relationships,

    .  financial condition, and

    .  future prospects of the respective companies.

  . compared certain financial and stock market information for Wells Fargo and Prime with similar information for certain other companies with publicly traded securities,

  . reviewed the financial terms of certain recent business combinations in the banking industry, and

  .  performed other studies and analyses that it considered appropriate.

  In conducting its review and arriving at its opinion, KBW relied upon and assumed the accuracy and completeness of all of the financial and other information provided to it or publicly available. KBW did not attempt to verify such information independently. KBW relied upon the management of Prime as to the reasonableness and achievability of the financial and operating forecasts and projections (and assumptions and bases therefor) provided to KBW. KBW assumed, without independent verification, that the aggregate allowances for loan losses for Wells Fargo and Prime are adequate to cover those losses. KBW did not make or obtain any evaluations or appraisals of the property of Wells Fargo or Prime, and KBW did not examine any individual credit files.

  The projections furnished to KBW and used by it in certain of its analyses were prepared by Prime's senior management. Prime does not publicly disclose internal management projections of the type provided to KBW in connection with its review of the merger. As a result, such projections were not prepared with a view towards public disclosure. The projections were based on numerous variables and assumptions which are inherently uncertain, including factors related to general economic and competitive conditions. Accordingly, actual results could vary significantly from those set forth in the projections.

  The following is a summary of the material analyses presented by KBW to the Prime board on July 27, 1999 in connection with KBW's July 27, 1999 oral opinion:

  Transaction Summary. KBW calculated the merger consideration to be paid pursuant to the exchange ratio as a multiple of Prime's book value and Prime's last twelve months of earnings, as well as Prime's 1999 and 2000 estimated earnings. This computation assumed KBW estimates of Prime's earnings per share of $1.33 for the last twelve months ended June 30, 1999, an estimated $1.45 in 1999 and an estimated $1.60 in 2000, and an exchange ratio of 0.5908 Wells Fargo shares for each Prime share. Based on those assumptions, this analysis indicated that Prime shareholders would receive shares of Wells Fargo common stock worth $24.59 for each share of Prime common stock held, and that this amount would represent a multiple of 2.8 times book value per share, 18.5 times last twelve months earnings per share, 17.0 times estimated 1999 earnings per share and 15.4 times estimated 2000 earnings per share.

  Discounted Cash Flow Analysis. KBW estimated the present value of future cash flows that would accrue to a holder of a share of Prime common stock, assuming that the shareholder held the stock for five years and then sold it. The analysis was based on earnings forecasts on a stand-alone and independent basis for the years 1999 through 2000 and annual net income growth rate of 10.0% for the years 2001 through 2004. A 22.0% dividend payout ratio was assumed for Prime through the year 2004. An estimated year end stock price was estimated for each year by multiplying the projected annual earnings by a price to trailing twelve months earnings multiple of 14.0 times. In addition, the estimated net income in the year 2004 was multiplied by an earnings multiple ranging from 12.0x to 18.0x to generate a terminal value representing the potential value of Prime in 2004. On the basis of these assumptions, KBW calculated a range of present values ranging from $16.90 to $24.63. These values were compared to the $24.59 offer from Wells Fargo.

  KBW stated that the discounted cash flow present value analysis is a widely used valuation methodology, but noted that it relies on numerous assumptions, including asset and earnings growth rates, terminal values and discount rates. The analysis did not purport to be indicative of the actual values or expected values of Prime common stock.

  Selected Transaction Analysis. KBW reviewed certain financial data related to a set of comparable nationwide bank transactions with announced values between $100 and $400 million since August 1, 1998.

  KBW compared the multiples of price to various factors in the Wells Fargo-Prime merger to the same multiples for mergers involving comparable groups at the time those mergers were announced. The results were as follows:

                          Multiple of Price to Factor

                             Comparable Group Wells Fargo-
   Factor Considered             Average      Prime Merger
   -----------------         ---------------- ------------
   Future 12 Months
    Earnings...............       21.0x          17.0x
   Trailing 12 Months
    Earnings...............       23.3x          18.5x
   Stated Book Value.......       3.17x          2.76x
   Estimated Tangible Book
    Value..................       3.27x          2.90x
   Tangible Book Premium To
    Core Deposits Value....       28.6%          20.4%

  KBW repeated this analysis using current acquiror stock prices. The results were as follows:

                          Multiple of Price to Factor

                             Comparable Group Wells Fargo-
   Factor Considered             Average      Prime Merger
   -----------------         ---------------- ------------
   Future 12 Months
    Earnings...............       20.4x          17.0x
   Trailing 12 Months
    Earnings...............       22.3x          18.5x
   Stated Book Value.......       3.04x          2.76x
   Estimated Tangible Book
    Value..................       3.15x          2.90x
   Tangible Book Premium To
    Core Deposits Value....       27.4%          20.4%

  No company or transaction used as a comparison in the above analysis is identical to Wells Fargo, Prime or the merger. Accordingly, an analysis of these results is not mathematical. Rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared.

  Selected Peer Group Analysis. KBW compared the financial performance and market performance of Wells Fargo to those of a group of comparable holding companies. The comparisons were based on:

  .  various financial measures

    .  earnings performance,
    .  operating efficiency,
    .  capital adequacy and
    .  asset quality.

  .  various measures of market performance

    .  including price/book value,
    .  price to earnings and
    .  dividend yields.

  To perform this analysis, KBW used the financial information as of and for the quarter ended June 30, 1999 and market price information as of July 23, 1999. The companies in the peer group were US regional banks that had total market capitalizations ranging from $6.6 billion to $118.3 billion.

  KBW's analysis showed the following concerning Wells Fargo's financial performance:

Performance Measure                                     Wells Fargo Peer Group
-------------------                                     ----------- ----------
Return on Equity, annualized...........................    16.81%     19.19%
Return on Assets, annualized...........................     1.81%      1.52%
Net Interest Margin, annualized........................     5.65%      3.83%
Efficiency Ratio, annualized...........................    53.82%     56.27%
Leverage Ratio, annualized.............................     7.05%      7.25%
Non-Performing Assets to Total Loans and Other Real
 Estate Owed...........................................     0.80%      0.55%
Loan Loss Reserve to Total Gross Loans.................     2.83%      1.45%

  KBW's analysis showed the following concerning Wells Fargo's market performance:

Performance Measure                                     Wells Fargo Peer Group
-------------------                                     ----------- ----------
Price to Earnings Multiple, based on 1999 estimated
 earnings..............................................    18.7x       17.2x
Price to Earnings Multiple, based on 2000 estimated
 earnings..............................................    16.7x       15.3x
Price to Book Multiples................................    3.29x       3.38x
Price to Tangible Book Multiples.......................    5.77x       4.41x
Dividend Yield.........................................    1.98%       2.44%

  For purposes of the above calculations, all earnings estimates are based upon the KBW estimates for Wells Fargo.

  Contribution Analysis. KBW analyzed the relative contribution of each of Wells Fargo and Prime to certain pro forma balance sheet and income statement items of the combined entity. The contribution analysis showed:

   Prime Contribution To:
     Combined 2000 Estimated Net Income without Cost Savings.............. 0.39%
     Combined Total Assets................................................ 0.58%
   Prime Estimated Pro Forma Ownership.................................... 0.37%

  KBW compared the relative contribution of the balance sheet and income statement items with the estimated pro forma ownership for Prime shareholders based on an exchange ratio of 0.5908. The exchange ratio of 0.5908 was based on a maximum of 10,209,483 shares of Prime common stock expected to be outstanding immediately prior to the merger. Since July 27, 1999, the date of KBW's oral opinion to Prime's board of directors, options to purchase 4,000 shares of Prime common stock have terminated unexercised. As a result, as of the date of this proxy statement-prospectus, the maximum number of shares of Prime common stock expected to be outstanding immediately prior to the merger is 10,205,483. The exchange ratio of 0.5911 used elsewhere in this document and in KBW's updated written opinion attached as Appendix B to this proxy statement-prospectus is based on a maximum of 10,205,483 shares of Prime common stock outstanding immediately prior to the merger. The actual exchange ratio will be greater than 0.5911 if additional options are not exercised before the merger. See "The Merger Agreement--Basic Plan of Reorganization."

  Other Analyses. KBW reviewed the relative financial and market performance of Prime and Wells Fargo to a variety of relevant industry peer groups and indices. KBW also reviewed earnings estimates, balance sheet composition, historical stock performance and other financial data for Wells Fargo.

  In connection with its opinion dated as of the date of this proxy statement-prospectus, KBW performed procedures to update, as necessary, certain of the analyses described above. KBW reviewed the assumptions on which the analyses described above were based and the factors considered in connection therewith. KBW did not perform any analyses in addition to those described above in updating its July 27, 1999 opinion.

  Prime board of directors has retained KBW as an independent contractor to act as financial adviser to Prime regarding the merger. As part of its investment banking business, KBW is continually engaged in the valuation of banking businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. As specialists in the securities of banking companies, KBW has experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of its business as a broker-dealer, KBW may, from time to time, purchase securities from, and sell securities to, Prime and Wells Fargo. As a market maker in securities KBW may from time to time have a long or short position in, and buy or sell, debt or equity securities of Prime and Wells Fargo for KBW's own account and for the accounts of its customers.

  Prime and KBW have entered into an agreement relating to the services to be provided by KBW in connection with the merger. Prime has agreed to pay KBW a cash fee equal to a percentage of the market value of the aggregate consideration offered in the merger for the outstanding Prime common stock, based on the transaction value on a per share basis at the time the merger closes, as follows:

                                                                   Percentage of
                                                                     Aggregate
   Transaction Value Per Share                                     Consideration
   ---------------------------                                     -------------
   Less than $28.00...............................................     0.725
   Greater than or equal to $28.00 but less than $29.00...........     0.800
   Greater than or equal to $29.00 but less than $30.00...........     0.825
   Greater than or equal to $30.00................................     0.850

  Pursuant to the KBW engagement agreement, Prime also agreed to reimburse KBW for reasonable out-of-pocket expenses and disbursements incurred in connection with its retention and to indemnify against certain liabilities, including liabilities under the federal securities laws.

Additional Interests Of Prime Management

  Certain members of Prime's management have interests in the merger that are in addition to their interests as shareholders of Prime generally. These additional interests are described below. Prime's board of directors was aware of these interests and considered them, among other things, when it approved the merger agreement.

 Employment And Non-Competition Agreements With Wells Fargo

  The following officers of Prime have entered into employment and non-compete agreements with Wells Fargo, Prime Bancshares, Inc. and Prime Bank: L. Anderson Creel, James G. Dickson, Jr., E. J. Guzzo, Steven H. Jackson and Walter L. Kopycinski. The terms of these agreements are described below.

  Effective Date and Term. The term of each agreement will begin on the day immediately following the effective date of the merger and will end one year thereafter, except for Mr. Guzzo, whose employment term will end 18 months following the effective date of the merger.

  Services and Payment. Messrs. Creel, Dickson, Jackson and Kopycinski each will be employed as a regular employee of Prime Bank at an officer level. Mr. Guzzo will be employed in the position of Vice Chairman of the Houston region. In exchange for their services, Prime Bank will pay base annual salaries to Messrs. Creel, Dickson, Jackson and Kopycinski of $126,787, $134,274, $137,812 and $126,787, respectively, and mandatory bonuses of $33,206, $35,167, $36,094 and $33,206, respectively. In exchange for his services, Mr. Guzzo will receive a base annual salary of $252,000 for the first year of the term of his agreement and a base annual salary of $264,600 for the remaining six months of the term of his agreement. Mr. Guzzo will also receive a mandatory bonus of $132,000 for the first year of the term of his agreement and a mandatory bonus of $66,000 for the remaining six months of the term of his agreement.

  Car Allowance. Messrs. Creel, Dickson, Jackson and Kopycinski will each receive a car allowance of at least $500 per month ($650 in the case of Mr. Jackson) during the term of their employment.

  Non-Compete. Messrs. Creel, Dickson, Guzzo, Jackson and Kopycinski have also each agreed that, while employed by Prime Bank and for a period of one year (18 months in case of Mr. Guzzo) thereafter, subject to a minimum in any event of two years (three years in the case of Mr. Guzzo) from the effective date of their respective employment agreements, they will not, directly or indirectly, do any of the following within Harris County, Texas:

  .  engage in the commercial banking or thrift business;

  . aid or assist anyone in engaging in or entering into the commercial banking or thrift business;

  . reestablish or reopen any business substantially the same as all or any part of the business of Prime Bank or Wells Fargo;

  . in any manner become interested directly or indirectly, as employee, owner, partner, shareholder, director, officer or otherwise, in a commercial banking or thrift business; provided, however, that for this purpose the term "shareholder" does not include any investment in an organization where the person owns less than 5% of the stock issued and outstanding; or

  . solicit, directly or indirectly, an employee of Prime Bank or Wells Fargo for the purpose of encouraging that employee to leave said employment.

  In consideration of observing these restrictions, subject to certain exceptions, Messrs. Creel, Dickson, Jackson and Kopycinski will receive lump sum payments of $79,996, $84,720, $86,953 and $79,996, respectively, on the last date of their employment and additional lump sum payments of $79,996, $84,720, $86,953 and $79,996, respectively, six months later. Also subject to certain exceptions, Mr. Guzzo will receive a lump sum payment of $198,300 on his last date of employment, another lump sum payment of $198,300 six months later and a final lump sum payment of $198,300 12 months after the last date of his employment.

 Accelerated Vesting of Prime Stock Options

  In connection with the merger, options to purchase 129,400 shares of Prime common stock will accelerate and be exercisable for a period of time prior to the merger. Some of these options are held by the executive officers of Prime named below. The remaining options are held by non-executive officers of Prime.

         Name                                                           Shares
         ----                                                           -------
   E. J. Guzzo.........................................................  48,000
   L. Anderson Creel...................................................  12,000
   James G. Dickson, Jr................................................  12,000
   Steven H. Jackson...................................................  12,000
   Walter L. Kopycinski................................................  12,000
   Non-executive officers as a group (17 persons)......................  33,400
                                                                        -------
     Total............................................................. 129,400
                                                                        =======

 Benefit Plans

  As described elsewhere in this proxy statement-prospectus, in connection with the merger agreement, Prime has agreed to take certain actions on or before the effective date of the merger with respect to the 1984 Incentive Stock Option Plan of Independent Bancorp, Inc., the 1993 Incentive Stock Option Plan of Independent Bancorp, Inc. and the Prime Bancshares, Inc. 1997 Stock Incentive Plan, which actions may be construed to be a benefit to plan participants, including management of Prime. See "The Merger Agreement--Certain Covenants-- Termination of Stock Option Plans and Cancellation of Unexercised Stock Options."

 Indemnification and Insurance

  Wells Fargo has agreed to ensure that all rights to indemnification and all limitations of liability existing in Prime's amended and restated articles of incorporation or bylaws in favor of the present and former directors and officers of Prime or any Prime subsidiary with respect to claims arising from
(a) facts or events that occurred before the effective time of the merger or
(b) the merger agreement or any of the transactions contemplated thereby will survive the merger and continue in full force and effect.

  Subject to certain exceptions and limitations, Wells Fargo has also agreed to use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Prime with respect to claims arising from facts or events that occurred before the merger becomes effective.

Dissenters' Rights

  Prime shareholders will not be entitled to dissenters' appraisal rights under Texas law or any other statute in connection with the merger. See "Comparison Of Stockholder Rights--Appraisal Rights."

Exchange Of Certificates

  After completion of the merger, Norwest Bank Minnesota, National Association, acting as exchange agent for Wells Fargo, will mail to each holder of record of shares of Prime common stock a form of letter of transmittal, together with instructions for the exchange of the holder's Prime stock certificates for a certificate representing Wells Fargo common stock.

  Prime shareholders should not send in their certificates until they receive the letter of transmittal form and instructions.

  No dividend or other distribution declared on Wells Fargo common stock after completion of the merger will be paid to the holder of any certificates for shares of Prime common stock until after the certificates have been surrendered for exchange.

  When the exchange agent receives a surrendered certificate or certificates from a shareholder, together with a properly completed letter of transmittal, it will issue and mail to the shareholder a certificate representing the number of whole shares of Wells Fargo common stock to which the shareholder is entitled, plus cash in the amount of any remaining fractional share and any cash dividends that are payable with respect to the shares of Wells Fargo common stock so issued. No interest will be paid on the fractional share amount or amounts payable as dividends or other distributions.

  A certificate for Wells Fargo common stock may be issued in a name other than the name in which the surrendered certificate is registered if (a) the certificate surrendered is properly endorsed and accompanied by all documents required to transfer the shares to the new holder and (b) the person requesting the issuance of the Wells Fargo common stock certificate either pays to the exchange agent in advance any transfer and other taxes due or establishes to the satisfaction of the exchange agent that such taxes have been paid or are not due.

  The exchange agent will issue stock certificates for Wells Fargo common stock in exchange for lost, stolen or destroyed certificates for Prime common stock upon receipt of a lost certificate affidavit and a bond indemnifying Wells Fargo for any claim that may be made against Wells Fargo as a result of the lost, stolen or destroyed certificates.

  After completion of the merger, no transfers will be permitted on the books of Prime. If, after completion of the merger, certificates for Prime common stock are presented for transfer to the exchange agent, they will be canceled and exchanged for certificates representing Wells Fargo common stock.

  None of Wells Fargo, Prime, the exchange agent or any other person will be liable to any former holder of Prime common stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

Regulatory Approvals

  The merger is subject to the prior approval of the Board of Governors of the Federal Reserve System. The approval of the Federal Reserve Board is required because Wells Fargo is a bank holding company registered under the Bank Holding Company Act. On November 4, 1999, Wells Fargo filed an application with the Federal Reserve Board requesting approval of the merger. The Federal Reserve Board approved the merger as of December 10, 1999.

  The merger is also subject to certain filing and other requirements of the Texas Department of Banking. Wells Fargo has filed the required notice of merger with the Texas Department of Banking.

  The approval of an application means only that the regulatory criteria for approval have been satisfied or waived. It does not mean that the approving authority has determined that the consideration to be received by Prime shareholders is fair. Regulatory approval does not constitute an endorsement or recommendation of the merger.

  Wells Fargo and Prime are not aware of any governmental approvals or compliance with banking laws and regulations that are required for the merger to become effective other than those described above. Wells Fargo and Prime intend to seek any other approval and to take any other action that may be required to effect the merger. There can be no assurance that any required approval or action can be obtained or taken prior to the special meeting.

  The merger cannot be completed unless all necessary regulatory approvals are granted. Wells Fargo may elect not to complete the merger if any condition under which any regulatory approval is granted is unreasonably burdensome to Wells Fargo. See "The Merger Agreement--Conditions To The Merger" and "-- Termination Of The Reorganization Agreement."

Effect Of Merger On Prime's Employee Benefit Plans

  The merger agreement provides that, subject to any eligibility requirements applicable to such plans, employees of Prime will be entitled to participate in those Wells Fargo employee benefit and welfare plans specified in the merger agreement. Eligible employees of Prime will enter each of such plans no later than the first day of the calendar quarter which begins at least 32 days after completion of the merger.

U.S. Federal Income Tax Consequences Of The Merger

  The federal income tax discussion set forth below is included herein for general information only. Prime shareholders are urged to consult with their own tax advisors to determine the particular tax consequences to them of the merger, including the application and effect of state, local and foreign income or other tax laws.

  Set forth below is a summary of the opinion provided by Bracewell & Patterson, L.L.P. concerning the material federal income tax consequences to holders of Prime common stock who dispose of their Prime common stock in the merger. This discussion is primarily based on the Internal Revenue Code of 1986, as amended (the "Code") and the Treasury Regulations promulgated thereunder.

  The following discussion is limited to the material federal income tax aspects of the merger to a holder of Prime common stock who is a citizen or resident of the United States and who, on the date of disposition of his shares of Prime common stock, holds such shares as a capital asset. This discussion does not purport to deal with all aspects of taxation that may be relevant to particular investors in light of their personal investment circumstances, or to certain types of investors, including insurance companies, tax-exempt organizations, financial institutions, broker-dealers, "S" corporations, limited liability corporations, foreign corporations and tax payers subject to alternative minimum tax. Further, this discussion does not consider the state, local, or foreign tax consequences of the merger to a holder of Prime common stock.

  Prime has been advised by its special counsel, Bracewell & Patterson, L.L.P., that based on the Code, judicial decisions, and certain factual assumptions, the merger will qualify as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code. The following is a summary of the federal income tax consequences set forth in the form of a proposed legal opinion to be delivered by Bracewell & Patterson, L.L.P., a copy of which is included as an exhibit to the Registration Statement filed by Wells Fargo. See "Where You Can Find More Information." In rendering this opinion, Bracewell & Patterson, L.L.P. has assumed, among other matters, that there is no plan or intention on the part of Prime shareholders to sell, exchange or dispose of a number of shares of Wells Fargo common stock received in the merger that would reduce the shareholders' ownership of Wells Fargo common stock to a number of shares having a value, as of the effective date of the merger, of less than 50% of the value of all of the formerly outstanding Prime common stock as of the effective date of the merger.

  The merger should qualify for federal income tax purposes as a "reorganization" within the meaning of Section 368(a)(1)(A) of the Code, and, as such, will result in the following federal income tax consequences to holders of Prime common stock:

  1. No gain or loss will be realized by holders of Prime common stock to the extent they exchange their shares of Prime common stock for shares of Wells Fargo common stock pursuant to the terms of the merger.

  2. The aggregate basis of Wells Fargo common stock received by each Prime shareholder in the merger will be the same as the aggregate basis of the Prime common stock surrendered and exchanged therefor, decreased by the amount of cash received and increased by the amount of gain realized by the shareholder under the exchange.

  3. The holding period of Wells Fargo common stock received by each Prime shareholder will include the period during which Prime common stock surrendered therefor was held, provided the Prime common stock is a capital asset in the hands of the Prime shareholder on the date of the exchange. The payment of cash in lieu of fractional shares of Wells Fargo common stock will be treated as a sale or exchange of such fractional shares potentially eligible for capital gains treatment.

  4. Unless an exemption applies, under the backup withholding rules of
     Section 3406 of the Code, an exchange agent shall be required to withhold, and will withhold, 31% of all cash payments to which a Prime shareholder is entitled pursuant to the merger (unless such shareholder provides his taxpayer identification number--social security number in the case of an individual, or Employer Identification Number in other cases) and certifies that such number is correct.

  Neither the foregoing discussion nor the opinion of Bracewell & Patterson, L.L.P. to Prime is binding on the Internal Revenue Service ("IRS") or the courts. As such, the foregoing presents only a general description of the material federal income tax consequences to holders of Prime common stock of the transactions contemplated by the merger. Accordingly, each shareholder is urged to consult his or her own tax advisor with respect to all tax consequences stemming from the merger that may affect the shareholders.

Resale Of Wells Fargo Common Stock Issued In The Merger

  The Wells Fargo common stock issued in the merger will be freely transferable under the Securities Act of 1933, except for shares issued to Prime shareholders who are considered to be "affiliates" of Prime or Wells Fargo under Rule 145 under the Securities Act or of Wells Fargo under Rule 144 under the Securities Act. The definition of "affiliate" is complex and depends on the specific facts, but generally includes directors, executive officers, 10% stockholders and other persons with the power to direct the management and policies of the company in question.

  Affiliates of Prime may not sell the shares of Wells Fargo common stock received in the merger except (a) pursuant to an effective registration statement under the Securities Act, (b) in compliance with an exemption from the registration requirements of the Securities Act or (c) in compliance with Rule 144 and Rule 145 under the Securities Act. Generally, those rules permit resales of stock received by affiliates so long as Wells Fargo has complied with certain reporting requirements and the selling stockholder complies with certain volume and manner of sale restrictions.

  Prime has agreed to use its best efforts to deliver to Wells Fargo signed representations by each person who may be deemed to be an affiliate of Prime that the person will not sell, transfer or otherwise dispose of the shares of Wells Fargo common stock to be received by the person in the merger except in compliance with the applicable provisions of the Securities Act and the rules and regulations promulgated thereunder.

  This proxy statement-prospectus does not cover any resales of Wells Fargo common stock received by affiliates of Prime.

Stock Exchange Listing

  The shares of Wells Fargo common stock to be issued in the merger will be listed on the New York Stock Exchange and the Chicago Stock Exchange. The listing of the Wells Fargo common stock to be issued in the merger is a condition to Prime's obligation to complete the merger.

Accounting Treatment

  Wells Fargo will account for the merger as a purchase. Wells Fargo will record, at fair value, the acquired assets and assumed liabilities of Prime. To the extent the total purchase price exceeds the fair value of the assets acquired and liabilities assumed, Wells Fargo will record goodwill. Wells Fargo will include in its results of operations the results of Prime's operations after the merger.

  The unaudited pro forma data included in this proxy statement-prospectus for the merger have been prepared using the purchase method of accounting. See "Summary--Comparative Per Common Share Data."

                              THE MERGER AGREEMENT

  The following is a summary of certain provisions of the merger agreement, a copy of which is attached to this proxy statement-prospectus as Appendix A. The merger agreement is incorporated by reference into this proxy statement-prospectus. This summary is qualified in its entirety by reference to the full text of the merger agreement. Prime shareholders are encouraged to read the merger agreement carefully and in its entirety. Parenthetical references are to the relevant paragraph(s) or exhibit(s) of the merger agreement.

Basic Plan Of Reorganization

  The merger agreement provides that a wholly-owned subsidiary of Wells Fargo will merge by statutory merger with and into Prime, with Prime as the surviving corporation. (paragraph 1(a))

 Exchange Of Prime Shares For Wells Fargo Shares

  In the merger, each share of Prime common stock outstanding immediately before the merger will be exchanged for the number of shares of Wells Fargo common stock determined by dividing 6,032,096 by the number of shares of Prime common stock then outstanding. (paragraph 1(a))

  At the record date for the special meeting, there were outstanding 9,804,483 shares of Prime common stock and options to purchase 401,000 shares of Prime common stock. All of the outstanding options are currently exercisable or will become exercisable prior to the merger. Assuming all options are exercised, there will be a total of 10,205,483 shares of Prime common stock outstanding immediately before the merger. Based on this number, Wells Fargo will exchange
0.5911 shares of Wells Fargo common stock for each share of Prime common stock.

  The actual exchange ratio will be greater than 0.5911 if outstanding options are not exercised before the merger. The outstanding options have exercise prices ranging from $2.33 to $19.69 per share, depending on the date the options were granted. Under the merger agreement, any options that are not exercised before the merger will terminate upon completion of the merger. As a result, so long as the market value of Prime common stock exceeds the exercise price of an option, it is likely that the option will be exercised prior to completion of the merger. Management of Prime, however, cannot predict whether all outstanding options to purchase Prime common stock will be exercised.

  If before the merger is completed the outstanding shares of Wells Fargo are increased, decreased or changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, reclassification, recapitalization, stock dividend, stock split or other similar change in capitalization, then an appropriate and proportionate adjustment will be made to the exchange ratio. (paragraph 1(b))

  No adjustment will be made to the number of shares of Wells Fargo common stock you will receive to reflect fluctuations in the price of Wells Fargo common stock occurring before or after the special meeting.

 Cash In Lieu Of Fractional Shares

  If the aggregate number of shares of Wells Fargo common stock you will receive in the merger does not equal a whole number, you will receive cash in lieu of the fractional share. The cash payment will be equal to the product of the fractional part of the share of Wells Fargo common stock multiplied by the average of the closing prices of a share of Wells Fargo common stock as reported on the consolidated tape of the New York Stock Exchange for each of the five trading days ending on the day immediately preceding the special meeting. (paragraph 1(c))

 Effective Date And Time Of The Merger

  The effective date of the merger will be the day on which articles of merger are filed with and accepted by the Texas Secretary of State. The merger agreement provides that articles of merger will be filed within 10 business days after the satisfaction or waiver of all conditions to the merger or such other date as Wells Fargo and Prime may agree, except that the closing of the merger may not occur before January 15, 2000. The effective time of the merger will be 11:59 p.m., Austin, Texas time, on the effective date of the merger. (paragraph 1(d))

Representations And Warranties

  The merger agreement contains various representations and warranties by Wells Fargo and Prime concerning (a) their organization and legal authority to engage in their respective businesses; (b) their capitalization; (c) their corporate authority to enter into the merger agreement and complete the merger, (d) the absence of certain material changes; (e) compliance with laws; (f) material contracts; (g) absence of certain litigation; and (h) undisclosed liabilities. (paragraphs 2 and 3) Because the representations and warranties do not survive completion of the merger, they function primarily as a due diligence device and a closing condition (that is, they must continue to be true in all material respects until the merger is completed).

Certain Covenants

  The merger agreement has a number of covenants and agreements that govern the actions of Prime and Wells Fargo pending completion of the merger. Some of the covenants and agreements are summarized below.

 Termination of Stock Option Plans and Cancellation Of Unexercised Stock
Options

  Prime has agreed to take such action as is necessary under the 1984 Incentive Stock Option Plan of Independent Bancorp, Inc., the 1993 Incentive Stock Option Plan of Independent Bancorp, Inc. and the Prime Bancshares, Inc. 1997 Stock Incentive Plan to:

  . terminate the plans as of immediately prior to the effective date of the merger; and

  . cancel, effective as of immediately prior to the effective date of the merger, all options and awards granted under such plans that are unexercised as of immediately prior to the effective date of the merger. (paragraph 4(q))

 Employee Benefit Plans and Compensation Arrangements

  Prime and each of its subsidiaries has agreed to take all action necessary or required to:

  . terminate or amend, if requested by Wells Fargo, all qualified pension and welfare benefit plans and compensation arrangements as of the effective date of the merger; and

  . authorize and delegate the power to vote Prime common stock held in the Prime Bancshares, Inc. 401(k) to the plan's independent third party fiduciary. (paragraph 4(j))

 Conduct Of Business

  Prime. Under the merger agreement, Prime and each Prime subsidiary is required to maintain its corporate existence in good standing, maintain the general character of its business, conduct its business in the ordinary and usual manner, extend credit in accordance with existing lending policies and provide Wells Fargo with access to its loan files. Prime and each Prime subsidiary may make loans of up to $500,000 without the prior review of Wells Fargo so long as the loans are made in accordance with existing lending policies, except that it may not, without the prior written consent of Wells Fargo, unless such consent is deemed waived under the merger agreement, make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the merger agreement and except for increases in existing loans in excess of 10% of the principal amount of such loan, but up to a maximum of $100,000 for such loan) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $1,000,000, provided such loan complies fully with and is rated a "pass" under Prime's lending policy as in effect as of the date of the merger agreement.

  The merger agreement places restrictions on the ability of Prime and each Prime subsidiary to take certain actions without Wells Fargo's consent, including:

  . amending or otherwise changing its articles of incorporation or association or bylaws;

  . issuing or selling or authorizing for issuance or sale, or granting any options or making other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share equivalents, or any other of its securities, except that Prime may issue shares of Prime common stock upon exercise of outstanding options;

  . amending or terminating any employee benefit plans except as required by law except that Prime may take such action as is necessary to amend 1993 Incentive Stock Option Plan of Independent Bancorp, Inc. to permit the acceleration of vesting of options thereunder and to permit such options to be exercised prior to the effective date of the merger otherwise upon and subject to the conditions set forth therein upon a change in control;

  . declaring dividends other than any dividend declared by a subsidiary's board of directors in accordance with applicable law and regulation, provided that Prime's board of directors may declare and pay cash dividends to Prime shareholders out of net earnings of Prime between June 30, 1999 and the effective time of the merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed a quarterly rate of $.08 per share, and provided further that Prime shareholders shall be entitled to a dividend on Prime common stock or Wells Fargo common stock, but not both, in the calendar quarter in which the merger closes;

  .  redeeming, purchasing or otherwise acquiring any capital stock of Prime;

  . increasing the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices (including bonus plans), provided that Prime may, in addition, accrue and pay bonuses in the aggregate not to exceed $250,000 for retention purposes. (paragraphs 4(a) and (b))

  Some of these restrictions apply only if the amount in question exceeds a threshold dollar value.

  Wells Fargo. Wells Fargo has agreed to conduct its business and to cause its significant subsidiaries to conduct their respective businesses in compliance with all material obligations and duties imposed by laws, regulations, rules and ordinances or by judicial orders, judgments and decrees applicable to them or to their businesses or properties.

 Competing Transactions

  Neither Prime nor any Prime subsidiary nor any director, officer, representative or agent of Prime or any Prime subsidiary may, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with, any third party concerning any offer or possible offer to (a) purchase its common stock, any security convertible into its common stock, or any other equity security of Prime or any of its subsidiaries, (b) make a tender or exchange offer for any shares of its common stock or other equity security of Prime or any of its subsidiaries, (c) purchase, lease or otherwise acquire the assets of Prime or any of its subsidiaries except in the ordinary course of business or (d) merge, consolidate or otherwise combine with Prime or any of its subsidiaries. Prime and each of its subsidiaries, as applicable, has also agreed to promptly inform Wells Fargo if any third party makes an offer or inquiry concerning any of the foregoing. (paragraph 4(h))

 Year 2000 Compliance

  Prime will cooperate with Wells Fargo to assess the impact of the merger on Prime's continued compliance with the Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council (FFIEC) Interagency Statement on the Year 2000 and subsequent guidance documents. Prime will take such action, in consultation with Wells Fargo, as may be necessary to amend Prime's Year 2000 project assessment and remediation plan. Prime will continue its current preparations for compliance with the FFIEC requirements and will not rely on the completion of the merger to satisfy its FFIEC requirements. (paragraph 4(p))

 Other Covenants

  The merger agreement contains various other covenants, including covenants relating to the preparation and distribution of this proxy statement-prospectus, access to information, and the listing on the New York and Chicago Stock Exchanges of the shares of Wells Fargo common stock to be issued in the merger. In addition, Prime has agreed to (a) subject to a number of exceptions, establish such additional accruals and reserves as are necessary to conform its accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Prime's business after the merger and (b) use its best efforts to deliver to Wells Fargo prior to completion of the merger signed representations substantially in the form attached as Exhibit B to the merger agreement from each executive officer, director or shareholder of Prime who may reasonably be deemed an "affiliate" of Prime within the meaning of such term as used in Rule 145 of the Securities Act. (paragraphs 4(l) and 4(m) and Exhibit B) See "The Merger--Resale Of Wells Fargo Common Stock Issued In The Merger."

Conditions To The Merger

  Under the merger agreement, various conditions are required to be met before the parties are obligated to complete the merger. These conditions are customary and include such items as the receipt of shareholder, regulatory and listing approval, and the receipt by Prime of a favorable tax opinion. (paragraphs 6 and 7) See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

  The obligations of the parties are also subject to the continued accuracy of the other party's representations and warranties, the performance by the other party of its obligations under the merger agreement, and, subject to certain exceptions, the absence of any changes that have had or might be reasonably expected to have an adverse effect on the financial condition, results of operations or business of Prime and its subsidiaries taken as a whole. Some of the conditions to the merger are subject to exceptions and/or a "materiality" standard. Certain conditions to the merger may be waived by the party seeking to assert the condition. (paragraphs 6 and 7)

Termination Of The Merger Agreement

  Termination by Mutual Consent. Wells Fargo and Prime may agree to terminate the merger agreement at any time before completion of the merger. (paragraph 9(a)(i))

  Termination by Either Wells Fargo or Prime. Either Wells Fargo or Prime may terminate the merger agreement if any of the following occurs:

  . The merger has not been completed by March 15, 2000, unless the failure to complete the merger is due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements to be observed or performed by the party. (paragraph 9(a)(ii))

  . A court or governmental authority of competent jurisdiction has issued a final order restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement. (paragraph 9(a)(iii))

  Termination by Prime. Prime may terminate the merger agreement, within five days after the end of the Index Measurement Period (defined below), if both of the following conditions are satisfied:

  (1) the Wells Fargo Measurement Price is less than $36.00; and

  (2) the number obtained by dividing the Wells Fargo Measurement Price by the closing price of Wells Fargo common stock on the trading day immediately preceding the date of the merger agreement is less than the number obtained by dividing the Final Index Price (defined below) by the Initial Index Price (defined below) and subtracting 0.15 from such quotient. (paragraph 9(a)(iv))

  For purposes of this provision:

  . The "Company Market Capitalization" means (a) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of the merger agreement multiplied by (b) the number of shares of common stock of such company outstanding as of June 30, 1999 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1999 and the close of the trading day immediately preceding the date of the merger agreement).

  . The "Index Group" means all of those companies listed below the common stock of which is publicly traded and as to which there is, during the period of 20 trading days ending on the day immediately preceding the special meeting of Prime shareholders (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of the merger agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of the merger agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

      Bank of America Corporation
      Bank One Corporation
      First Union Corporation
      U.S. Bancorp
      Fleet Financial Group, Inc.
      SunTrust Banks, Inc.
      National City Corporation
      Fifth Third Bancorp
      Mellon Bank Corporation
      PNC Bank Corp.
      Wachovia Corporation
      KeyCorp
      State Street Corporation
      BB&T Corporation
      Northern Trust Corporation
      Comerica Incorporated
      Regions Financial Corporation
      Huntington Bancshares Incorporated
      Marshall & Ilsley Corporation
      Summit Bancorp

  . The "Initial Index Price" means the sum of the following, calculated for each of the companies in the Index Group: (a) the closing price per share of common stock of each such company on the trading day immediately preceding the date of the merger agreement multiplied by (b) the Weighting Factor (as defined below) for each such company.

  . The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (a) the Final Price for each such company multiplied by (b) the Weighting Factor (as defined below) for each such company.

  . The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

  . The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

  . The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

  . The "Wells Fargo Measurement Price" means the average closing price of a share of Wells Fargo common stock as reported on the composite tape of the New York Stock Exchange during the Index Measurement Period. (paragraph 9(c))

  Any decision by Prime's board of directors regarding termination of the merger agreement will be made in the board's sole discretion and could result in either of the following:

  . shareholders of Prime receiving merger consideration with less aggregate value than was anticipated at the time the merger agreement was signed, or

  . termination of the merger agreement, in which event Prime shareholders would not receive any merger consideration but would retain their Prime common stock.

Waiver And Amendment

  Either Wells Fargo or Prime may waive any inaccuracies in the representations and warranties of the other party or compliance by the other party with any of the covenants or conditions contained in the merger agreement. (paragraph 16)

  Wells Fargo and Prime can amend the merger agreement at any time before the merger is completed; however, the merger agreement prohibits them from amending the merger agreement after Prime shareholders approve the merger if the amendment would change in a manner adverse to Prime shareholders the consideration to be received by Prime shareholders in the merger. (paragraph
17)

Expenses

  Unless otherwise specified in the merger agreement, Wells Fargo and Prime will each pay their own expenses in connection with the merger, including fees and expenses of their respective independent auditors and counsel. (paragraph
10)

                        COMPARISON OF STOCKHOLDER RIGHTS

  The following is a summary of material differences between the rights of Prime shareholders and the rights of Wells Fargo stockholders. It is not a complete statement of the provisions affecting, and the differences between, the rights of Prime shareholders and Wells Fargo stockholders. The summary is qualified in its entirety by reference to the Texas Business Corporation Act
(TBCA), the Delaware General Corporation Law (DGCL), Prime's amended and restated articles of incorporation and bylaws, and Wells Fargo's restated certificate of incorporation and bylaws.

General

  Upon completion of the merger, holders of Prime common stock will become stockholders of Wells Fargo. There are material differences in the rights of Prime shareholders as compared with the rights of Wells Fargo stockholders. The rights of Prime shareholders are governed by Texas law and Prime's amended and restated articles of incorporation and bylaws. The rights of Wells Fargo stockholders are governed by Delaware law and Wells Fargo's restated certificate of incorporation and bylaws.

  A description of Wells Fargo's common stock is contained in Wells Fargo's current report on Form 8-K filed October 14, 1997. A description of the preferred stock purchase rights that are attached to shares of Wells Fargo common stock is included in Wells Fargo's registration statement on Form 8-A dated October 21, 1998. See "Where You Can Find More Information." These descriptions may be updated from time to time by amendments or reports filed by Wells Fargo with the SEC.

Authorized And Outstanding Capital Stock

  Wells Fargo. Wells Fargo's restated certificate of incorporation currently authorizes the issuance of 4,000,000,000 shares of Wells Fargo common stock, par value $1 2/3 per share, 20,000,000 shares of preferred stock, without par value, and 4,000,000 shares of preference stock, without par value. At September 30, 1999, there were 1,649,763,637 shares of Wells Fargo common stock outstanding, 6,550,197 shares of Wells Fargo preferred stock outstanding, and no shares of Wells Fargo preference stock outstanding.

  Prime. Prime's amended and restated articles of incorporation authorize the issuance of 15,000,000 shares of cumulative preferred stock, $1.00 par value per share, none of which are issued and outstanding, and 50,000,000 shares of common stock, $0.25 par value per share, of which 9,804,483 were issued and outstanding as of September 30, 1999.

Rights Plan

  Wells Fargo. Each share of Wells Fargo common stock (including shares that will be issued in the merger) has attached to it one preferred share purchase right. Once exercisable, each right allows the holder to purchase a fractional share of Wells Fargo's Series C Junior Participating Preferred Stock. A right, by itself, does not confer on its holder any rights of a Wells Fargo stockholder, including the right to vote or receive dividends, until the right is exercised. The rights trade automatically with shares of Wells Fargo common stock. The rights are designed to protect the interests of Wells Fargo and its stockholders against coercive takeover tactics. The rights are intended to encourage potential acquirors to negotiate on behalf of all stockholders the terms of any proposed takeover. Although not their purpose, the rights may deter takeover proposals.

  Prime. Prime has no comparable share purchase rights plan.

Number And Election Of Directors

  Wells Fargo. Wells Fargo's bylaws provide for a board of directors consisting of not less than 10 nor more than 28 persons, each serving a term of one year or until his or her earlier death, resignation or removal.

The number of directors of Wells Fargo is currently fixed at 25. Directors of Wells Fargo may be removed with or without cause by the affirmative vote of the holders of a majority of the shares of Wells Fargo capital stock entitled to vote thereon. Vacancies on Wells Fargo's board of directors may be filled by majority vote of the remaining directors or, in the event a vacancy is not so filled or if no director remains, by the stockholders. Directors of Wells Fargo are elected by plurality of the votes of shares of Wells Fargo capital stock entitled to vote thereon present in person or by proxy at the meeting at which directors are elected. Wells Fargo's restated certificate of incorporation does not currently permit cumulative voting in the election of directors.

  Prime. Prime's bylaws provide that the number of directors composing the board of directors shall be determined from time to time by the board of directors. Prime's board of directors, by resolution, has fixed the number of directors at six. In accordance with Prime's bylaws, members of the board of directors are divided into three classes: Class I, Class II and Class III, with the directors being elected for staggered, three-year terms. Cumulative voting is not permitted for the election of directors. At any meeting of shareholders called expressly for the purpose of removal, any director or the entire board of directors of Prime may be removed, but only for cause, by a vote of the holders of a majority of the shares entitled to vote for the election of such directors. Vacancies existing on the board of directors for any reason may be filled by the affirmative vote of a majority of the remaining directors.

Amendment Of Governing Documents

  Wells Fargo. Wells Fargo's restated certificate of incorporation may be amended only if the proposed amendment is approved by Wells Fargo's board of directors and thereafter approved by a majority of the outstanding stock entitled to vote thereon and by a majority of the outstanding stock of each class entitled to vote thereon as a class. Wells Fargo's bylaws may be amended by a majority of Wells Fargo's board of directors or by a majority of the outstanding stock entitled to vote thereon. Shares of Wells Fargo preferred stock and Wells Fargo preference stock currently authorized in Wells Fargo's restated certificate of incorporation may be issued by Wells Fargo's board of directors without amending Wells Fargo's restated certificate of incorporation or otherwise obtaining the approval of Wells Fargo's stockholders.

  Prime. Pursuant to Prime's amended and restated articles of incorporation, amendments to Prime's amended and restated articles of incorporation require the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote thereon, unless any class or series of shares is entitled to vote thereon. Prime's bylaws may be amended only by a vote of the majority of Prime's board of directors. Prime's shareholders do not have the power to amend the bylaws.

Approval Of Mergers And Assets Sales

  Wells Fargo. Except as described below, the affirmative vote of a majority of the outstanding shares of Wells Fargo common stock entitled to vote thereon is required to approve a merger or consolidation involving Wells Fargo or the sale, lease or exchange of all or substantially all of Wells Fargo's corporate assets. No vote of the stockholders is required, however, in connection with a merger in which Wells Fargo is the surviving corporation and (a) the agreement of merger for the merger does not amend in any respect Wells Fargo's restated certificate of incorporation, (b) each share of capital stock outstanding immediately before the merger is to be an identical outstanding or treasury share of Wells Fargo after the merger and (c) the number of shares of capital stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) does not exceed 20% of the shares of Wells Fargo's capital stock outstanding immediately before the merger.

  Prime. The affirmative vote of a majority of the outstanding shares of Prime common stock entitled to vote thereon is required to approve a merger or consolidation involving Prime or the sale, lease or exchange of all or substantially all of Prime's corporate assets.

Preemptive Rights

  Wells Fargo. Neither Wells Fargo's restated certificate of incorporation nor its bylaws grants preemptive rights to its stockholders.

  Prime. Prime's amended and restated articles of incorporation deny preemptive rights to the shareholders.

Appraisal Rights

  Wells Fargo. Section 262 of the DGCL provides for stockholder appraisal rights in connection with consolidations and mergers generally; however, appraisal rights are not available to holders of any class or series of stock that, at the record date fixed to determine stockholders entitled to receive notice of and to vote at the meeting to act upon the agreement of consolidation or merger, were either (a) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (b) held of record by more than 2,000 stockholders, so long as stockholders receive shares of the surviving corporation or another corporation whose shares are so listed or designated or held by more than 2,000 stockholders. Wells Fargo common stock is listed on the New York Stock Exchange and the Chicago Stock Exchange and currently held by more than 2,000 stockholders. As a result, assuming that the other conditions described above are satisfied, holders of Wells Fargo common stock will not have appraisal rights in connection with consolidations and mergers involving Wells Fargo.

  Prime. Shareholders of Texas corporations are entitled to exercise certain dissenters' appraisal rights in the event of a sale, lease, exchange, or other disposition of all, or substantially all, of the property and assets of the corporation not made in the ordinary course of business, and with the exception discussed below, a merger or consolidation. Under Article 5.11B of the TBCA, however, shareholders do not have dissenters' rights if, in connection with a merger, the stock of the corporation held by the shareholders is either listed on a national securities exchange or is held of record by not less than 2,000 shareholders and, pursuant to the plan of merger, such shareholders are not required to accept for their shares any consideration other than (a) shares of stock of a corporation which, immediately after the effective date of the merger, (i) are listed on a national securities exchange, or (ii) are held of record by not less than 2,000 shareholders, and (b) cash in lieu of fractional shares otherwise entitled to be received. Because Prime shareholders will receive merger consideration that satisfies the provisions of Article 5.11B described above, Prime shareholders are not entitled to dissenters' rights with respect to the merger.

Special Meetings

  Wells Fargo. Under the DGCL, special meetings of stockholders may be called by the board of directors or by such persons as may be authorized in the certificate of incorporation or bylaws. Wells Fargo's bylaws provide that a special meeting of stockholders may be called only by the chairman of the board, a vice chairman, the president or a majority of Wells Fargo's board of directors. Holders of Wells Fargo common stock do not have the ability to call a special meeting of stockholders.

  Prime. Prime's bylaws provide that a special meeting of Prime's shareholders may be called at any time by either the chairman of the board, the president, a majority of the board of directors, a majority of the executive committee or the holders of a majority of the shares entitled to vote at the special meeting.

Directors' Duties

  Wells Fargo. The DGCL does not specifically enumerate directors' duties. In addition, the DGCL does not contain any provision specifying what factors a director must and may consider in determining a corporation's best interests. However, judicial decisions in Delaware have established that, in performing their duties, directors are bound to use that degree of care which ordinarily prudent persons would use in similar circumstances.

  Prime. The TBCA does not specifically enumerate the fiduciary duties of a director. Judicial decisions have established that the fiduciary duties of a director include the duty of care and the duty of loyalty. The duty of care requires directors to exercise reasonable care in performing duties, to be diligent and prudent, and to inform themselves in making decisions and managing the corporation's affairs. The duty of loyalty requires directors to act in good faith and not allow personal interests to prevail over the interests of the corporation and the shareholders.

Action Without A Meeting

  Wells Fargo. As permitted by Section 228 of the DGCL and Wells Fargo's restated certificate of incorporation, any action required or permitted to be taken at a stockholders' meeting may be taken without a meeting pursuant to the written consent of the holders of the number of shares that would have been required to effect the action at an actual meeting of the stockholders.

  Prime. Under the TBCA, no action required or permitted to be taken at an annual or special meeting of shareholders may be taken by written consent in lieu of a meeting of shareholders without the unanimous written consent of all shareholders unless the articles of incorporation specifically allow action by less than unanimous written consent. Prime's amended and restated articles of incorporation do not contain such a provision.

Limitations On Directors' Liability

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that a director (including an officer who is also a director) of Wells Fargo shall not be liable personally to Wells Fargo or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability arising out of (a) any breach of the director's duty of loyalty to Wells Fargo or its stockholders, (b) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) payment of a dividend or approval of a stock repurchase in violation of Section 174 of the DGCL or
(d) any transaction from which the director derived an improper personal benefit. This provision protects Wells Fargo's directors against personal liability for monetary damages from breaches of their duty of care. It does not eliminate the director's duty of care and has no effect on the availability of equitable remedies, such as an injunction or rescission, based upon a director's breach of his duty of care.

  Prime. The Texas Miscellaneous Corporations Laws Act (TMCLA) permits a corporation's articles of incorporation to set limits on the extent of a director's liability, except that liability for monetary damages cannot be eliminated for: (a) a breach of duty of loyalty to the corporation or its shareholders, (b) an act or omission not in good faith that constitutes a breach of duty to the corporation or an act or omission that involves intentional misconduct or a knowing violation of law, (c) a transaction from which the director receives an improper benefit, whether or not the benefit resulted from an action taken within the scope of the director's office, and
(d) an act or omission for which liability is expressly provided for by statute. Prime's amended and restated articles of incorporation contain provisions limiting a director's liability consistent with the TMCLA and contain a provision that if the TBCA or TMCLA is amended to authorize further limitation of the liability of directors, then the liability of such persons shall be limited to the fullest extent permitted by the TBCA and the TMCLA, each as amended.

Indemnification Of Officers And Directors

  Wells Fargo. Wells Fargo's restated certificate of incorporation provides that Wells Fargo must indemnify, to the fullest extent authorized by the DGCL, each person who was or is made a party to, is threatened to be made a party to, or is involved in, any action, suit, or proceeding because he is or was a director or officer of Wells Fargo (or was serving at the request of Wells Fargo as a director, trustee, officer, employee, or agent of another entity) while serving in such capacity against all expenses, liabilities, or loss incurred by such person in connection therewith, provided that indemnification in connection with a proceeding brought by such person will be permitted only if the proceeding was authorized by Wells Fargo's board of directors. Wells Fargo's restated certificate of incorporation also provides that Wells Fargo must pay expenses incurred in defending the proceedings specified above in advance of their final disposition, provided that if so required by the DGCL, such advance payments for expenses incurred by a director or officer may be made only if he undertakes to repay all amounts so advanced if it is ultimately determined that the person receiving such payments is not entitled to be indemnified. Wells Fargo's restated certificate of incorporation authorizes Wells Fargo to provide similar indemnification to employees or agents of Wells Fargo.

  Pursuant to Wells Fargo's restated certificate of incorporation, Wells Fargo may maintain insurance, at its expense, to protect itself and any directors, officers, employees or agents of Wells Fargo or another entity against any expense, liability or loss, regardless of whether Wells Fargo has the power or obligation to indemnify that person against such expense, liability or loss under the DGCL.

  The right to indemnification is not exclusive of any other right which any person may have or acquire under any statute, provision of Wells Fargo's restated certificate of incorporation or Wells Fargo bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

  Prime. The TBCA provides that a corporation may indemnify a director or officer who was, is or is threatened to be made a named defendant or respondent in a proceeding because the person is or was a director or officer if such person: (a) conducted himself in good faith; (b) reasonably believed: (i) in the case of conduct in his official capacity as a director or officer, that his conduct was in the corporation's best interests and (ii) in all other cases, that his conduct was at least not opposed to the corporation's best interests; and (c) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The TBCA also provides that a corporation must indemnify a director or officer against reasonable expenses incurred by him in connection with a proceeding in which such person is a named defendant or respondent because he is or was a director or officer if he has been wholly successful, on the merits or otherwise, in the defense of the proceeding. Certain other individuals serving at the request of the corporation may also be indemnified under Texas law. Prime's bylaws provide that Prime shall indemnify its directors and officers from and against any and all liabilities, costs and expenses incurred by them in such capacities as and to the fullest extent permitted by the TBCA and that Prime shall pay their expenses in defending an action, suit or proceeding in advance of its final disposition.

Dividends

  Wells Fargo. Delaware corporations may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which declared and for the preceding fiscal year. Section 170 of the DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Wells Fargo is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings. See "Regulation And Supervision Of Wells Fargo."

  Prime. Under the TBCA, a Texas corporation may make a distribution to its shareholders if the distribution does not exceed the corporation's surplus and the corporation would not become insolvent after giving effect to the distribution. Prime is also subject to Federal Reserve Board policies regarding payment of dividends, which generally limit dividends to operating earnings.

Corporate Governance Procedures; Nomination Of Directors

  Wells Fargo. Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be complied with in order for a stockholder to nominate a person to serve as a director. Wells Fargo's bylaws generally require a stockholder to give notice of a proposed nominee in advance of the stockholders meeting at which directors will be elected. In addition, Wells Fargo's bylaws contain detailed advance notice and informational procedures which must be followed in order for a Wells Fargo stockholder to propose an item of business for consideration at a meeting of Wells Fargo stockholders.

  Prime. Prime's bylaws establish an advance notice procedure for shareholders to make nominations of candidates for election as directors or bring other business before an annual meeting of shareholders of Prime. This notice procedure provides that only persons who are nominated by, or at the direction of, the board of directors, or by a shareholder who has given timely written notice prior to the meeting at which directors are to be elected, will be eligible for election as directors of Prime and that, at an annual meeting, only such business may be conducted as has been brought before the meeting by, or at the direction of, the board of directors or a shareholder who has given timely written notice of such shareholder's intention to bring such business before the meeting.

                         INFORMATION ABOUT WELLS FARGO

General

  Wells Fargo is a diversified financial services company. Through its subsidiaries and affiliates, Wells Fargo provides retail, commercial, real estate and mortgage banking, asset management and consumer finance, as well as a variety of other financial services, including equipment leasing, agricultural finance, securities brokerage and investment banking, insurance agency services, computer and data processing services, trust services, mortgage-backed securities servicing, and venture capital investment.

  At September 30, 1999, Wells Fargo had consolidated total assets of $207.1 billion, consolidated total deposits of $131.6 billion and stockholders' equity of $22.2 billion. Based on assets at September 30, 1999, Wells Fargo was the 7th largest commercial banking organization in the United States.

  Wells Fargo expands its business in part by acquiring banking institutions and other companies engaged in activities closely related to banking. Wells Fargo continues to explore opportunities to acquire banking institutions and other companies permitted by the Bank Holding Company Act of 1956. Discussions are continually being carried on related to such acquisitions. It is not presently known whether, or on what terms, such discussions will result in further acquisitions. It is the policy of Wells Fargo not to comment on such discussions or possible acquisitions until a definitive agreement with respect thereto has been signed.

  Wells Fargo is a legal entity separate and distinct from its banking and nonbanking subsidiaries. As a result, the right of Wells Fargo--and thus the right of Wells Fargo's creditors--to participate in any distribution of assets or earnings of any subsidiary, other than in its capacity as a creditor of such subsidiary, is subject to the prior payment of claims of creditors of such subsidiary. The principal sources of Wells Fargo's revenues are dividends and fees from its subsidiaries. See "Regulation And Supervision Of Wells Fargo-- Dividend Restrictions" for a discussion of the restrictions on the subsidiary banks' ability to pay dividends to Wells Fargo.

  Wells Fargo's executive offices are located at 420 Montgomery Street, San Francisco, California 94163, and its telephone number is (800) 411-4932.

Management And Additional Information

  Information concerning executive compensation, the principal holders of voting securities, certain relationships and related transactions, and other related matters concerning Wells Fargo is included or incorporated by reference in its annual report on Form 10-K for the year ended December 31, 1998. Wells Fargo's annual report on Form 10-K is incorporated by reference into this proxy statement-prospectus. Prime shareholders who want a copy of this annual report or any document incorporated by reference into the report may contact Wells Fargo at the address or phone number indicated below under "Where You Can Find More Information."

Information On Wells Fargo's Web Site

  Information on the Internet web site of Wells Fargo or any subsidiary of Wells Fargo is not part of this proxy statement-prospectus, and you should not rely on that information in deciding whether to approve the merger unless that information is also in this document or in a document that is incorporated by reference into this proxy statement-prospectus.

                   REGULATION AND SUPERVISION OF WELLS FARGO

  To the extent that the following information describes statutory and regulatory provisions, it is qualified in its entirety by reference to the full text of those provisions. Also, such statutes, regulations and policies are continually under review by Congress and state legislatures and federal and state regulatory agencies. A change in statutes, regulations or regulatory policies applicable to Wells Fargo could have a material effect on the business of Wells Fargo.

General

  Wells Fargo, its banking subsidiaries and many of its nonbanking subsidiaries are subject to extensive regulation by federal and state agencies. The regulation of bank holding companies and their subsidiaries is intended primarily for the protection of depositors, federal deposit insurance funds and the banking system as a whole and not for the protection of security holders.

  As discussed in more detail below, this regulatory environment, among other things, may restrict Wells Fargo's ability to diversify into certain areas of financial services, acquire depository institutions in certain states and pay dividends on its capital stock. It may also require Wells Fargo to provide financial support to one or more of its banking subsidiaries, maintain capital balances in excess of those desired by management and pay higher deposit insurance premiums as a result of the deterioration in the financial condition of depository institutions in general.

Regulatory Agencies

  Bank Holding Company. Wells Fargo & Company, as a bank holding company, is subject to regulation under the Bank Holding Company Act of 1956 and to inspection, examination and supervision by the Board of Governors of the Federal Reserve System (Federal Reserve Board) under the Bank Holding Company Act of 1956.

  Subsidiary Banks. Wells Fargo's national banking subsidiaries are subject to regulation and examination primarily by the Office of the Comptroller of the Currency (OCC) and secondarily by the Federal Reserve Board and the Federal Deposit Insurance Corporation (FDIC). Wells Fargo's state-chartered banking subsidiaries are subject to primary federal regulation and examination by the FDIC or the Federal Reserve Board and, in addition, are regulated and examined by their respective state banking departments.

  Nonbank Subsidiaries. Many of Wells Fargo's nonbank subsidiaries also are subject to regulation by the Federal Reserve Board and other applicable federal and state agencies. Wells Fargo's brokerage subsidiaries are regulated by the SEC, the National Association of Securities Dealers, Inc. and state securities regulators. Wells Fargo's insurance subsidiaries are subject to regulation by applicable state insurance regulatory agencies. Other nonbank subsidiaries of Wells Fargo are subject to the laws and regulations of both the federal government and the various states in which they conduct business.

Bank Holding Company Activities

  Banking-Related Requirement. Under the Bank Holding Company Act, bank holding companies generally may not acquire the beneficial ownership or control of more than 5% of the voting shares or substantially all of the assets of any company, including a bank, without the Federal Reserve Board's prior approval. Also, bank holding companies generally may engage, directly or indirectly, only in banking and such other activities as the Federal Reserve Board determines to be closely related to banking.

  Effective March 11, 2000, subject to certain conditions, bank holding companies that elect to become financial holding companies may affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. Also effective March 11, 2000, no regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board. See "Financial Modernization" below.

  Interstate Banking. Under the Riegle-Neal Interstate Banking and Branching Act (Riegle-Neal Act), a bank holding company may acquire banks in states other than its home state, subject to any state requirement that the bank has been organized and operating for a minimum period of time, not to exceed five years, and the requirement that the bank holding company not control, prior to or following the proposed acquisition, more than 10% of the total amount of deposits of insured depository institutions nationwide or, unless the acquisition is the bank holding company's initial entry into the state, more than 30% of such deposits in the state, or such lesser or greater amount set by the state.

  The Riegle-Neal Act also authorizes banks to merge across state lines, thereby creating interstate branches. States may opt out of the Interstate Banking Act and thereby prohibit interstate mergers in the state. Wells Fargo will be unable to consolidate its banking operations in one state with those of another state if either state in question has opted out of the Riegle-Neal Act. The state of Montana has opted out until at least the year 2001.

  Regulatory Approval. In determining whether to approve a proposed bank acquisition, federal banking regulators will consider, among other factors, the effect of the acquisition on competition, the public benefits expected to be received from the acquisition, the projected capital ratios and levels on a post-acquisition basis, and the acquiring institution's record of addressing the credit needs of the communities it serves, including the needs of low and moderate income neighborhoods, consistent with the safe and sound operation of the bank, under the Community Reinvestment Act of 1977.

Dividend Restrictions

  Wells Fargo & Company is a legal entity separate and distinct from its subsidiary banks and other subsidiaries. Its principal source of funds to pay dividends on its common and preferred stock and debt service on its debt is dividends from its subsidiaries. Various federal and state statutory provisions and regulations limit the amount of dividends that Wells Fargo's bank subsidiaries may pay without regulatory approval. Dividends payable by a national bank without the express approval of the OCC are limited to the bank's retained net profits for the preceding two calendar years plus retained net profits up to the date of any dividend declaration in the current calendar year. The OCC defines retained net profits as net income, less dividends declared during the period, both of which are based on regulatory accounting principles. Wells Fargo's state-chartered subsidiary banks also are subject to state regulations that limit dividends.

  Before Wells Fargo Bank, National Association can declare dividends in 1999 without the prior approval of the OCC, it must have net income of $1.5 billion plus an amount equal to or greater than the dividends declared in 1999. Because it is not expected to meet this requirement, Wells Fargo Bank, National Association must obtain the prior approval of the OCC before it declares any dividends in 1999.

  Federal bank regulatory agencies have the authority to prohibit Wells Fargo's subsidiary banks from engaging in unsafe or unsound practices in conducting their businesses. The payment of dividends, depending on the financial condition of the bank in question, could be deemed an unsafe or unsound practice. The ability of Wells Fargo's subsidiary banks to pay dividends in the future is currently influenced, and could be further influenced, by bank regulatory policies and capital guidelines.

Holding Company Structure

  Transfer of Funds from Banking Subsidiaries. Wells Fargo's banking subsidiaries are subject to restrictions under federal law that limit the transfer of funds or other items of value from these subsidiaries to Wells Fargo and its nonbanking subsidiaries, including affiliates, whether in the form of loans and other extensions of credit, investments and asset purchases, or as other transactions involving the transfer of value from a subsidiary to an affiliate or for the benefit of an affiliate. Unless an exemption applies, these transactions by a banking subsidiary with a single affiliate are limited to 10% of the subsidiary bank's capital and surplus and, with respect to all covered transactions with affiliates in the aggregate, to 20% of the subsidiary bank's capital and surplus. Also, loans and extensions of credit to affiliates generally are required to be secured in specified amounts.

  Source of Strength Doctrine. The Federal Reserve Board has a policy that a bank holding company is expected to act as a source of financial and managerial strength to each of its subsidiary banks and, under appropriate circumstances, to commit resources to support each such subsidiary bank. This support may be required at times when the bank holding company may not have the resources to provide it. Capital loans from Wells Fargo to any of its subsidiary banks are subordinate in right of payment to deposits and certain other indebtedness of the subsidiary bank. In addition, in the event of Wells Fargo's bankruptcy, any commitment by Wells Fargo to a federal bank regulatory agency to maintain the capital of a subsidiary bank will be assumed by the bankruptcy trustee and entitled to a priority of payment.

  Depositor Preference. The Federal Deposit Insurance Act (FDI Act) provides that, in the event of the "liquidation or other resolution" of an insured depository institution, the claims of depositors of the institution, including the claims of the FDIC as subrogee of insured depositors, and certain claims for administrative expenses of the FDIC as a receiver will have priority over other general unsecured claims against the institution. If an insured depository institution fails, insured and uninsured depositors, along with the FDIC, will have priority in payment ahead of unsecured, nondeposit creditors, including Wells Fargo.

  Liability of Commonly Controlled Institutions. Under the FDI Act, an insured depository institution is generally liable for any loss incurred, or reasonably expected to be incurred, by the FDIC in connection with (a) the default of a commonly controlled insured depository institution or (b) any assistance provided by the FDIC to a commonly controlled insured depository institution in danger of default. "Default" means generally the appointment of a conservator or receiver. "In danger of default" means generally the existence of certain conditions indicating that a default is likely to occur in the absence of regulatory assistance.

Capital Requirements

  Wells Fargo and each of its subsidiary banks are subject to capital adequacy requirements and guidelines administered by the Federal Reserve Board, the OCC and the FDIC.

  The Federal Deposit Insurance Corporation Act of 1991 (FDICIA) required that the Federal Reserve Board, the OCC and the FDIC adopt regulations defining five capital tiers for banks: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a material adverse effect on Wells Fargo's business.

  Quantitative measures, established by the regulators to ensure capital adequacy, require that Wells Fargo and each of its bank subsidiaries maintain minimum ratios of total capital to risk-weighted assets of eight percent (8%) and of Tier 1 capital to risk-weighted assets of four percent (4%).

  There are two categories of capital under the guidelines. Tier 1 capital includes common stockholders' equity, qualifying preferred stock and, for bank holding companies, trust preferred securities, less goodwill and certain other deductions, including the unrealized net gains and losses, after applicable taxes, on available-for-sale securities carried at fair value. Tier 2 capital includes preferred stock not qualifying as Tier 1 capital, mandatory convertible debt, subordinated debt, certain unsecured senior debt issued by Wells Fargo, the allowance for loans losses and net unrealized gains on marketable securities, subject to limitations established by the guidelines. At least half of total capital must be in the form of Tier 1 capital.

  Under the guidelines, capital is compared to the relative risk related to the balance sheet. To derive the risk included in the balance sheet, one of four risk weights (0%, 20%, 50% and 100%) is applied to different balance sheet and off-balance sheet assets, primarily based on the relative credit risk of the counterparty. For example, claims guaranteed by the U.S. government or one of its agencies are risk-weighted at 0%. Off-balance sheet items, such as loan commitments and derivative financial instruments, are also assigned one of the above risk weights after calculating balance sheet equivalent amounts. For example, certain loan commitments are converted at 50% and then risk-weighted at 100%. Derivative financial instruments are converted to balance sheet equivalents based on notional values, replacement costs and remaining contractual terms. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors. In addition, the federal banking agencies have specified minimum "leverage ratio" (the ratio of Tier 1 capital to quarterly average total assets) guidelines for bank holding companies and state member banks. The minimum leverage ratio guideline is three percent (3%) for banking organizations that meet certain specified criteria, including that they have the highest regulatory rating. All other banking organizations and state member banks are required to maintain a leverage ratio of three percent (3%) plus an additional cushion of at least two percent (2%).

  The Federal Reserve Board's capital guidelines provide that banking organizations experiencing internal growth or making acquisitions are expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets. Also, the guidelines indicate that the Federal Reserve Board will consider a "tangible Tier 1 leverage ratio" in evaluating proposals for expansion or new activities. The tangible Tier 1 leverage ratio is the ratio of a banking organization's Tier 1 capital (excluding intangibles) to total assets (excluding intangibles).

  The Federal Reserve Board, the FDIC and the OCC have adopted rules to incorporate market and interest rate risk components into their risk-based capital standards. Amendments to the risk-based capital requirements, incorporating market risk, became effective January 1, 1998. Under the new market risk requirements, capital will be allocated to support the amount of market risk related to a financial institution's ongoing trading activities.

  At September 30, 1999, Wells Fargo's ratio of total capital (the sum of Tier 1 and Tier 2 capital) to risk-weighted assets was 11.30% and its ratio of Tier 1 capital to risk-weighted assets was 8.71%. Wells Fargo's leverage ratio at September 30, 1999 was 7.22%. Wells Fargo's management believes that each of Wells Fargo's subsidiary banks met all capital requirements to which they are subject.

  As an additional means to identify problems in the financial management of depository institutions, the FDI Act requires federal bank regulatory agencies to establish certain non-capital safety and soundness standards for institutions for which they are the primary federal regulator. The standards relate generally to operations and management, asset quality, interest rate exposure and executive compensation. The agencies are authorized to take action against institutions that fail to meet such standards.

  Under FDICIA's prompt corrective action provisions applicable to banks, the most recent regulatory notification from the OCC concerning each of Wells Fargo's subsidiary banks categorized them as well capitalized. To be categorized as well capitalized, the institution must maintain a risk-based total capital ratio of at least ten percent (10%), a risk-based Tier 1 capital ratio of at least six percent (6%) and a leverage ratio of at least five percent (5%), and not be subject to a capital directive order. There are no conditions or events since that notification that management believes have changed the risk-based capital category of our subsidiary banks.

  The FDI Act requires federal bank regulatory agencies to take "prompt corrective action" with respect to FDIC-insured depository institutions that do not meet minimum capital requirements. A depository institution's treatment for purposes of the prompt corrective action provisions will depend upon how its capital levels compare to various capital measures and certain other factors, as established by regulation.

FDIC Insurance

  Through the Bank Insurance Fund (BIF), the FDIC insures the deposits of Wells Fargo's depository institution subsidiaries up to prescribed limits for each depositor. The amount of FDIC assessments paid by each BIF member institution is based on its relative risk of default as measured by regulatory capital ratios and other factors. Specifically, the assessment rate is based on the institution's capitalization risk category and supervisory subgroup category. An institution's capitalization risk category is based on the FDIC's determination of whether the institution is well capitalized, adequately capitalized or less than adequately capitalized. An institution's supervisory subgroup category is based on the FDIC's assessment of the financial condition of the institution and the probability that FDIC intervention or other corrective action will be required.

  The BIF assessment rate currently ranges from zero to 27 cents per $100 of domestic deposits. The FDIC may increase or decrease the assessment rate schedule on a semi-annual basis. An increase in the BIF assessment rate could have a material adverse effect on Wells Fargo's earnings, depending on the amount of the increase. The FDIC is authorized to terminate a depository institution's deposit insurance upon a finding by the FDIC that the institution's financial condition is unsafe or unsound or that the institution has engaged in unsafe or unsound practices or has violated any applicable rule, regulation, order or condition enacted or imposed by the institution's regulatory agency. The termination of deposit insurance for one or more of Wells Fargo's subsidiary depository institutions could have a material adverse effect on Wells Fargo's earnings, depending on the collective size of the particular institutions involved.

  All FDIC-insured depository institutions must pay an annual assessment to provide funds for the payment of interest on bonds issued by the Financing Corporation, a federal corporation chartered under the authority of the Federal Housing Finance Board. The bonds, commonly referred to as FICO bonds, were issued to capitalize the Federal Savings and Loan Insurance Corporation. FDIC-insured depository institutions will continue to pay approximately 1.2 cents per $100 of BIF-assessable deposits until the earlier of December 31, 1999 or the date the last savings and loan association ceases to exist. Thereafter, they will pay an assessment rate equal to the rate assessed on deposits insured by the Savings Association Insurance Fund.

Fiscal And Monetary Policies

  Wells Fargo's business and earnings are affected significantly by the fiscal and monetary policies of the federal government and its agencies. Wells Fargo is particularly affected by the policies of the Federal Reserve Board, which regulates the supply of money and credit in the United States. Among the instruments of monetary policy available to the Federal Reserve are (a) conducting open market operations in United States government securities, (b) changing the discount rates of borrowings of depository institutions, (c) imposing or changing reserve requirements against depository institutions' deposits, and (d) imposing or changing reserve requirements against certain borrowing by banks and their affiliates. These methods are used in varying degrees and combinations to directly affect the availability of bank loans and deposits, as well as the interest rates charged on loans and paid on deposits. For that reason alone, the policies of the Federal Reserve Board have a material effect on the earnings of Wells Fargo.

Competition

  The financial services industry is highly competitive. Wells Fargo's subsidiaries compete with financial services providers, such as banks, savings and loan associations, credit unions, finance companies, mortgage banking companies, insurance companies, and money market and mutual fund companies. They also face increased competition from non-banking institutions such as brokerage houses and insurance companies, as well as from financial services subsidiaries of commercial and manufacturing companies. Many of these competitors enjoy the benefits of advanced technology, fewer regulatory constraints and lower cost structures.

  Under the Gramm-Leach-Bliley Act, effective March 11, 2000, securities firms and insurance companies that elect to become financial holding companies may acquire banks and other financial institutions. The

Gramm-Leach-Bliley Act may significantly change the competitive environment in which the Company and its subsidiaries conduct business. See "Financial Modernization" below. The financial services industry is also likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

  The financial services industry is likely to become even more competitive as further technological advances enable more companies to provide financial services. These technological advances may diminish the importance of depository institutions and other financial intermediaries in the transfer of funds between parties.

Financial Modernization

  On November 12, 1999, President Clinton signed into law the Gramm-Leach-Bliley Act which will, effective March 11, 2000, permit bank holding companies to become financial holding companies and thereby affiliate with securities firms and insurance companies and engage in other activities that are financial in nature. A bank holding company may become a financial holding company if each of its subsidiary banks is well capitalized under the FDICIA prompt corrective action provisions, is well managed, and has at least a satisfactory rating under the Community Reinvestment Act (CRA) by filing a declaration that the bank holding company wishes to become a financial holding company. No regulatory approval will be required for a financial holding company to acquire a company, other than a bank or savings association, engaged in activities that are financial in nature or incidental to activities that are financial in nature, as determined by the Federal Reserve Board.

  The Gramm-Leach-Bliley Act defines "financial in nature" to include securities underwriting, dealing and market making; sponsoring mutual funds and investment companies; insurance underwriting and agency; merchant banking activities; and activities that the Federal Reserve Board has determined to be closely related to banking. A national bank also may engage, subject to limitations on investment, in activities that are financial in nature, other than insurance underwriting, insurance company portfolio investment, real estate development and real estate investment, through a financial subsidiary of the bank, if the bank is well capitalized, well managed and has at least a satisfactory CRA rating. Subsidiary banks of a financial holding company or national banks with financial subsidiaries must continue to be well capitalized and well managed in order to continue to engage in activities that are financial in nature without regulatory actions or restrictions, which could include divestiture of the financial in nature subsidiary or subsidiaries. In addition, a financial holding company or a bank may not acquire a company that is engaged in activities that are financial in nature unless each of the subsidiary banks of the financial holding company or the bank has CRA rating of satisfactory or better.

                            INFORMATION ABOUT PRIME

General

  Prime was incorporated as a business corporation under the laws of the State of Texas in 1984 to serve as a bank holding company for Prime Bank, which was chartered in 1958. Prime's headquarters are located at 12200 Northwest Freeway, Houston, Texas 77092, and its telephone number is (713) 209-6000.

  Prime has grown from an organization with two banking locations and assets of $81.2 million at December 31, 1987 to its current 21 full-service banking locations and assets of $1.2 billion at September 30, 1999.

  Prime has developed a supercommunity banking network, with most of its offices located either in separate communities or portions of urban areas that function as distinct communities. Lending and investment activities are funded from a strong core deposit base consisting of approximately 98,000 deposit accounts from approximately 55,000 households. Each of Prime's offices has a manager with the authority and flexibility to make pricing decisions within overall ranges developed by Prime as a form of quality control. Prime believes that its responsiveness to local customers and ability to adjust deposit rates and price loans at each location gives it a distinct competitive advantage. Adequate staffing is provided at each location to ensure that customers needs are well addressed, and employees are committed to quality service and developing long-term customer relationships. Prime provides economic incentives to its officers to develop additional business for Prime and to cross sell additional products and services to existing customers

Management And Additional Information

  Certain information relating to management, executive compensation, various benefit plans (including stock option plans), voting securities and the principal holders thereof, certain relationships and related transactions and other matters related to Prime is incorporated by reference or set forth in Prime's Annual Report on Form 10-K for the year ended December 31, 1998, incorporated herein by reference. Shareholders desiring copies of such documents may contact Prime at its address or telephone number indicated under "Where You Can Find More Information."

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS

Wells Fargo Share Prices And Dividends

  The following table shows the high and low sales prices of Wells Fargo common stock, and the cash dividends paid per share, for the quarterly periods indicated. Wells Fargo common stock trades on the New York and Chicago Stock Exchanges under the symbol "WFC." Before November 3, 1998, the common stock traded under the symbol "NOB." The information for the first three quarters of 1997 has been adjusted to reflect a 2-for-1 stock split on October 10, 1997. Amounts are in U.S. dollars.

                                                           High   Low   Dividend
                                                          ------ ------ --------
   1997
     First Quarter....................................... $26.63 $21.63  $0.150
     Second Quarter......................................  29.63  22.19   0.150
     Third Quarter.......................................  32.16  28.13   0.150
     Fourth Quarter......................................  39.50  29.75   0.165
   1998
     First Quarter.......................................  43.88  34.75   0.165
     Second Quarter......................................  43.75  34.00   0.165
     Third Quarter.......................................  39.75  27.50   0.185
     Fourth Quarter......................................  40.88  30.19   0.185
   1999
     First Quarter.......................................  40.44  32.13   0.185
     Second Quarter......................................  44.88  34.38   0.200
     Third Quarter.......................................  45.31  36.44   0.200
     Fourth Quarter (through December 17)................  49.94  38.38   0.200

  The timing and amount of future dividends will depend on earnings, cash requirements, the financial condition of Wells Fargo and its subsidiaries, applicable government regulations and other factors deemed relevant by Wells Fargo's board of directors. As described in "Regulation And Supervision Of Wells Fargo --Dividend Restrictions," various federal and state laws limit the ability of affiliate banks to pay dividends to Wells Fargo.

Prime Share Prices And Dividends

  Prime common stock is traded on the Nasdaq National Market System under the symbol PBTX. The following table sets forth the high and low sales prices for Prime common stock as reported on the Nasdaq National Market System for the periods presented. Prime common stock commenced trading on the Nasdaq National Market System on September 26, 1997. Prior to that time, there was no established market for Prime common stock. Amounts are in U.S. dollars.

                                                           High   Low   Dividend
                                                          ------ ------ --------
   1997
     First Quarter....................................... $  N/A $  N/A $0.0333
     Second Quarter......................................    N/A    N/A  0.0333
     Third Quarter.......................................  19.50  19.00  0.0333
     Fourth Quarter......................................  20.88  18.25  0.0400
   1998
     First Quarter.......................................  25.38  20.00  0.0400
     Second Quarter......................................  28.75  23.00  0.0400
     Third Quarter.......................................  26.25  14.50  0.0600
     Fourth Quarter......................................  18.00  12.00  0.0600
   1999
     First Quarter.......................................  17.63  14.00  0.0600
     Second Quarter......................................  17.88  13.75  0.0600
     Third Quarter.......................................  24.38  17.06  0.0800
     Fourth Quarter (through December 17)................  28.38  22.00  0.0800

                                    EXPERTS

Wells Fargo's Auditors

  The consolidated financial statements of Wells Fargo and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Prime's Auditors

  The consolidated financial statements of Prime and its subsidiaries as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, incorporated by reference herein, have been incorporated herein on the reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon authority of said firm as experts in accounting and auditing.

                                    OPINIONS

Share Issuance

  Stanley S. Stroup, Executive Vice President and General Counsel of Wells Fargo, has rendered a legal opinion that the shares of Wells Fargo common stock offered hereby, when issued in accordance with the merger agreement, will be validly issued, fully paid and nonassessable. Mr. Stroup beneficially owns shares of Wells Fargo common stock and options to purchase additional shares of Wells Fargo common stock. As of the date of this proxy statement-prospectus, the total number of shares Mr. Stroup owns or has the right to acquire upon exercise of his options is less than 0.1% of the outstanding shares of Wells Fargo common stock.

Tax Matters

  Bracewell & Patterson, L.L.P. has given an opinion regarding the material U.S. federal income tax consequences of the merger. See "The Merger--U.S. Federal Income Tax Consequences Of The Merger."

                      WHERE YOU CAN FIND MORE INFORMATION

SEC Filings

  Wells Fargo and Prime file annual, quarterly and current reports, proxy statements and other information with the SEC. Wells Fargo's and Prime's SEC filings are available to the public over the Internet at the SEC's web site at http://www.sec.gov. You can also read and copy any document filed by Wells Fargo or Prime with the SEC at the SEC's public reference rooms located at 450 Fifth Street, N.W., Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You can also obtain copies of Wells Fargo's and Prime's SEC filings at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549.

  Wells Fargo's SEC filings are also available from commercial document retrieval services and from the New York and Chicago Stock Exchanges. For information on obtaining copies of Wells Fargo's SEC filings at the New York Stock Exchange, call (212) 656-5060, and at the Chicago Stock Exchange, call
(312) 663-2423.

  Prime's SEC documents are also available from commercial document retrieval services.

Registration Statement

  Wells Fargo filed a registration statement on Form S-4 to register with the SEC the Wells Fargo common stock to be issued to Prime shareholders in the merger. This proxy statement-prospectus is part of that registration statement. As allowed by SEC rules, this proxy statement-prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

Documents Incorporated By Reference

  Some of the information you may want to consider in deciding how to vote on the merger is not physically included in this proxy statement-prospectus. Instead, the information is "incorporated by reference" to documents filed as appendixes to this proxy statement-prospectus or to documents that have been filed by Wells Fargo or Prime with the SEC.

 Wells Fargo Documents

  This proxy statement-prospectus incorporates by reference the Wells Fargo SEC documents set forth below. All of the documents were filed under SEC File No. 001-2979. Documents filed before November 3, 1998 were filed under the name Norwest Corporation.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from Wells Fargo's 1998 Annual Report to Stockholders and Wells Fargo's definitive Notice and Proxy Statement for Wells Fargo's 1999 Annual Meeting of Stockholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  . Current Reports on Form 8-K filed January 29, 1999, April 21, 1999, April 28, 1999, July 20, 1999, July 28, 1999, September 29, 1999 and
     October 19, 1999;

  . The description of Wells Fargo common stock contained in the Current Report on Form 8-K filed October 14, 1997, including any amendment or report filed to update such description;

  . The description of preferred stock purchase rights contained in the Registration Statement on Form 8-A dated October 21, 1998, including any amendment or report filed to update such description; and

  . All reports and definitive proxy or information statements filed by Wells Fargo pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Prime common stock.

 Prime Documents

  This proxy statement-prospectus incorporates by reference the Prime SEC documents set forth below. All of the documents were filed under SEC File No. 000-23113.

  . Annual Report on Form 10-K for the year ended December 31, 1998, including information specifically incorporated by reference into the Form 10-K from Prime's 1998 definitive Notice and Proxy Statement for Prime's 1999 Annual Meeting of Shareholders;

  . Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999 and September 30, 1999;

  .  Current Report on Form 8-K filed on July 29, 1999;

  . The description of Prime common stock contained in the Registration Statement on Form 8-A dated September 17, 1999, as updated in any amendment or report filed for such purpose; and

  . All reports and definitive proxy or information statements filed by Prime pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement-prospectus and before completion of the merger and the exchange of Wells Fargo common stock for Prime common stock.

  Wells Fargo and Prime will provide, without charge, copies of any report incorporated by reference into this proxy statement-prospectus, excluding exhibits other than those that are specifically incorporated by reference in this proxy statement-prospectus. You may obtain a copy of any document incorporated by reference by writing or calling Wells Fargo or Prime as follows:

              Wells Fargo:                               Prime:


          Corporate Secretary                     Corporate Secretary
         Wells Fargo & Company                   Prime Bancshares, Inc.
             Norwest Center                     12200 Northwest Freeway
          Sixth and Marquette                     Houston, Texas 77092
       Minneapolis, MN 55479-1026                    (713) 209-6000
             (612) 667-8655

  To ensure delivery of the copies in time for the special meeting, your request should be received by January 18, 2000.

 In deciding how to vote on the merger, you should rely only on the information contained or incorporated by reference in this proxy statement-prospectus. Neither Wells Fargo nor Prime has authorized any person to provide you with any information that is different from what is contained in this proxy statement-prospectus. This proxy statement-prospectus is dated December 23, 1999. You should not assume that the information contained in this proxy statement-prospectus is accurate as of any date other than such date, and neither the mailing to you of this proxy statement-prospectus nor the issuance to you of shares of Wells Fargo common stock will create any implication to the contrary.

                                   APPENDIX A

                               ----------------

                      AGREEMENT AND PLAN OF REORGANIZATION

                                 by and between

                             PRIME BANCSHARES, INC.

                                      and

                             WELLS FARGO & COMPANY

                               ----------------

                           Dated as of July 27, 1999

                                   AGREEMENT
                                      AND
                             PLAN OF REORGANIZATION

  AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") entered into as of the 27th day of July, 1999, by and between PRIME BANCSHARES, INC. ("Prime"), a Texas corporation, and WELLS FARGO & COMPANY ("Wells Fargo"), a Delaware corporation.

  WHEREAS, the parties hereto desire to effect a reorganization whereby a wholly-owned subsidiary of Wells Fargo will merge with and into Prime (the "Merger") pursuant to an agreement and plan of merger (the "Merger Agreement") in substantially the form attached hereto as Exhibit A, which provides, among other things, for the exchange of the shares of Common Stock of Prime, $.25 par value ("Prime Common Stock") outstanding immediately prior to the time the Merger becomes effective in accordance with the provisions of the Merger Agreement into shares of voting Common Stock of Wells Fargo of the par value of $1 2/3 per share ("Wells Fargo Common Stock"),

  NOW, THEREFORE, to effect such reorganization and in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto do hereby represent, warrant, covenant and agree as follows:

  1. Basic Plan of Reorganization

  (a) Merger. Subject to the terms and conditions contained herein, a wholly-owned subsidiary of Wells Fargo (the "Merger Co.") will be merged by statutory merger with and into Prime pursuant to the Merger Agreement, with Prime as the surviving corporation, in which merger each share of Prime Common Stock outstanding immediately prior to the Effective Time of the Merger (as defined below) (other than shares as to which statutory dissenters' appraisal rights have been exercised) will be exchanged for the number of shares of Wells Fargo Common Stock determined by dividing 6,032,096 by the number of shares of Prime Common Stock then outstanding.

  (b) Wells Fargo Common Stock Adjustments. If, between the date hereof and the Effective Time of the Merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period (a "Common Stock Adjustment"), then the number of shares of Wells Fargo Common Stock into which a share of Prime Common Stock shall be converted pursuant to subparagraph (a), above, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Prime Common Stock shall be converted will equal the number of shares of Wells Fargo Common Stock which holders of shares of Prime Common Stock would have received pursuant to such Common Stock Adjustment had the record date therefor been immediately following the Effective Time of the Merger.

  (c) Fractional Shares. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder thereof shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five (5) trading days ending on the day immediately preceding the meeting of shareholders required by paragraph 4(c) of this Agreement.

  (d) Mechanics of Closing Merger. Subject to the terms and conditions set forth herein, the Merger Agreement shall be executed and Articles of Merger shall be filed with the Secretary of State of the State of Texas within ten
(10) business days following the satisfaction or waiver of all conditions precedent set forth in Sections 6 and 7 of this Agreement or on such other date as may be agreed to by the parties (the "Closing Date"), provided that the Closing Date shall not occur prior to January 15, 2000. Each of the parties agrees to use its best efforts to cause the Merger to be completed as soon as practicable after the receipt of final regulatory approval of the Merger and the expiration of all required waiting periods. The time that the filing referred to in the first sentence of this paragraph is made is herein referred to as the "Time of Filing." The day on which such filing is made and accepted is herein referred to as the "Effective Date of the Merger." The "Effective Time of the Merger" shall be 11:59 p.m. Austin, Texas time on the Effective Date of the Merger. At the Effective Time of the Merger on the Effective Date of the Merger, the separate existence of Merger Co. shall cease and Merger Co. will be merged with and into Prime pursuant to the Merger Agreement.

  The closing of the transactions contemplated by this Agreement and the Merger Agreement (the "Closing") shall take place on the Closing Date at the offices of Wells Fargo, Norwest Center, Sixth and Marquette, Minneapolis, Minnesota, or such other place mutually agreed upon by Wells Fargo and Prime.

  2. Representations and Warranties of Prime. Prime represents and warrants to Wells Fargo as follows:

  (a) Organization and Authority. Prime is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Prime and the Prime Subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Prime is registered as a bank holding company with the Federal Reserve Board under the Bank Holding Company Act of 1956, as amended (the "BHC Act"). Prime has furnished Wells Fargo true and correct copies of its articles of incorporation and by-laws, as amended.

  (b) Prime's Subsidiaries. Schedule 2(b) sets forth a complete and correct list of all of Prime's subsidiaries as of the date hereof (individually a "Prime Subsidiary" and collectively the "Prime Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth on Schedule 2(b), are owned directly or indirectly by Prime. No equity security of any Prime Subsidiary is or may be required to be issued by reason of any option, warrant, scrip, preemptive right, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Prime Subsidiary is bound to issue additional shares of its capital stock, or any option, warrant or right to purchase or acquire any additional shares of its capital stock. All of such shares so owned by Prime are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Prime Subsidiary is a corporation or state banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted. Except as set forth on Schedule 2(b), Prime does not own beneficially, directly or indirectly, more than 5% of any class of equity securities or similar interests of any corporation, bank, business trust, association or similar organization, and is not, directly or indirectly, a partner in any partnership or party to any joint venture.

  (c) Capitalization. The authorized capital stock of Prime consists of 50,000,000 shares of common stock, $.25 par value per share and 15,000,000 shares of Preferred Stock, of which as of the close of business on March 31, 1999, 9,804,483 shares of common stock and no shares of preferred stock were outstanding and 2,446,497 shares of common stock were held in the treasury. The maximum number of shares of Prime Common Stock (assuming for this purpose that phantom shares and other share-equivalents constitute Prime Common Stock) that would be outstanding as of the Effective Date of the Merger if all options, warrants, conversion rights and other rights with respect thereto were exercised is 10,209,483. All of the outstanding shares of capital stock of Prime have been duly and validly authorized and issued and are fully paid and nonassessable. Except as set forth in Schedule 2(c), there are no outstanding subscriptions, contracts, conversion privileges, options, warrants, calls, preemptive rights or other rights obligating Prime or any Prime Subsidiary to issue, sell or otherwise dispose of, or to purchase, redeem or otherwise acquire, any shares of capital stock of Prime or any Prime Subsidiary. Since March 31, 1999, no shares of Prime capital stock have been purchased, redeemed or otherwise acquired, directly or indirectly, by Prime or any Prime Subsidiary and no dividends or other distributions have been declared, set aside, made or paid to the shareholders of Prime.

  (d) Authorization. Prime has the corporate power and authority to enter into this Agreement and the Merger Agreement and, subject to any required approvals of its shareholders, to carry out its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the Merger Agreement by Prime and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Board of Directors of Prime. Subject to such approvals of shareholders and of government agencies and other governing boards having regulatory authority over Prime as may be required by statute or regulation, this Agreement and the Merger Agreement are valid and binding obligations of Prime enforceable against Prime in accordance with their respective terms.

  Except as set forth on Schedule 2(d), neither the execution, delivery and performance by Prime of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Prime with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Prime or any Prime Subsidiary under any of the terms, conditions or provisions of (x) its articles of incorporation or by-laws or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Prime or any Prime Subsidiary is a party or by which it may be bound, or to which Prime or any Prime Subsidiary or any of the properties or assets of Prime or any Prime Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Prime, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Prime or any Prime Subsidiary or any of their respective properties or assets.

  Other than in connection or in compliance with the provisions of the Securities Act of 1933, as amended, and the rules and regulations thereunder (the "Securities Act"), the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (the "Exchange Act"), the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the Hart-Scott-Rodino Antitrust Improvements Act of 1976 ("HSR Act"), and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Prime of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Prime Financial Statements. The consolidated balance sheets of Prime and Prime's Subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, shareholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by Grant Thornton and included in Prime's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Prime 10-K") as filed with the Securities and Exchange Commission (the "SEC"), and the unaudited consolidated statements of financial condition of Prime and Prime's Subsidiaries as of March 31, 1999 and the related unaudited consolidated statements of income, shareholders' equity and cash flows for the three (3) months then ended included in Prime's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 as filed with the SEC (collectively, the "Prime Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Prime and Prime's Subsidiaries at the dates and the consolidated results of operations and cash flows of Prime and Prime's Subsidiaries for the periods stated therein.

  (f) Reports. Since December 31, 1993, Prime and each Prime Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with

(i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements, (ii) the Federal Reserve Board, (iii) the Federal Deposit Insurance Corporation (the "FDIC"), and (iv) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Prime Reports." As of their respective dates, the Prime Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, and applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Copies of all the Prime Reports have been made available to Wells Fargo by Prime.

  (g) Properties and Leases. Except as may be reflected in the Prime Financial Statements and except for any lien for current taxes not yet delinquent, Prime and each Prime Subsidiary have good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Prime's consolidated balance sheet as of March 31, 1999 included in Prime's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property as has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Prime or any Prime Subsidiary pursuant to which Prime or such Prime Subsidiary, as lessee, leases real or personal property, which leases are described on
Schedule 2(g), are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Prime or such Prime Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Prime's and each Prime Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Prime and the Prime Subsidiaries has filed all federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Prime and the Prime Subsidiaries for the fiscal year ended December 31, 1995, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 2(h), (i) neither Prime nor any Prime Subsidiary is a party to any pending action or proceeding, nor is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Prime or any Prime Subsidiary which has not been settled, resolved and fully satisfied. Each of Prime and the Prime Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties. The consolidated balance sheet as of March 31, 1999, referred to in paragraph 2(e) hereof, includes adequate provision for all accrued but unpaid federal, state, county, local and foreign taxes, interest, penalties, assessments or deficiencies of Prime and the Prime Subsidiaries with respect to all periods through the date thereof.

  (i) Absence of Certain Changes. Since March 31, 1999 there has been no change in the business, financial condition or results of operations of Prime or any Prime Subsidiary, which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Prime and the Prime Subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 2(j), neither Prime nor any Prime Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any employment contract or understanding (including any understandings or obligations with respect to severance or termination pay liabilities or fringe benefits) with any present or former officer, director, employee or consultant (other than those which are terminable at will by Prime or such Prime Subsidiary);

    (ii) any plan, contract or understanding providing for any bonus, pension, option, deferred compensation, retirement payment, profit sharing or similar arrangement with respect to any present or former officer, director, employee or consultant;

    (iii) any labor contract or agreement with any labor union;

    (iv) any contract not made in the ordinary course of business containing covenants which limit the ability of Prime or any Prime Subsidiary to compete in any line of business or with any person or which involve any restriction of the geographical area in which, or method by which, Prime or any Prime Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities);

    (v) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K;

    (vi) any lease with annual rental payments aggregating $10,000 or more;

    (vii) any agreement or commitment with respect to the Community Reinvestment Act with any state or federal bank regulatory authority or any other party; or

    (viii) any current or past agreement, contract or understanding with any current or former director, officer, employee, consultant, financial adviser, broker, dealer, or agent providing for any rights of indemnification in favor of such person or entity.

  (k) Litigation and Other Proceedings. Prime has furnished Wells Fargo copies of (i) all attorney responses to the request of the independent auditors for Prime with respect to loss contingencies as of December 31, 1998 in connection with the Prime financial statements included in the Prime 10-K, and (ii) a written list of legal and regulatory proceedings filed against Prime or any Prime Subsidiary since said date. Neither Prime nor any Prime Subsidiary is a party to any pending or, to the best knowledge of Prime, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Prime and the Prime Subsidiaries taken as a whole.

  (l) Insurance. Prime and each Prime Subsidiary is presently insured, and during each of the past five calendar years (or during such lesser period of time as Prime has owned such Prime Subsidiary) has been insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Prime and each Prime Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties and assets and to carry on its business as presently conducted and that are material to the business of Prime or such Prime Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best knowledge of Prime, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Prime and each Prime Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Prime nor any Prime Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application and except as set forth on
Schedule 2(m), no federal, state, municipal or other governmental authority has placed any restriction on the business or properties of Prime or any Prime Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Prime and the Prime Subsidiaries taken as a whole.

  (n) Labor. No work stoppage involving Prime or any Prime Subsidiary is pending or, to the best knowledge of Prime, threatened. Neither Prime nor any Prime Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Prime or such Prime Subsidiary. Employees of Prime and the Prime Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Material Interests of Certain Persons. Except as set forth on Schedule 2(o), to the best knowledge of Prime no officer or director of Prime or any Prime Subsidiary, or any "associate" (as such term is defined in Rule l4a-1 under the Exchange Act) of any such officer or director, has any interest in any material contract or property (real or personal), tangible or intangible, used in or pertaining to the business of Prime or any Prime Subsidiary.

  Schedule 2(o) sets forth a correct and complete list of any loan from Prime or any Prime Subsidiary to any present officer, director, employee or any associate or related interest of any such person which was required under Regulation O of the Federal Reserve Board to be approved by or reported to Prime's or such Prime Subsidiary's Board of Directors.

  (p) Prime Benefit Plans.

    (i) Schedule 2(p)(i) sets forth each employee benefit plan with respect to which Prime or any Prime Subsidiary contributes, sponsors or otherwise has any obligation (the "Plans"). For purposes of this Section 2(p) and
  Schedule 2(p)(i), "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and the term "Plan" or "Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, and all other benefit arrangements including, without limitation, any plan, program, agreement, policy or commitment providing for insurance coverage of employees, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, severance or termination of employment benefits, life, health, death, disability or accidental benefits.

    (ii) Except as disclosed on Schedule 2(p)(ii), no Plan is a "multiemployer plan" within the meaning of Section 3(37) of ERISA.

    (iii) Except as disclosed on Schedule 2(p)(iii), no Plan promises or provides health or life benefits to retirees or former employees except as required by federal continuation of coverage laws or similar state laws.

    (iv) Except as disclosed on Schedule 2(p)(iv), (a) each Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law including, if applicable, ERISA and the Code; (b) all reports and filings with governmental agencies (including but not limited to the Department of Labor, Internal Revenue Service, Pension Benefit Guaranty Corporation and the Securities and Exchange Commission) required in connection with each Plan have been timely made; (c) all disclosures and notices required by law or Plan provisions to be given to participants and beneficiaries in connection with each Plan have been properly and timely made; (d) there are no actions, suits or claims pending, other than routine uncontested claims for benefits with respect to each Plan; and (e) each Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Prime knows of no reason that any such Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Plan trust is not exempt from taxation under Section 501(a) of the Code.

    (v) Except as disclosed on Schedule 2(p)(v), (a) all contributions, premium payments and other payments required to be made in connection with the Plans as of the date of this Agreement have been made; (b) a proper accrual has been made on the books of Prime for all contributions, premium payments and other payments due in the current fiscal year but not made as of the date of this Agreement; (c) no contribution, premium payment or other payment has been made in support of any Plan that is in excess of the allowable deduction for federal income tax purposes for the year with respect to which the contribution was made (whether under Sections 162, 280G, 404, 419, 419A of the Code or otherwise); and (d) with respect to each Plan that is subject to Section 301 of ERISA or Section 412 of the Code, Prime is not liable for any accumulated funding deficiency as that them is defined in Section 412 of the Code and the projected benefit obligations determined as of the date of this Agreement do not exceed the assets of the Plan.

    (vi) Except as disclosed in Schedule 2(p)(vi) and to best knowledge of Prime, no Plan or any trust created thereunder, nor any trustee, fiduciary or administrator thereof, has engaged in a "prohibited transaction," as such term is defined in Section 4975 of the Code or Section 406 of ERISA or violated any of the fiduciary standards under Part 4 of Title 1 of ERISA which could subject such Plan or trust, or any trustee, fiduciary or administrator thereof, or any party dealing with any such Plan or trust, to a tax penalty or prohibited transactions imposed by Section 4975 of the Code or would result in material liability to Prime and the Prime Subsidiaries as a whole.

    (vii) No Plan subject to Title IV of ERISA or any trust created thereunder has been terminated, nor have there been any "reportable events" as that term is defined in Section 4043 of ERISA, with respect to any Plan, other than those events which may result from the transactions contemplated by this Agreement and the Merger Agreement.

    (viii) Except as disclosed in Schedule 2(p)(viii), neither the execution and delivery of this Agreement and the Merger Agreement nor the consummation of the transactions contemplated hereby and thereby will (a) result in any material payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or employee or former employee of Prime under any Plan or otherwise, (b) materially increase any benefits otherwise payable under any Plan, or (c) result in the acceleration of the time of payment or vesting of any such benefits to any material extent.

  (q) Proxy Statement, etc. None of the information regarding Prime and the Prime Subsidiaries supplied or to be supplied by Prime for inclusion in (i) a Registration Statement on Form S-4 to be filed with the SEC by Wells Fargo for the purpose of registering the shares of Wells Fargo Common Stock to be exchanged for shares of Prime Common Stock pursuant to the provisions of the Merger Agreement (the "Registration Statement"), (ii) the proxy statement to be mailed to Prime's shareholders in connection with the meeting to be called to consider the Merger (the "Proxy Statement") and (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Prime and the Prime Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (r) Registration Obligations. Except as set forth on Schedule 2(r), neither Prime nor any Prime Subsidiary is under any obligation, contingent or otherwise, which will survive the Merger by reason of any agreement to register any of its securities under the Securities Act.

  (s) Brokers and Finders. Except for Keefe, Bruyette & Woods, Inc., neither Prime nor any Prime Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Prime or any Prime Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (t) Administration of Trust Accounts. Prime and each Prime Subsidiary has properly administered in all respects material and which could reasonably be expected to be material to the financial condition of Prime and the Prime Subsidiaries taken as a whole all accounts for which it acts as a fiduciary, including but not limited to accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law. Neither Prime, any Prime Subsidiary, nor any director, officer or employee of Prime or any Prime Subsidiary has committed any breach of trust with respect to any such fiduciary account which is material to or could reasonably be expected to be material to the financial condition of Prime and the Prime Subsidiaries taken as a whole, and the accountings for each such fiduciary account are true and correct in all material respects and accurately reflect the assets of such fiduciary account.

  (u) No Defaults. Neither Prime nor any Prime Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default, under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Prime and the Prime Subsidiaries, taken as a whole. To the best of Prime's knowledge, all parties with whom Prime or any Prime Subsidiary has material leases, agreements or contracts or who owe to Prime or any Prime Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Prime Subsidiaries are in compliance therewith in all material respects.

  (v) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition of, on Prime or any Prime Subsidiary, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), pending or to the best of Prime's knowledge, threatened against Prime or any Prime Subsidiary the result of which has had or could reasonably be expected to have a material adverse effect upon Prime and Prime's Subsidiaries taken as a whole; to the best of Prime's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Prime's knowledge neither Prime nor any Prime Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability. Prime has provided Wells Fargo with copies of all environmental assessments, reports, studies and other related information in its possession with respect to each bank facility and each non-residential OREO property.

  (w) Compliance with Year 2000 Requirements. Except as set forth in Schedule 2(w), Prime is in full compliance with its Year 2000 project management process as set forth in the May 5, 1997 Federal Financial Institutions Examination Council ("FFIEC") Interagency Statement on the Year 2000 and subsequent guidance documents (the "FFIEC Requirements"). Prime has made its Year 2000 project assessment and remediation plan available to Wells Fargo for review and has furnished Wells Fargo with copies of all communications between Prime or any Prime Subsidiary and regulators having responsibility for overseeing compliance with such FFIEC Requirements.

  3. Representations and Warranties of Wells Fargo. Wells Fargo represents and warrants to Prime as follows:

  (a) Organization and Authority. Wells Fargo is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and failure to be so qualified would have a material adverse effect on Wells Fargo and its subsidiaries taken as a whole and has corporate power and authority to own its properties and assets and to carry on its business as it is now being conducted. Wells Fargo is registered as a bank holding company with the Federal Reserve Board under the BHC Act.

  (b) Wells Fargo Subsidiaries. Schedule 3(b) sets forth a complete and correct list as of December 31, 1998, of Wells Fargo's Significant Subsidiaries (as defined in Regulation S-X promulgated by the SEC) (individually a "Wells Fargo Subsidiary" and collectively the "Wells Fargo Subsidiaries"), all shares of the outstanding capital stock of each of which, except as set forth in Schedule 3(b), are owned directly or indirectly by Wells Fargo. No equity security of any Wells Fargo Subsidiary is or may be required to be issued to any person or entity other than Wells Fargo by reason of any option, warrant, scrip, right to subscribe to, call or commitment of any character whatsoever relating to, or security or right convertible into, shares of any capital stock of such subsidiary, and there are no contracts, commitments, understandings or arrangements by which any Wells Fargo Subsidiary is bound to issue additional shares of its capital stock, or options, warrants or rights to purchase or acquire any additional shares of its capital stock. Subject to 12 U.S.C. (S) 55
(1982), all of such shares so owned by Wells Fargo are fully paid and nonassessable and are owned by it free and clear of any lien, claim, charge, option, encumbrance or agreement with respect thereto. Each Wells Fargo Subsidiary is a corporation or national banking association duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and has corporate power and authority to own or lease its properties and assets and to carry on its business as it is now being conducted.

  (c) Wells Fargo Capitalization. As of March 31, 1999, the authorized capital stock of Wells Fargo consists of (i) 20,000,000 shares of Preferred Stock, without par value, of which as of the close of business on December 31, 1998, 980,000 shares of Cumulative Tracking Preferred Stock, at $200 stated value, 9,661 shares of ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 20,016 shares of 1995 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 21,466 shares of 1996 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 18,810 shares of 1997 ESOP Cumulative Convertible Preferred Stock, at $1,000 stated value, 8,740 shares of 1998 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 58,787 shares of 1999 ESOP Cumulative Convertible Preferred Stock, $1,000 stated value, 1,500,000 shares of Adjustable-Rate Cumulative Preferred Stock, Series B, $50 stated value, and 4,000,000 shares of 6.59% Adjustable Rate Noncumulative Preferred Stock, Series B, $50 stated value, were outstanding; (ii) 4,000,000 shares of Preference Stock, without par value, of which as of the close of business on December 31, 1998, no shares were outstanding; and (iii) 4,000,000,000 shares of Common Stock, $1 2/3 par value, of which as of the close of business on March 31, 1999, 1,666,095,285 shares were outstanding and 13,478,919 shares were held in the treasury. All of the outstanding shares of capital stock of Wells Fargo have been duly and validly authorized and issued and are fully paid and nonassessable.

  (d) Authorization. Wells Fargo has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement by Wells Fargo and the consummation of the transactions contemplated hereby have been duly authorized by the Board of Directors of Wells Fargo. No approval or consent by the stockholders of Wells Fargo is necessary for the execution and delivery of this Agreement and the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. Subject to such approvals of government agencies and other governing boards having regulatory authority over Wells Fargo as may be required by statute or regulation, this Agreement is a valid and binding obligation of Wells Fargo enforceable against Wells Fargo in accordance with its terms.

  Neither the execution, delivery and performance by Wells Fargo of this Agreement or the Merger Agreement, nor the consummation of the transactions contemplated hereby and thereby, nor compliance by Wells Fargo with any of the provisions hereof or thereof, will (i) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration of, or result in the creation of, any lien, security interest, charge or encumbrance upon any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary under any of the terms, conditions or provisions of (x) its certificate of incorporation or by-laws or
(y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Wells Fargo or any Wells Fargo Subsidiary is a party or by which it may be bound, or to which Wells Fargo or any Wells Fargo Subsidiary or any of the properties or assets of Wells Fargo or any Wells Fargo Subsidiary may be subject, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to the best knowledge of Wells Fargo, violate any judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Wells Fargo or any Wells Fargo Subsidiary or any of their respective properties or assets.

  Other than in connection with or in compliance with the provisions of the Securities Act, the Exchange Act, the securities or blue sky laws of the various states or filings, consents, reviews, authorizations, approvals or exemptions required under the BHC Act or the HSR Act, and filings required to effect the Merger under Texas law, no notice to, filing with, exemption or review by, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Wells Fargo of the transactions contemplated by this Agreement and the Merger Agreement.

  (e) Wells Fargo Financial Statements. The consolidated balance sheets of Wells Fargo and Wells Fargo's subsidiaries as of December 31, 1998 and 1997 and related consolidated statements of income, stockholders' equity and cash flows for the three years ended December 31, 1998, together with the notes thereto, certified by KPMG and included in Wells Fargo's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (the "Wells Fargo 10-K") as filed with the SEC, and the unaudited consolidated balance sheets of Wells Fargo and its subsidiaries as of March 31, 1999 and the related unaudited consolidated statements of income and cash flows for the three (3) months then ended included in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999, as filed with the SEC (collectively, the "Wells Fargo Financial Statements"), have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and present fairly (subject, in the case of financial statements for interim periods, to normal recurring adjustments) the consolidated financial position of Wells Fargo and its subsidiaries at the dates and the consolidated results of operations, changes in financial position and cash flows of Wells Fargo and its subsidiaries for the periods stated therein. The Year 2000 disclosure contained in Wells Fargo's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 1999 as filed with the SEC and designated as Year 2000 Readiness Disclosures related to the Year 2000 Information and Readiness Disclosure Act is true and correct in all material respects as of the date hereof.

  (f) Reports. Since December 31, 1993, Wells Fargo and each Wells Fargo Subsidiary has filed all reports, registrations and statements, together with any required amendments thereto, that it was required to file with (i) the SEC, including, but not limited to, Forms 10-K, Forms 10-Q and proxy statements,
(ii) the Federal Reserve Board, (iii) the FDIC, (iv) the United States Comptroller of the Currency ("Comptroller"), and (v) any applicable state securities or banking authorities. All such reports and statements filed with any such regulatory body or authority are collectively referred to herein as the "Wells Fargo Reports." As of their respective dates, the Wells Fargo Reports complied in all material respects with all the rules and regulations promulgated by the SEC, the Federal Reserve Board, the FDIC, the Comptroller and any applicable state securities or banking authorities, as the case may be, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

  (g) Properties and Leases. Except as may be reflected in the Wells Fargo Financial Statements and except for any lien for current taxes not yet delinquent, Wells Fargo and each Wells Fargo Subsidiary has good title free and clear of any material liens, claims, charges, options, encumbrances or similar restrictions to all the real and personal property reflected in Wells Fargo's consolidated balance sheet as of March 31, 1999 included in Wells Fargo's Quarterly Report on Form 10-Q for the period then ended, and all real and personal property acquired since such date, except such real and personal property has been disposed of in the ordinary course of business. All leases of real property and all other leases material to Wells Fargo or any Wells Fargo Subsidiary pursuant to which Wells Fargo or such Wells Fargo Subsidiary, as lessee, leases real or personal property, are valid and effective in accordance with their respective terms, and there is not, under any such lease, any material existing default by Wells Fargo or such Wells Fargo Subsidiary or any event which, with notice or lapse of time or both, would constitute such a material default. Substantially all Wells Fargo's and each Wells Fargo Subsidiary's buildings and equipment in regular use have been well maintained and are in good and serviceable condition, reasonable wear and tear excepted.

  (h) Taxes. Each of Wells Fargo and the Wells Fargo Subsidiaries has filed all material federal, state, county, local and foreign tax returns, including information returns, required to be filed by it, and paid or made adequate provision for the payment of all taxes owed by it, including those with respect to income, withholding, social security, unemployment, workers compensation, franchise, ad valorem, premium, excise and sales taxes, and no taxes shown on such returns to be owed by it or assessments received by it are delinquent. The federal income tax returns of Wells Fargo and the Wells Fargo Subsidiaries for the fiscal year ended December 31, 1982, and for all fiscal years prior thereto, are for the purposes of routine audit by the Internal Revenue Service closed because of the statute of limitations, and no claims for additional taxes for such fiscal years are pending. Except only as set forth on Schedule 3(h), (i) neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending action or proceeding, nor to Wells Fargo's knowledge is any such action or proceeding threatened by any governmental authority, for the assessment or collection of taxes, interest, penalties, assessments or deficiencies which could reasonably be expected to have any material adverse effect on Wells Fargo and its subsidiaries taken as a whole, and (ii) no issue has been raised by any federal, state, local or foreign taxing authority in connection with an audit or examination of the tax returns, business or properties of Wells Fargo or any Wells Fargo Subsidiary which has not been settled, resolved and fully satisfied, or adequately reserved for. Each of Wells Fargo and the Wells Fargo Subsidiaries has paid all taxes owed or which it is required to withhold from amounts owing to employees, creditors or other third parties.

  (i) Absence of Certain Changes. Since December 31, 1998, there has been no change in the business, financial condition or results of operations of Wells Fargo or any Wells Fargo Subsidiary which has had, or may reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (j) Commitments and Contracts. Except as set forth on Schedule 3(j), as of December 31, 1996 neither Wells Fargo nor any Wells Fargo Subsidiary is a party or subject to any of the following (whether written or oral, express or implied):

    (i) any labor contract or agreement with any labor union;

    (ii) any contract not made in the ordinary course of business containing covenants which materially limit the ability of Wells Fargo or any Wells Fargo Subsidiary to compete in any line of business or with any person or which involve any material restriction of the geographical area in which, or method by which, Wells Fargo or any Wells Fargo Subsidiary may carry on its business (other than as may be required by law or applicable regulatory authorities); or

    (iii) any other contract or agreement which is a "material contract" within the meaning of Item 601(b)(10) of Regulation S-K.

  (k) Litigation and Other Proceedings. Neither Wells Fargo nor any Wells Fargo Subsidiary is a party to any pending or, to the best knowledge of Wells Fargo, threatened, claim, action, suit, investigation or proceeding, or is subject to any order, judgment or decree, except for matters which, in the aggregate, will not have, or cannot reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of Wells Fargo and its subsidiaries taken as a whole.

  (l) Insurance. Wells Fargo and each Wells Fargo Subsidiary is presently insured or self insured, and during each of the past five calendar years (or during such lesser period of time as Wells Fargo has owned such Wells Fargo Subsidiary) has been insured or self-insured, for reasonable amounts with financially sound and reputable insurance companies against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured and has maintained all insurance required by applicable law and regulation.

  (m) Compliance with Laws. Wells Fargo and each Wells Fargo Subsidiary has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, federal, state, local or foreign governmental or regulatory bodies that are required in order to permit it to own or lease its properties or assets and to carry on its business as presently conducted and that are material to the business of Wells Fargo or such Subsidiary; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect, and to the best knowledge of Wells Fargo, no suspension or cancellation of any of them is threatened; and all such filings, applications and registrations are current. The conduct by Wells Fargo and each Wells Fargo Subsidiary of its business and the condition and use of its properties does not violate or infringe, in any respect material to any such business, any applicable domestic (federal, state or local) or foreign law, statute, ordinance, license or regulation. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default under any order, license, regulation or demand of any federal, state, municipal or other governmental agency or with respect to any order, writ, injunction or decree of any court. Except for statutory or regulatory restrictions of general application, no federal, state, municipal or other governmental authority has placed any restrictions on the business or properties of Wells Fargo or any Wells Fargo Subsidiary which reasonably could be expected to have a material adverse effect on the business or properties of Wells Fargo and its subsidiaries taken as a whole. As of the date hereof, all Wells Fargo Subsidiaries that are subject to the Community Reinvestment Act ("CRA") have received a rating of "outstanding" or "satisfactory" as of their most current CRA examination by the appropriate federal regulator.

  (n) Labor. No work stoppage involving Wells Fargo or any Wells Fargo Subsidiary is pending or, to the best knowledge of Wells Fargo, threatened. Neither Wells Fargo nor any Wells Fargo Subsidiary is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the business of Wells Fargo or such Wells Fargo Subsidiary. Except as set forth on
Schedule 3(j), employees of Wells Fargo and the Wells Fargo Subsidiaries are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

  (o) Wells Fargo Benefit Plans.

    (i) For purposes of this Section 3(o), the term "Wells Fargo Plan" or "Wells Fargo Plans" means all employee benefit plans as defined in Section 3(3) of ERISA, to which Wells Fargo contributes, sponsors, or otherwise has any obligations.

    (ii) No Wells Fargo Plan is a "multiemployer plan" within the meaning of
  Section 3(37) of ERISA.

    (iii) Each Wells Fargo Plan is and has been in all material respects operated and administered in accordance with its provisions and applicable law, including, if applicable, ERISA and the Code.

    (iv) Each Wells Fargo Plan intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the Wells Fargo Plan (including all amendments) is tax qualified under Section 401(a) of the Code and Wells Fargo knows of no reason that any such Wells Fargo Plan is not qualified within the meaning of Section 401(a) of the Code and knows of no reason that each related Wells Fargo Plan trust is not exempt from taxation under
  Section 501(a) of the Code.

    (v) All contributions, premium payments, and other payments required to be made in connection with the Wells Fargo Plans as of the date of this Agreement have been made.

    (vi) With respect to each Wells Fargo Plan that is subject to Section 301 of ERISA or Section 412 of the Code, neither Wells Fargo nor any Wells Fargo Subsidiary is liable for any accumulated funding deficiency as that term is defined in Section 412 of the Code.

    (vii) The present value of all benefits vested and all benefits accrued under each Wells Fargo Plan that is subject to Title IV of ERISA does not, in each case, exceed the value of the assets of the Wells Fargo Plans allocable to such vested or accrued benefits as of the end of the most recent Plan Year.

  (p) Registration Statement, etc. None of the information regarding Wells Fargo and its subsidiaries supplied or to be supplied by Wells Fargo for inclusion in (i) the Registration Statement, (ii) the Proxy Statement, or (iii) any other documents to be filed with the SEC or any regulatory authority in connection with the transactions contemplated hereby or by the Merger Agreement will, at the respective times such documents are filed with the SEC or any regulatory authority and, in the case of the Registration Statement, when it becomes effective and, with respect to the Proxy Statement, when mailed, be false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements therein not misleading or, in the case of the Proxy Statement or any amendment thereof or supplement thereto, at the time of the meeting of shareholders referred to in paragraph 4(c), be false or misleading with respect to any material fact, or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of any proxy for such meeting. All documents which Wells Fargo and the Wells Fargo Subsidiaries are responsible for filing with the SEC and any other regulatory authority in connection with the Merger will comply as to form in all material respects with the provisions of applicable law.

  (q) Brokers and Finders. Neither Wells Fargo nor any Wells Fargo Subsidiary nor any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finder's fees, and no broker or finder has acted directly or indirectly for Wells Fargo or any Wells Fargo Subsidiary in connection with this Agreement and the Merger Agreement or the transactions contemplated hereby and thereby.

  (r) No Defaults. Neither Wells Fargo nor any Wells Fargo Subsidiary is in default, nor has any event occurred which, with the passage of time or the giving of notice, or both, would constitute a default under any material agreement, indenture, loan agreement or other instrument to which it is a party or by which it or any of its assets is bound or to which any of its assets is subject, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole. To the best of Wells Fargo's knowledge, all parties with whom Wells Fargo or any Wells Fargo Subsidiary has material leases, agreements or contracts or who owe to Wells Fargo or any Wells Fargo Subsidiary material obligations other than with respect to those arising in the ordinary course of the banking business of the Wells Fargo Subsidiaries are in compliance therewith in all material respects.

  (s) Environmental Liability. There is no legal, administrative, or other proceeding, claim, or action of any nature seeking to impose, or that could result in the imposition, on Wells Fargo or any Wells Fargo Subsidiary of any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, CERCLA, pending or to the best of Wells Fargo's knowledge, threatened against Wells Fargo or any Wells Fargo Subsidiary, the result of which has had or could reasonably be expected to have a material adverse effect upon Wells Fargo and its subsidiaries taken as a whole; to the best of Wells Fargo's knowledge there is no reasonable basis for any such proceeding, claim or action; and to the best of Wells Fargo's knowledge neither Wells Fargo nor any Wells Fargo Subsidiary is subject to any agreement, order, judgment, or decree by or with any court, governmental authority or third party imposing any such environmental liability.

  (t) Merger Co. As of the Closing Date, Merger Co. will be a corporation duly organized, validly existing, duly qualified to do business and in good standing under the laws of its jurisdiction of incorporation, and will have corporate power and authority to own or lease its properties and assets and to carry on its business.

  4. Covenants of Prime. Prime covenants and agrees with Wells Fargo as follows:

  (a) Except as otherwise permitted or required by this Agreement, from the date hereof until the Effective Time of the Merger, Prime, and each Prime Subsidiary will: maintain its corporate existence in good standing; maintain the general character of its business and conduct its business in its ordinary and usual manner; extend credit in accordance with existing lending policies and provide Wells Fargo access to its loan files (including credits extended after the date hereof), except that it shall not, without the prior written consent of Wells Fargo (which shall be deemed to be waived if Wells Fargo has made no response by the end of the first complete business day following the receipt (by confirmed facsimile) of the request by a Wells Fargo representative designated in writing), make any new loan or modify, restructure or renew any existing loan (except pursuant to commitments made prior to the date of this Agreement and except for increases in existing loans in excess of 10% of the principal amount of such loan, but up to a maximum to $100,000 for such loan) to any borrower if the amount of the resulting loan, when aggregated with all other loans or extensions of credit to such person, would be in excess of $1,000,000, provided that such loan complies fully with and is rated a "pass" under Prime's lending policy as in effect as of the date hereof; maintain proper business and accounting records in accordance with generally accepted principles; maintain its properties in good repair and condition, ordinary wear and tear excepted; maintain in all material respects presently existing insurance coverage; use its best efforts to preserve its business organization intact, to keep the services of its present principal employees and to preserve its good will and the good will of its suppliers, customers and others having business relationships with it; use its best efforts to obtain any approvals or consents required to maintain existing leases and other contracts in effect following the Merger; comply in all material respects with all laws, regulations, ordinances, codes, orders, licenses and permits applicable to the properties and operations of Prime and each Prime Subsidiary the non-compliance with which reasonably could be expected to have a material adverse effect on Prime and the Prime Subsidiaries taken as a whole; and permit Wells Fargo and its representatives (including KPMG) to examine its and its subsidiaries books, records and properties and to interview officers, employees and agents at all reasonable times when it is open for business. No such examination by Wells Fargo or its representatives either before or after the date of this Agreement shall in any way affect, diminish or terminate any of the representations, warranties or covenants of Prime herein expressed.

  (b) Except as otherwise contemplated or required by this Agreement, from the date hereof until the Effective Time of the Merger, Prime and each Prime Subsidiary will not (without the prior written consent of Wells Fargo): amend or otherwise change its articles of incorporation or association or by-laws; issue or sell or authorize for issuance or sale, or grant any options or make other agreements with respect to the issuance or sale or conversion of, any shares of its capital stock, phantom shares or other share-equivalents, or any other of its securities, except that Prime may issue shares of Prime Common Stock upon the exercise of outstanding stock options described in Schedule 4(b); authorize or incur any long-term debt (other than deposit liabilities); mortgage, pledge or subject to lien or other encumbrance any of its properties, except in the ordinary course of business; enter into any material agreement, contract or commitment in excess of $25,000 except banking transactions in the ordinary course of business and in accordance with policies and procedures in effect on the date hereof; make any investments except investments made by bank subsidiaries in the ordinary course of business for terms of up to one year and in amounts of $100,000 or less (which consent requirement shall be deemed to be waived as to any investment to which Wells Fargo has made no response by the end of the second complete business day following the receipt of the request by a Wells Fargo representative designated in writing); amend or terminate any Plan except as required by law or the terms of this Agreement, except that Prime may take such action as is necessary to amend the 1993 Incentive Stock Option Plan of Independent Bancorp, Inc. to permit the acceleration of vesting of options thereunder and to permit such options to be exercisable prior to the Effective Date otherwise upon and subject to the conditions set forth therein upon a change in control; make any contributions to any Plan except as required by the terms of such Plan in effect as of the date hereof; declare, set aside, make or pay any dividend or other distribution with respect to its capital stock except any dividend declared by the Board of Directors of a Prime Subsidiary in accordance with applicable law and regulation, provided, however, that the Board of Directors of Prime may declare and pay dividends to the Prime shareholders out of the net earnings of Prime between June 30, 1999 and the Effective Time of the Merger in accordance with applicable law and regulation and in accordance with past practice in an amount not to exceed a quarterly rate of $.08 per share and, provided further, however, that Prime shareholders shall be entitled to a dividend on Prime Common Stock or Wells Fargo Common Stock, but not both, in the calendar quarter in which the Closing shall occur; redeem, purchase or otherwise acquire, directly or indirectly, any of the capital stock of Prime; increase the compensation of any officers, directors or executive employees, except pursuant to existing compensation plans and practices, provided, however, that Prime may, in addition, accrue and pay bonuses in the aggregate not to exceed $250,000 for retention purposes; sell or otherwise dispose of any shares of the capital stock of any Prime Subsidiary; or sell or otherwise dispose of any of its assets or properties other than in the ordinary course of business.

  (c) The Board of Directors of Prime will duly call, and will cause to be held on a date mutually agreeable to Prime and Wells Fargo, but not later than twenty-five (25) business days following the effective date of the Registration Statement referred to in paragraph 5(c) hereof, a meeting of its shareholders and will direct that this Agreement and the Merger Agreement be submitted to a vote at such meeting. The Board of Directors of Prime will (i) cause proper notice of such meeting to be given to its shareholders in compliance with the Texas Business Corporation Act and other applicable law and regulation, (ii) recommend by the affirmative vote of the Board of Directors a vote in favor of approval of this Agreement and the Merger Agreement, and (iii) use its best efforts to solicit from its shareholders proxies in favor thereof.

  (d) Prime will furnish or cause to be furnished to Wells Fargo all the information concerning Prime and its subsidiaries required for inclusion in the Registration Statement referred to in paragraph 5(c) hereof, or any statement or application made by Wells Fargo to any governmental body in connection with the transactions contemplated by this Agreement. Any financial statement for any fiscal year provided under this paragraph must include the audit opinion and the consent of Grant Thornton LLP to use such opinion in such Registration Statement.

  (e) Prime will take all necessary corporate and other action and use its best efforts to obtain all approvals of regulatory authorities, consents and other approvals required of Prime to carry out the transactions contemplated by this Agreement and will cooperate with Wells Fargo to obtain all such approvals and consents required of Wells Fargo.

  (f) Prime will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (g) Prime will hold in confidence all documents and information concerning Wells Fargo and its subsidiaries furnished to Prime and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to Prime's outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Wells Fargo (except to the extent that such information can be shown to be previously known to Prime, in the public domain, or later acquired by Prime from other legitimate sources) and, upon request, all such documents, any copies thereof and extracts therefrom shall immediately thereafter be returned to Wells Fargo.

  (h) Neither Prime, nor any Prime Subsidiary, nor any director, officer, representative or agent thereof, will, directly or indirectly, solicit, authorize the solicitation of or enter into any discussions with any corporation, partnership, person or other entity or group (other than Wells Fargo) concerning any offer or possible offer (i) to purchase any shares of common stock, any option or warrant to purchase any shares of common stock, any securities convertible into any shares of such common stock, or any other equity security of Prime or any Prime Subsidiary, (ii) to make a tender or exchange offer for any shares of such common stock or other equity security, (iii) to purchase, lease or otherwise acquire the assets of Prime or any Prime Subsidiary except in the ordinary course of business, or (iv) to merge, consolidate or otherwise combine with Prime or any Prime Subsidiary. If any corporation, partnership, person or other entity or group makes an offer or inquiry to Prime or any Prime Subsidiary concerning any of the foregoing, Prime or such Prime Subsidiary will promptly disclose such offer or inquiry, including the terms thereof, to Wells Fargo.

  (i) Prime shall consult with Wells Fargo as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (j) Prime and each Prime Subsidiary will take all action necessary or required (i) to terminate or amend, if requested by Wells Fargo, all qualified pension and welfare benefit plans and all non-qualified benefit plans and compensation arrangements as of the Effective Date of the Merger, (ii) to submit application to the Internal Revenue Service for a favorable determination letter for each of the Plans which is subject to the qualification requirements of Section 401(a) of the Code prior to the Effective Date of the Merger, and (iii) authorize and delegate the power to vote Prime Common Stock held in the Prime Bancshares, Inc. 401(k) to such Plan's independent third party fiduciary.

  (k) [Intentionally omitted.]

  (l) Prime shall use its best efforts to obtain and deliver prior to the Effective Date of the Merger signed representations substantially in the form attached hereto as Exhibit B to Wells Fargo by each executive officer, director or shareholder of Prime who may reasonably be deemed an "affiliate" of Prime within the meaning of such term as used in Rule 145 under the Securities Act.

  (m) Prime shall establish such additional accruals and reserves as may be necessary to conform Prime's accounting and credit loss reserve practices and methods to those of Wells Fargo and Wells Fargo's plans with respect to the conduct of Prime's business following the Merger and to provide for the costs and expenses relating to the consummation by Prime of the Merger and the other transactions contemplated by this Agreement; provided, however, that (a) Prime shall not be required to take such actions more than three (3) business days prior to the Closing Date or prior to the time Wells Fargo agrees that all of the conditions to their obligation to close as set forth in paragraph 7 have been satisfied or waived (other than the deliveries to be made on the Closing
Date) and no such adjustment shall (i) require any prior filing with any governmental agency or regulatory authority, or (ii) violate any law, rule or regulation applicable to Prime; provided that in any event no accrual or reserve made by Prime pursuant to this paragraph 4(m), shall constitute or be deemed to be a breach, violation of or failure to satisfy any representation, warranty, covenant, condition or other provision of this Agreement or otherwise be considered in determining whether any such breach, violation or failure to satisfy shall have occurred.

  (n) Prime shall obtain, at its sole expense, Phase I environmental assessments for each bank facility and each non-residential OREO property. Oral reports of such environmental assessments shall be delivered to Wells Fargo no later than four (4) weeks and written reports shall be delivered to Wells Fargo no later than eight (8) weeks from the date of this Agreement. Prime shall obtain, at its sole expense, Phase II environmental assessments for properties identified by Wells Fargo on the basis of the results of such Phase I environmental assessments. Prime shall obtain a survey and assessment of all potential asbestos containing material in owned or leased properties (other than OREO property) and a written report of the results shall be delivered to Wells Fargo within four (4) weeks of the date of this Agreement.

  (o) Prime shall obtain, at its sole expense, commitments for title insurance and boundary surveys for each bank facility which shall be delivered to Wells Fargo no later than four (4) weeks from the date of this Agreement.

  (p) Prime and Wells Fargo will work together to assess the impact of the transactions contemplated by this Agreement on Prime's continued compliance with the FFIEC Requirements and Prime will take such action, in consultation with Wells Fargo, as may be necessary to amend Prime's Year 2000 project assessment and remediation plan. Prime will continue its current preparations for compliance with the FFIEC Requirements and will not rely on the consummation of the transactions contemplated by this Agreement to satisfy its FFIEC requirements. Prime will provide Wells Fargo with complete access to its Year 2000 project and remediation plan documentation and permit Wells Fargo to review and investigate Prime's continuing Year 2000 compliance efforts and the results thereof. Prime will use its commercially reasonable efforts to remove any exclusion from insurance coverage arising from Year 2000 issues contained in its current Directors and Officers Liability coverage.

  (q) Prime shall take such action as is necessary under the 1984 Incentive Stock Option Plan of Independent Bancorp, Inc., 1993 Incentive Stock Option Plan of Independent Bancorp, Inc., and the Prime Bancshares, Inc. 1997 Stock Incentive Plan ("Plans") to (i) terminate such Plans as of immediately prior to the Effective Date, and (ii) to cancel, effective as of immediately prior to the Effective Date, all options and awards granted under such Plans that are unexercised as of immediately prior to the Effective Date.

  (r) Prime shall amend its bylaws to eliminate as of immediately prior to the Effective Time any provision that permits the bylaws to be amended only by the Board of Directors of Prime and to eliminate any requirement that the Board of Directors of Prime be elected for staggered terms.

  5. Covenants of Wells Fargo. Wells Fargo covenants and agrees with Prime as follows:

  (a) From the date hereof until the Effective Time of the Merger, Wells Fargo will maintain its corporate existence in good standing; conduct, and cause the Wells Fargo Subsidiaries to conduct, their respective businesses in compliance with all material obligations and duties imposed on them by all laws, governmental regulations, rules and ordinances, and judicial orders, judgments and decrees applicable to Wells Fargo or the Wells Fargo Subsidiaries, their businesses or their properties; maintain all books and records of it and the Wells Fargo Subsidiaries, including all financial statements, in accordance with the accounting principles and practices consistent with those used for the Wells Fargo Financial Statements, except for changes in such principles and practices required under generally accepted accounting principles.

  (b) Wells Fargo will furnish to Prime all the information concerning Wells Fargo required for inclusion in a proxy statement or statements to be sent to the shareholders of Prime, or in any statement or application made by Prime to any governmental body in connection with the transactions contemplated by this Agreement.

  (c) As promptly as practicable after the execution of this Agreement, but on a date mutually agreeable to Wells Fargo and Prime, Wells Fargo will file with the SEC a registration statement on Form S-4 (the "Registration Statement") under the Securities Act and any other applicable documents, relating to the shares of Wells Fargo Common Stock to be delivered to the shareholders of Prime pursuant to the Merger Agreement, and will use its best efforts to cause the Registration Statement to become effective; provided that Prime and Wells Fargo will cooperate to determine a filing schedule that is not commercially burdensome to either Prime or Wells Fargo . At the time the Registration Statement becomes effective, the Registration Statement will comply in all material respects with the provisions of the Securities Act and the published rules and regulations thereunder, and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not false or misleading, and at the time of mailing thereof to the Prime shareholders, at the time of the Prime shareholders' meeting referred to in paragraph 4(c) hereof and at the Effective Time of the Merger the prospectus included as part of the Registration Statement, as amended or supplemented by any amendment or supplement filed by Wells Fargo (hereinafter the "Prospectus"), will not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not false or misleading; provided, however, that none of the provisions of this subparagraph shall apply to statements in or omissions from the Registration Statement or the Prospectus made in reliance upon and in conformity with information furnished by Prime or any Prime Subsidiary for use in the Registration Statement or the Prospectus.

  (d) Wells Fargo will file all documents required to be filed to list the Wells Fargo Common Stock to be issued pursuant to the Merger Agreement on the New York Stock Exchange and the Chicago Stock Exchange and use its best efforts to effect said listings.

  (e) The shares of Wells Fargo Common Stock to be issued by Wells Fargo to the shareholders of Prime pursuant to this Agreement and the Merger Agreement will, upon such issuance and delivery to said shareholders pursuant to the Merger Agreement, be duly authorized, validly issued, fully paid and nonassessable. The shares of Wells Fargo Common Stock to be delivered to the shareholders of Prime pursuant to the Merger Agreement are and will be free of any preemptive rights of the stockholders of Wells Fargo.

  (f) Wells Fargo will file all documents required to obtain, prior to the Effective Time of the Merger, all necessary Blue Sky permits and approvals, if any, required to carry out the transactions contemplated by this Agreement, will pay all expenses incident thereto and will use its best efforts to obtain such permits and approvals.

  (g) Wells Fargo will take all necessary corporate and other action and file all documents required to obtain and will use its best efforts to obtain all approvals of regulatory authorities, consents and approvals required of it to carry out the transactions contemplated by this Agreement and will cooperate with Prime to obtain all such approvals and consents required by Prime.

  (h) Wells Fargo will hold in confidence all documents and information concerning Prime and Prime's Subsidiaries furnished to it and its representatives in connection with the transactions contemplated by this Agreement and will not release or disclose such information to any other person, except as required by law and except to its outside professional advisers in connection with this Agreement, with the same undertaking from such professional advisers. If the transactions contemplated by this Agreement shall not be consummated, such confidence shall be maintained and such information shall not be used in competition with Prime (except to the extent that such information can be shown to be previously known to Wells Fargo, in the public domain, or later acquired by Wells Fargo from other legitimate sources) and, upon request, all such documents, copies thereof or extracts therefrom shall immediately thereafter be returned to Prime.

  (i) Wells Fargo will file any documents or agreements required to be filed in connection with the Merger under the Texas Business Corporation Act and the Texas Banking Act of 1995.

  (j) Wells Fargo will use its best efforts to deliver to the Closing all opinions, certificates and other documents required to be delivered by it at the Closing.

  (k) Wells Fargo shall consult with Prime as to the form and substance of any proposed press release or other proposed public disclosure of matters related to this Agreement or any of the transactions contemplated hereby.

  (l) Wells Fargo shall give Prime notice of receipt of the regulatory approvals referred to in paragraph 7(e).

  (m) [Intentionally omitted.]

  (o) With respect to the indemnification of directors and officers and with respect to directors' and officers' insurance, Wells Fargo agrees as follows:

    (i) Wells Fargo shall ensure that all rights to indemnification and all limitations of liability existing in favor of any person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time of the Merger, a director or officer of Prime or any Prime Subsidiary (an "Indemnified Party" and, collectively, the "Indemnified Parties"), in Prime's Articles of Incorporation or Bylaws or similar governing documents of any Prime Subsidiary, as applicable in the particular case and as in effect on the date hereof, shall, with respect to claims arising from (A) facts or events that occurred before the Effective Time of the Merger, or (B) this Agreement or any of the transactions contemplated by this

  Agreement, whether in any case asserted or arising before or after the Effective Time of the Merger, survive the Merger and shall continue in full force and effect. Nothing contained in this paragraph 5(o)(i) shall be deemed to preclude the liquidation, consolidation, or merger of Prime or any Prime Subsidiary, in which case all of such rights to indemnification and limitations on liability shall be deemed to survive and continue as contractual rights notwithstanding any such liquidation or consolidation or merger; provided, however, that in the event of liquidation or sale of substantially all of the assets of Prime, Wells Fargo shall guarantee, to the extent of the net asset value of Prime or any Prime Subsidiary as of the Effective Date of the Merger, the indemnification obligations of Prime or any Prime Subsidiary to the extent of indemnification obligations of Prime and the Prime Subsidiaries described above. Notwithstanding anything to the contrary contained in this paragraph 5(o)(i), nothing contained herein shall require Wells Fargo to indemnify any person who was a directors or officer of Prime or any Prime Subsidiary to a greater extent than Prime or any Prime Subsidiary is, as of the date of this Agreement, required to indemnify any such person.

    (ii) any Indemnified Party wishing to claim indemnification under paragraph 5(o)(i), upon learning of any such claim, action, suit, proceeding, or investigation, shall promptly notify Wells Fargo thereof, but the failure to so notify shall not relieve Wells Fargo of any liability it may have to such Indemnified Party. In the event of any such claim, action, suit, proceeding, or investigation (whether arising before of after the Effective Time of the Merger) (A) Wells Fargo shall have the right to assume the defense thereof and Wells Fargo shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if Wells Fargo elects not to assume such defense or counsel for the Indemnified Party advises that there are issues which raise conflicts of interest between Wells Fargo and the Indemnified Party, the Indemnified Party may retain counsel satisfactory to them, and Wells Fargo shall pay the reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received, provided, however, that Wells Fargo shall be obligated pursuant to this subparagraph (ii) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one counsel for such Indemnified Parties would present such counsel with a conflict of interest, and (B) such Indemnified Party shall cooperate in the defense of any such matter.

    (iii) for a period of six (6) years after the Effective Time of the Merger, Wells Fargo shall use its best efforts to cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by Prime (provided that Wells Fargo may substitute therefor policies of at least the same coverage and amount containing terms and conditions which are substantially no less advantageous) with respect to claims arising from facts or events which occurred prior to the Effective Time of the Merger;

    (iv) if Wells Fargo or any of its successors or assigns (A) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger; or (B) shall transfer all or substantially all of its properties and assets to any individual, corporation, or other entity, then and in each such case, proper provision shall be made so that the successors and assigns of Wells Fargo shall assume the obligations set forth in this paragraph 5(o); and

    (v) the provisions of this paragraph 5(o) shall survive the Effective Time of the Merger and are intended for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

  6. Conditions Precedent to Obligation of Prime. The obligation of Prime to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following further conditions, which may be waived in writing by
Prime:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 3 hereof shall be true and correct in all respects material to Wells Fargo and its subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Wells Fargo shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it and Merger Co. at or before the Time of Filing.

  (c) Prime shall have received a favorable certificate, dated as of the Effective Date of the Merger, signed by the Chairman, the President or any Executive Vice President or Senior Vice President and by the Secretary or Assistant Secretary of Wells Fargo, as to the matters set forth in subparagraphs (a) and (b) of this paragraph 6.

  (d) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Prime required for approval of a plan of merger in accordance with the provisions of Prime's Articles of Incorporation and the Texas Business Corporation Act.

  (e) Wells Fargo shall have received approval by the Federal Reserve Board and by such other governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired.

  (f) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (g) The shares of Wells Fargo Common Stock to be delivered to the stockholders of Prime pursuant to this Agreement and the Merger Agreement shall have been authorized for listing on the New York Stock Exchange and the Chicago Stock Exchange.

  (h) Prime shall have received an opinion, dated the Closing Date, of counsel to Prime, substantially to the effect that, for federal income tax purposes:
(i) the Merger will constitute a reorganization within the meaning of Sections 368(a)(1)(A) and 368(a)(2)(E) of the Code; (ii) no gain or loss will be recognized by the holders of Prime Common Stock upon receipt of Wells Fargo Common Stock except for cash received in lieu of fractional shares; (iii) the basis of the Wells Fargo Common Stock received by the shareholders of Prime will be the same as the basis of Prime Common Stock exchanged therefor; and
(iv) the holding period of the shares of Wells Fargo Common Stock received by the shareholders of Prime will include the holding period of the Prime Common Stock, provided such shares of Prime Common Stock were held as a capital asset as of the Effective Time of the Merger.

  (i) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened and be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (j) Since March 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial conditions, results of operations, business or prospects of Wells Fargo and the Wells Fargo Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

  7. Conditions Precedent to Obligation of Wells Fargo. The obligation of Wells Fargo to effect the Merger shall be subject to the satisfaction at or before the Time of Filing of the following conditions, which may be waived in writing by Wells Fargo:

  (a) Except as they may be affected by transactions contemplated hereby and except to the extent such representations and warranties are by their express provisions made as of a specified date and except for activities or transactions or events occurring after the date of this Agreement made in the ordinary course of business and not expressly prohibited by this Agreement, the representations and warranties contained in paragraph 2 hereof shall be true and correct in all respects material to Prime and the Prime Subsidiaries taken as a whole as if made at the Time of Filing.

  (b) Prime shall have, or shall have caused to be, performed and observed in all material respects all covenants, agreements and conditions hereof to be performed or observed by it at or before the Time of Filing.

  (c) This Agreement and the Merger Agreement shall have been approved by the affirmative vote of the holders of the percentage of the outstanding shares of Prime required for approval of a plan of merger in accordance with the provisions of Prime's Articles of Incorporation and the Texas Business Corporation Act.

  (d) Wells Fargo shall have received a favorable certificate dated as of the Effective Date of the Merger signed by the Chairman or President and by the Secretary or Assistant Secretary of Prime, as to the matters set forth in subparagraphs (a) through (c) of this paragraph 7.

  (e) Wells Fargo shall have received approval by all governmental agencies as may be required by law of the transactions contemplated by this Agreement and the Merger Agreement and all waiting and appeal periods prescribed by applicable law or regulation shall have expired. No approvals, licenses or consents granted by any regulatory authority shall contain any condition or requirement relating to Prime or any Prime Subsidiary that, in the good faith judgment of Wells Fargo, is unreasonably burdensome to Wells Fargo.

  (f) Prime and each Prime Subsidiary shall have obtained any and all material consents or waivers from other parties to loan agreements, leases or other contracts material to Prime's or such subsidiary's business required for the consummation of the Merger, and Prime and each Prime Subsidiary shall have obtained any and all material permits, authorizations, consents, waivers and approvals required for the lawful consummation by it of the Merger.

  (g) No court or governmental authority of competent jurisdiction shall have issued an order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement.

  (h) [Intentionally omitted.]

  (i) At any time since the date hereof the total number of shares of Prime Common Stock outstanding and subject to issuance upon exercise (assuming for this purpose that phantom shares and other share-equivalents constitute Prime Common Stock) of all warrants, options, conversion rights, phantom shares or other share-equivalents, other than any option held by Wells Fargo, shall not have exceeded 10,209,483.

  (j) The Registration Statement (as amended or supplemented) shall have become effective under the Securities Act and shall not be subject to any stop order, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness of the Registration Statement shall have been initiated and be continuing, or have been threatened or be unresolved. Wells Fargo shall have received all state securities law or blue sky authorizations necessary to carry out the transactions contemplated by this Agreement.

  (k) Wells Fargo shall have received from the Chief Executive Officer and Chief Financial Officer of Prime a letter, dated as of the effective date of the Registration Statement and updated through the date of Closing, in form and substance satisfactory to Wells Fargo, to the effect that:

    (i) the interim quarterly financial statements of Prime included or incorporated by reference in the Registration Statement are prepared in accordance with generally accepted accounting principles applied on a basis consistent with the audited financial statements of Prime;

    (ii) the amounts reported in the interim quarterly financial statements of Prime agree with the general ledger of Prime;

    (iii) the annual and quarterly financial statements of Prime and the Prime Subsidiaries included in, or incorporated by reference in, the Registration Statement comply as to form in all material respects with the applicable accounting requirements of the Securities Act and the published rules and regulations thereunder;

    (iv) from the date of the most recent unaudited consolidated financial statements of Prime and the Prime Subsidiaries as may be included in the Registration Statement to a date five (5) days prior to the effective date of the Registration Statement or five (5) days prior to the Closing, there are no increases in long-term debt, changes in the capital stock or decreases in stockholders' equity of Prime and the Prime Subsidiaries, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters. For the same period, there have been no decreases in consolidated net interest income, consolidated net interest income after provision for credit losses, consolidated income before income taxes, consolidated net income and net income per share amounts of Prime and the Prime Subsidiaries, or in income before equity in undistributed income of subsidiaries, in each case as compared with the comparable period of the preceding year, except in each case for changes, increases or decreases which the Registration Statement discloses have occurred or may occur or which are described in such letters;

    (v) they have reviewed certain amounts, percentages, numbers of shares and financial information which are derived from the general accounting records of Prime and the Prime Subsidiaries, which appear in the Registration Statement under the certain captions to be specified by Wells Fargo, and have compared certain of such amounts, percentages, numbers and financial information with the accounting records of Prime and the Prime Subsidiaries and have found them to be in agreement with financial records and analyses prepared by Prime included in the annual and quarterly financial statements, except as disclosed in such letters.

  (l) Prime and the Prime Subsidiaries considered as a whole shall not have sustained since December 31, 1998 any material loss or interference with their business from any civil disturbance or any fire, explosion, flood or other calamity, whether or not covered by insurance.

  (m) There shall be no reasonable basis for any proceeding, claim or action of any nature seeking to impose, or that could result in the imposition on Prime or any Prime Subsidiary of, any liability relating to the release of hazardous substances as defined under any local, state or federal environmental statute, regulation or ordinance including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980 as amended, which has had or could reasonably be expected to have a material adverse effect upon Prime and its subsidiaries taken as a whole.

  (n) Since March 31, 1999, no change shall have occurred and no circumstances shall exist which has had or might reasonably be expected to have a material adverse effect on the financial condition, results of operations, business or prospects of Prime and the Prime Subsidiaries taken as a whole (other than changes in banking laws or regulations, or interpretations thereof, that affect the banking industry generally or changes in the general level of interest rates).

  (o) Prime shall be in full compliance with current FFIEC Requirements. There shall be no feature of Prime's data processing, operating or platform systems that would prevent those systems from continuing to run independently after December 31, 1999 until such time as a subsequent conversion to Wells Fargo systems can be completed. Prime's computer hardware and software used in the receipt, transmission, processing, manipulation, storage, retrieval, retransmission, or other utilization of data or in the operation of mechanical or electrical systems of any kind will function at least as effectively in all material respects after December 31, 1999 as in the case of dates or time periods occurring prior to January 1, 2000.

  (p) Prime shall have taken the actions required by paragraph 4(q), and the Plans and any unexercised options or awards shall have been terminated as of immediately prior to the Effective Date.

  (q) The employment agreements of even date herewith between Wells Fargo and the individuals listed on Schedule 7(q) shall be in full force and effect.

  (r) Prime shall have taken the actions required by Paragraph 4(r).

  (s) Prime shall have delivered the resignations of each member of its Board of Directors as of the Effective Time, and such resignations shall not have been withdrawn.

  8. Employee Benefit Plans. Each person who is an employee of Prime or any Prime Subsidiary as of the Effective Date of the Merger ("Prime Employees") shall be eligible for participation in the employee welfare and retirement plans of Wells Fargo, as in effect from time to time, as follows:

  (a) Employee Welfare Benefit Plans. Each Prime Employee shall be eligible for participation in the employee welfare benefit plans of Wells Fargo listed below subject to any eligibility requirements applicable to such plans (and not subject to pre-existing condition exclusions, except with respect to the Wells Fargo Long Term Disability Plan and the Wells Fargo Long Term Care Plan) and shall enter each plan no later than the first day of the calendar quarter which begins at least thirty-two (32) days after the Effective Date of the Merger ("Benefits Conversion Date") (provided that the transition from Prime's Plans to the Wells Fargo Plans will be facilitated without gaps in coverage to the participants and without duplication of costs to Wells Fargo):

      Medical Plan
      Dental Plan
      Vision Plan
      Short Term Disability Plan
      Long Term Disability Plan
      Long Term Care Plan
      Flexible Benefits Plan
      Basic Group Life Insurance Plan
      Group Universal Life Insurance Plan
      Dependent Group Life Insurance Plan
      Business Travel Accident Insurance Plan
      Accidental Death and Dismemberment Plan
      Salary Continuation Pay Plan
      Paid Time Off Program

For purposes of the foregoing, "Medical Plan" means any medical plan sponsored by Wells Fargo that is available to similarly situated Wells Fargo employees. Prime Employees shall receive credit for years of service to Prime, the Prime Subsidiaries and any predecessors of Prime or the Prime Subsidiaries (to the extent credited under the vacation and short-term disability programs of Prime) for the purpose of determining benefits under the Wells Fargo Paid Time Off Program, Salary Continuation Pay Plan, and Short Term Disability Plan. The Prime Employees listed on Schedule 7(q) are ineligible for participation in the Wells Fargo Salary Continuation Pay Plan.

  (b) Employee Retirement Benefit Plans. Each Prime Employee shall be eligible to participate in the Wells Fargo 401(k) Plan (the "401(k) Plan"), subject to any eligibility requirements applicable to the 401(k) Plan (with full credit for years of past service to Prime and the Prime Subsidiaries for the purpose of satisfying any eligibility and vesting periods applicable to the 401(k)
Plan), and shall enter the 401(k) Plan no later than the Benefits Conversion
Date.

  Each Prime Employee shall be eligible to participate in the Wells Fargo Cash Balance Plan (the "Cash Balance Plan") subject to any eligibility requirements applicable to the Cash Balance Plan. Wells Fargo shall not recognize a Prime Employee's past service with Prime or any Prime Subsidiary for any purpose under the

Cash Balance Plan. Therefore, each Prime Employee shall be eligible for participation, as a new employee, in the Wells Fargo Cash Balance Plan pursuant to the terms thereof.

  Each Prime Employee shall be eligible for access to Wells Fargo's retiree medical benefit, subject to any eligibility requirements applicable to such benefit. Wells Fargo shall recognize years of past service with Prime and the Prime Subsidiaries for the purpose of eligibility to access Wells Fargo's retiree medical benefit.

  9. Termination of Agreement.

  (a) This Agreement may be terminated at any time prior to the Time of Filing:

    (i) by mutual written consent of the parties hereto;

    (ii) by either of the parties hereto upon written notice to the other party if the Merger shall not have been consummated by March 15, 2000 unless such failure of consummation shall be due to the failure of the party seeking to terminate to perform or observe in all material respects the covenants and agreements hereof to be performed or observed by such party; or

    (iii) by Prime or Wells Fargo upon written notice to the other party if any court or governmental authority of competent jurisdiction shall have issued a final order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; or

    (iv) by Prime, within five (5) business days after the end of the Index Measurement Period (as defined in subparagraph (c)(ii) below), if both of the following conditions are satisfied:

      (A) the Wells Fargo Measurement Price is less than $36.00; and

      (B) the number obtained by dividing the Wells Fargo Measurement Price by the closing price of Wells Fargo Common Stock on the trading day immediately preceding the date of this Agreement is less than the number obtained by dividing the Final Index Price (as defined in subparagraph (c) below) by the Initial Index Price (as defined in subparagraph (c) below) and subtracting .15 from such quotient.

  (b) Termination of this Agreement under this paragraph 9 shall not release, or be construed as so releasing, either party hereto from any liability or damage to the other party hereto arising out of the breaching party's willful and material breach of the warranties and representations made by it, or willful and material failure in performance of any of its covenants, agreements, duties or obligations arising hereunder, and the obligations under paragraphs 4(g), 5(h) and 10 shall survive such termination.

  (c) For purposes of this paragraph 9:

    (i) The "Company Market Capitalization" shall mean (A) the price of one share of the common stock of a given company at the close of the trading day immediately preceding the date of this Agreement multiplied by (B) the number of shares of common stock of such company outstanding as of June 30, 1999 (adjusted for any stock dividend, reclassification, recapitalization, exchange of shares or similar transaction between June 30, 1999 and the close of the trading day immediately preceding the date of this Agreement).

    (ii) The "Index Group" shall mean all of those companies listed on Exhibit C the common stock of which is publicly traded and as to which there is, during the period of twenty (20) trading days ending on the day immediately preceding the meeting of the shareholders of Prime held to vote on this Agreement and the Merger Agreement (the "Index Measurement Period"), no pending publicly announced proposal for such company to be acquired, nor has there been any proposal by such company publicly announced subsequent to the day before the date of this Agreement to acquire another company in exchange for stock where, if the company to be acquired were to become a subsidiary of the acquiring company, the company to be acquired would be a "significant subsidiary" as defined in Rule 1-02 of Regulation S-X promulgated by the SEC nor has there been any program publicly announced subsequent to the day before the date of this Agreement to repurchase 5% or more of the outstanding shares of such company's common stock.

    (iii) The "Initial Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (A) the closing price per share of common stock of each such company on the trading day immediately preceding the date of this Agreement multiplied by (B) the Weighting Factor (as defined below) for each such company.

    (iv) The "Final Index Price" shall mean the sum of the following, calculated for each of the companies in the Index Group: (A) the Final Price for each such company multiplied by (B) the Weighting Factor (as defined below) for each such company.

    (v) The "Final Price" of any company in the Index Group shall mean the average of the daily closing prices of a share of common stock of such company, as reported on the consolidated transaction reporting system for the market or exchange on which such common stock is principally traded, during the Index Measurement Period.

    (vi) The "Total Market Capitalization" shall mean the sum of the Company Market Capitalization for each of the companies in the Index Group.

    (vii) The "Weighting Factor" for any given company shall mean the Company Market Capitalization for such company divided by the Total Market Capitalization.

    (vii) The "Wells Fargo Measurement Price" means the average closing price of a share of Wells Fargo Common Stock as reported on the composite tape of the New York Stock Exchange during the Index Measurement Period.

  If a Common Stock Adjustment occurs with respect to the shares of Wells Fargo or any company in the Index Group between the date of this Agreement and the Prime shareholder meeting date, the closing prices for the common stock of such company shall be appropriately and proportionately adjusted for the purposes of the definitions above so as to be comparable to what the price would have been if the record date of the Common Stock Adjustment had been immediately following the Effective Time of the Merger.

  10. Expenses. All expenses in connection with this Agreement and the transactions contemplated hereby, including without limitation legal and accounting fees, incurred by Prime and Prime Subsidiaries shall be borne by Prime, and all such expenses incurred by Wells Fargo shall be borne by Wells Fargo.

  11. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

  12. Third Party Beneficiaries. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.

  13. Notices. Any notice or other communication provided for herein or given hereunder to a party hereto shall be in writing and shall be delivered in person or shall be mailed by first class registered or certified mail, postage prepaid, addressed as follows:

  If to Wells Fargo:

      Wells Fargo & Company
      Sixth and Marquette
      Minneapolis, Minnesota 55479-1026
      Attention: Secretary

  If to Prime:

      Prime Bancshares, Inc.
      12200 Northwest Freeway
      Houston, Texas 77092
      Attn: President

  With a copy to:

      Bracewell & Patterson
      South Tower Pennzoil Place
      711 Louisiana St., Suite 2900
      Houston, Texas 77002-2781
      Attn: William Luedke IV, Esq.

or to such other address with respect to a party as such party shall notify the other in writing as above provided.

  14. Complete Agreement. This Agreement and the Merger Agreement contain the complete agreement between the parties hereto with respect to the Merger and other transactions contemplated hereby and supersede all prior agreements and understandings between the parties hereto with respect thereto.

  15. Captions. The captions contained in this Agreement are for convenience of reference only and do not form a part of this Agreement.

  16. Waiver and Other Action. Either party hereto may, by a signed writing, give any consent, take any action pursuant to paragraph 9 hereof or otherwise, or waive any inaccuracies in the representations and warranties by the other party and compliance by the other party with any of the covenants and conditions herein.

  17. Amendment. At any time before the Time of Filing, the parties hereto, by action taken by their respective Boards of Directors or pursuant to authority delegated by their respective Boards of Directors, may amend this Agreement; provided, however, that no amendment after approval by the shareholders of Prime shall be made which changes in a manner adverse to such shareholders the consideration to be provided to said shareholders pursuant to this Agreement and the Merger Agreement.

  18. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware.

  19. Non-Survival of Representations and Warranties. No representation or warranty contained in the Agreement or the Merger Agreement shall survive the Merger or except as set forth in paragraph 9(b), the termination of this Agreement. Paragraph 10 shall survive the Merger.

  20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute but one instrument.

           [The rest of this page has intentionally been left blank.]

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

 WELLS FARGO & COMPANY                    PRIME BANCSHARES, INC.


      /s/ John E. Ganoe                           /s/ F. M. Saunders
 By: _____________________________        By: _____________________________


      Executive Vice President                    Chairman
 Its: ____________________________        Its: ____________________________

            [Signature page to Agreement and Plan of Reorganization]

                                                                       EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER
                                    between
                            PRIME BANCSHARES, INC.,
                              a Texas corporation
                          (the surviving corporation)
                                      and
                            WELLS PRIME MERGER CO.,
                              a Texas corporation
                            (the merged corporation)

  This Agreement and Plan of Merger dated as of      , 2000, between PRIME
BANCSHARES, INC. ("Prime"), a Texas corporation (hereinafter sometimes called "Prime" and sometimes called the "surviving corporation"), and WELLS PRIME MERGER CO., a Texas corporation ("Wells Prime Merger Co.") (said corporations being hereinafter sometimes referred to as the "constituent corporations").

  WHEREAS, Wells Prime Merger Co., a wholly-owned subsidiary of Wells Fargo & Company (formerly known as Norwest Corporation), a Delaware corporation ("Wells Fargo"), was incorporated by Certificate of Incorporation filed in the office
of the Secretary of State of the State of Texas on      , 1999, and said
corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act. Wells Prime Merger Co. has authorized capital stock of 65,000,000 shares, consisting of 50,000,000 shares of common stock, $.25 par value per share ("Wells Prime Merger Co. Common Stock"). As of
     , 2000, there were 1,000 shares of Wells Prime Merger Co. Common Stock outstanding and no shares were held in the treasury; and

  WHEREAS, Prime was incorporated by Certificate of Incorporation filed in the
office of the Secretary of State of the State of Texas on      , 19 , and said
corporation is now a corporation subject to and governed by the provisions of the Texas Business Corporation Act, with authorized capital stock consisting of 65,000,000 shares, consisting of 50,000,000 shares of common stock, $.25 par value per share ("Prime Common Stock"), and 15,000,000 shares of preferred
stock ("Preferred Stock"), of which as of      , 1999,     shares of Prime
Common Stock, no shares of Preferred Stock were outstanding and     shares of
Prime Common Stock were held in the treasury; and

  WHEREAS, Wells Fargo and Prime are parties to an Agreement and Plan of Reorganization dated as of [July] , 1999 (the "Reorganization Agreement"), setting forth certain representations, warranties and covenants in connection with the merger provided for herein;

  WHEREAS, the directors, or a majority of them, of each of the constituent corporations respectively deem it advisable for the welfare and advantage of said corporation and for the best interests of the respective shareholders of said corporations that said corporations merge and that Wells Prime Merger Co. be merged with and into Prime, with Prime continuing as the surviving corporation, on the terms and conditions hereinafter set forth in accordance with the provisions of the Texas Business Corporation Act, which statute permits such merger; and

  NOW, THEREFORE, the parties hereto, subject to the approval of the shareholders of Wells Prime Merger Co. and Prime, in consideration of the premises and of the mutual covenants and agreements contained herein and of the benefits to accrue to the parties hereto, have agreed and do hereby agree that Wells Prime Merger Co. shall be merged with and into Prime pursuant to the laws of the State of Texas, and do hereby agree upon, prescribe and set forth the terms and conditions of the merger of Wells Prime Merger Co. with and into Prime, the mode of carrying said merger into effect, the manner and basis of exchanging the shares of Prime Common Stock for shares of common stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), and such other provisions with respect to said merger as are deemed necessary or desirable, as follows:

  FIRST: At the time of merger, Wells Prime Merger Co. shall be merged with and into Prime, one of the constituent corporations, which shall be the surviving corporation, and the separate existence of Wells Prime Merger Co. shall cease and the name of the surviving corporation shall remain "Prime Bancshares, Inc."

  SECOND: The Articles of Incorporation of Prime at the time of merger shall be the Articles of Incorporation of the surviving corporation until amended according to law.

  THIRD: The Bylaws of Prime at the time of merger shall be and remain the Bylaws of the surviving corporation until amended according to the provisions of the Articles of Incorporation of the surviving corporation or of said Bylaws.

  FOURTH: At the time of merger, the following-named persons shall become the directors of the surviving corporation and shall hold office from the time of merger until their respective successors are elected and qualify:

                        [To be provided by Wells Fargo]

  FIFTH: At the time of merger, the following named persons shall become the officers of the surviving corporation and shall hold office from the time of merger until their respective successors are elected or appointed and qualify:

   Name   Title
   ----   -----


                        [To be provided by Wells Fargo]

  SIXTH: The manner and basis of converting the shares of Prime Common Stock shall be as follows:

    1. [To conform to Reorganization Agreement]

    2. As soon as practicable after the merger becomes effective, each holder of a certificate which, prior to the effective time of the merger, represented shares of Prime Common Stock outstanding immediately prior to the time of merger shall be entitled, upon surrender of such certificate representing a share of Prime Common Stock for cancellation to the surviving corporation or to Norwest Bank Minnesota, National Association, as the designated agent of the surviving corporation (the "Agent"), to receive a new certificate representing the number of whole shares of Wells Fargo Common Stock to which such holder shall be entitled on the basis set forth in paragraph 1 above. Until so surrendered each certificate which, immediately prior to the time of merger, represented shares of Prime Common Stock shall not be transferable on the books of the surviving corporation but shall be deemed to evidence only the right to receive (except for the payment of dividends as provided below) the number of whole shares of Wells Fargo Common Stock issuable on the basis above set forth; provided, however, until the holder of such certificate for Prime Common Stock shall have surrendered the same as above set forth, no dividend payable to holders of record of Wells Fargo Common Stock as of any date subsequent to the effective date of merger shall be paid to such holder with respect to the shares of Wells Fargo Common Stock, if any, issuable in connection with the merger, but, upon surrender and exchange thereof as herein provided, there shall be paid by the surviving corporation or the Agent to the record holder of such certificate representing Wells Fargo Common Stock issued in exchange therefor an amount with respect to such shares of Wells Fargo Common Stock equal to all dividends that shall have been paid or become payable to holders of record of Wells Fargo Common Stock between the effective date of merger and the date of such exchange.

    3. If between the date hereof and the time of merger, shares of Wells Fargo Common Stock shall be changed into a different number of shares or a different class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or if a stock dividend thereon shall be declared with a record date within such period, then the number of shares of Wells Fargo

  Common Stock, if any, into which a share of Prime Common Stock shall be exchangeable on the basis above set forth, will be appropriately and proportionately adjusted so that the number of such shares of Wells Fargo Common Stock into which a share of Prime Common Stock shall be exchanged will equal the number of shares of Wells Fargo Common Stock which the holders of shares of Prime Common Stock would have received pursuant to such reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, or stock dividend had the record date therefor been immediately following the time of merger.

    4. No fractional shares of Wells Fargo Common Stock and no certificates or scrip certificates therefor shall be issued to represent any such fractional interest, and any holder of a fractional interest shall be paid an amount of cash equal to the product obtained by multiplying the fractional share interest to which such holder is entitled by the average of the closing prices of a share of Wells Fargo Common Stock as reported by the consolidated tape of the New York Stock Exchange for each of the five
  (5) trading days ending on the day immediately preceding the meeting of shareholders held to approve the merger.

    5. Each share of Wells Prime Merger Co. Common Stock issued and outstanding at the time of merger shall be converted into and exchanged for one (1) share of the surviving corporation after the time of merger.

  SEVENTH: The merger provided for by this Agreement shall be effective as follows:

    1. The effective date of merger shall be the date on which the Articles of Merger (as described in subparagraph 1(b) of this Article Seventh) shall be delivered to and filed by the Secretary of State of the State of Texas; provided, however, that all of the following actions shall have been taken in the following order:

      a. This Agreement shall be approved and adopted on behalf of Wells Prime Merger Co. and Prime in accordance with the Texas Business Corporation Act; and

      b. Articles of merger (with this Agreement attached as part thereof) with respect to the merger, setting forth the information required by the Texas Business Corporation Act, shall be executed by the President or a Vice President of Wells Prime Merger Co. and by the Secretary or an Assistant Secretary of Wells Prime Merger Co., and by the President or a Vice President of Prime and by the Secretary or an Assistant Secretary of Prime, and shall be filed in the office of the Secretary of State of the State of Texas in accordance with the Texas Business Corporation Act; and

    2. The merger shall become effective as of 12:01 a.m. (the "time of merger") on the effective date of merger.

  EIGHTH: At the time of merger:

    1. The separate existence of Wells Prime Merger Co. shall cease, and the corporate existence and identity of Prime shall continue as the surviving corporation.

    2. The merger shall have the other effects prescribed by Section 506 of the Texas Business Corporation Act.

  NINTH: The following provisions shall apply with respect to the merger provided for by this Agreement:

    1. If at any time Prime shall consider or be advised that any further assignment or assurance in law or other action is necessary or desirable to vest, perfect or confirm in Prime the title to any property or rights of Wells Prime Merger Co. acquired or to be acquired as a result of the merger provided for herein, the proper officers and directors of Prime and Wells Prime Merger Co. may execute and deliver such deeds, assignments and assurances in law and take such other action as may be necessary or proper to vest, perfect or confirm title to such property or right in Prime and otherwise carry out the purposes of this Agreement.

    2. For the convenience of the parties and to facilitate the filing of this Agreement, any number of counterparts hereof may be executed and each such counterpart shall be deemed to be an original instrument.

    3. This Agreement and the legal relations among the parties hereto shall be governed by and construed in accordance with the laws of the State of Texas.

    4. This Agreement cannot be altered or amended except pursuant to an instrument in writing signed by both of the parties hereto.

    5. At any time prior to the filing of Articles of Merger with the Secretary of State of the State of Texas, this Agreement may be terminated in accordance with the terms of the Reorganization Agreement upon approval by the Board of Directors of either of the constituent corporations notwithstanding the approval of the shareholders of either constituent corporation.

    6. Prime will be responsible for the payment of all fees and franchise taxes that may be owed by Wells Prime Merger Co. and Prime will be obligated to pay such fees and franchise taxes if the same are not timely paid.


           [The rest of this page has been intentionally left blank.]

  IN WITNESS WHEREOF, the parties hereto have cause this Agreement and Plan of Merger to be signed in their respective corporate names by the undersigned officers and their respective corporate seals to be affixed hereto, pursuant to authority duly given by their respective Boards of Directors, all as of the day and year first above written.

                                          Wells Prime Merger Co.


                                          By: _________________________________
                                          Its _________________________________

Attest:

_____________________________________
         , [Assistant] Secretary


            [Signature page to Agreement and Plan of Merger between
               Prime Bancshares, Inc. and Wells Prime Merger Co.]

                                          Prime Bancshares, Inc.


                                          By: _________________________________
                                          Its _________________________________

Attest:

_____________________________________
        , Secretary



            [Signature page to Agreement and Plan of Merger between
               Prime Bancshares, Inc. and Wells Prime Merger Co.]

                                                                       EXHIBIT B

Wells Fargo & Company
Norwest Center
Sixth and Marquette
Minneapolis, MN 55479-1026

Attn: Secretary

Gentlemen:

  I have been advised that I might be considered to be an "affiliate," as that term is defined for purposes of paragraphs (c) and (d) of Rule 145 ("Rule 145") promulgated by the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Securities Act") of Prime Bancshares, Inc., a Texas corporation ("Prime").

  Pursuant to an Agreement and Plan of Reorganization, dated as of [July] , 1999 (the "Reorganization Agreement") between Prime and Wells Fargo & Company, a Delaware corporation ("Wells Fargo"), it is contemplated that a wholly-owned subsidiary of Wells Fargo will merge with and into Prime (the "Merger") and as a result, I will receive in exchange for each share of Common Stock, no par value, of Prime ("Prime Common Stock") owned by me immediately prior to the Effective Time of the Merger (as defined in the Reorganization Agreement), a number of shares of Common Stock, par value $1 2/3 per share, of Wells Fargo ("Wells Fargo Common Stock"), as more specifically set forth in the Reorganization Agreement.

  I hereby agree as follows:

    I will not offer to sell, transfer or otherwise dispose of any of the shares of Wells Fargo Common Stock issued to me pursuant to the Merger (the "Stock") except (a) in compliance with the applicable provisions of Rule 145, (b) in a transaction that is otherwise exempt from the registration requirements of the Securities Act, or (c) in an offering registered under the Securities Act.

    I consent to the endorsement of the Stock issued to me pursuant to the Merger with a restrictive legend which will read substantially as follows:

      "The shares represented by this certificate were issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933, as amended (the "Act"), applies, and may be sold or otherwise transferred only in compliance with the limitations of such Rule 145, or upon receipt by Wells Fargo & Company of an opinion of counsel reasonably satisfactory to it that some other exemption from registration under the Act is available, or pursuant to a registration statement under the Act."

  Wells Fargo's transfer agent shall be given an appropriate stop transfer order and shall not be required to register any attempted transfer of the shares of the Stock, unless the transfer has been effected in compliance with the terms of this letter agreement.

  It is understood and agreed that this letter agreement shall terminate and be of no further force and effect and the restrictive legend set forth above shall be removed by delivery of substitute certificates without such legend, and the related stop transfer restrictions shall be lifted forthwith, if (i) any such shares of Stock shall have been registered under the Securities Act for sale, transfer or other disposition by me or on my behalf and are sold, transferred or otherwise disposed of, or (ii) any such shares of Stock are sold in accordance with the provisions of paragraphs (c), (e), (f) and (g) of Rule 144 promulgated under the Securities Act, or (iii) I am not at the time of such disposition an affiliate of Wells Fargo and have been the beneficial owner of the Stock for at least one year (or such other period as may be prescribed thereunder) and Wells Fargo has filed with the Commission all of the reports it is required to file under the Securities Exchange Act of 1934, as amended, during the preceding twelve months, or (iv) I am not and have not been for at least three months an affiliate of

Wells Fargo and have been the beneficial owner of the Stock for at least two years (or such other period as may be prescribed by the Securities Act, and the rules and regulations promulgated thereunder), or (v) Wells Fargo shall have received an opinion of counsel acceptable to Wells Fargo to the effect that the stock transfer restrictions and the legend are not required.

  I have carefully read this letter agreement and the Reorganization Agreement and have discussed their requirements and other applicable limitations upon my ability to offer to sell, transfer or otherwise dispose of shares of Prime Common Stock, Wells Fargo Common Stock or the Stock, to the extent I felt necessary, with my counsel or counsel for Prime.

                                          Sincerely,

                                                                       EXHIBIT C

                          Bank of America Corporation
                              Bank One Corporation
                            First Union Corporation
                                  U.S. Bancorp
                          Fleet Financial Group, Inc.
                              SunTrust Banks, Inc.
                           National City Corporation
                              Fifth Third Bancorp
                            Mellon Bank Corporation
                                 PNC Bank Corp.
                              Wachovia Corporation
                                    KeyCorp
                            State Street Corporation
                                BB&T Corporation
                           Northern Trust Corporation
                             Comerica Incorporated
                         Regions Financial Corporation
                       Huntington Bancshares Incorporated
                         Marshall & Ilsley Corporation
                                 Summit Bancorp

                                   APPENDIX B

                    OPINION OF KEEFE, BRUYETTE & WOODS, INC.

                             December 23, 1999

The Board of Directors
Prime Bancshares, Inc.
12200 Northwest Freeway
Suite 101
Houston, TX 77092

Members of the Board:

  You have requested our opinion as investment bankers as to the fairness, from a financial point of view, to the common stockholders of Prime Bancshares, Inc. ("PBTX") of the exchange ratio in the proposed merger ("the Merger") of PBTX with and into Wells Fargo & Company ("WFC") pursuant to the Agreement and Plan of Reorganization ("Agreement") dated as of July 27, 1999 between PBTX and WFC. It is our understanding that the Merger will be structured as a purchase under generally accepted accounting principles.

  As is more specifically set forth in the Agreement, upon consummation of the Merger, each outstanding share of the common stock of PBTX, $0.25 per share ("PBTX Common Stock"), will be converted into and exchanged for 0.5911 (the "Exchange Ratio") shares of WFC ("WFC Common Stock"), $1 2/3 par value per share (as adjusted for expired options).

  Keefe, Bruyette & Woods, Inc. ("Keefe Bruyette"), as part of its investment banking business, is continually engaged in the valuation of bank holding companies and banks, thrift holding companies and thrifts and their securities in connection with mergers and acquisitions, underwriting, private placements, competitive bidding processes, market making as a NASD market maker, and valuations for various other purposes. As specialists in the securities of banking companies we have experience in, and knowledge of, the valuation of banking enterprises. In the ordinary course of our business as a broker-dealer, we may, from time to time, trade the securities of WFC or PBTX, for our own account, and for the accounts of our customers and, accordingly, may at any time hold a long or short position in such securities. To the extent we have any such positions as of the date of this opinion it has been disclosed to PBTX. KBW has served as financial advisor to PBTX in the negotiation of the Agreement and in rendering this fairness opinion and will receive a fee from PBTX for those services.

  In arriving at our opinion, we have reviewed, analyzed and relied upon material bearing upon the financial and operating condition of WFC and PBTX and the Merger. In the course of our engagement as financial advisor we have, among other things:

    i. Reviewed the Merger Agreement;

    ii. Reviewed certain historical financial and other information concerning PBTX for the two years ending December 31, 1998, including PBTX's Annual Report to Shareholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

    iii. Reviewed certain historical financial and other information concerning WFC for the three years ending December 31, 1998, including WFC's Annual Report to Stockholders and Annual Reports on Forms 10-K, and interim quarterly reports on Form 10-Q;

    iv. Reviewed and studied the historical stock prices and trading volumes of the common stock of both PBTX and WFC;

    v. Held discussions with senior management of PBTX with respect to their past and current financial performance, financial condition and future prospects;

    vi. Reviewed certain internal financial data, projections and other information of PBTX, including financial projections prepared by management;

    vii. Analyzed certain publicly available information of other financial institutions that we deemed comparable or otherwise relevant to our inquiry, and compared PBTX and WFC from a financial point of view with certain of these institutions;

    viii. Reviewed the financial terms of certain recent business combinations in the banking industry that we deemed comparable or otherwise relevant to our inquiry; and

    ix. Conducted such other financial studies, analyses and investigations and reviewed such other information as we deemed appropriate to enable us to render our opinion.

  In conducting our review and arriving at our opinion, we have relied upon the accuracy and completeness of all of the financial and other information provided to us or publicly available and we have not assumed any responsibility for independently verifying the accuracy or completeness of any such information. We have relied upon the management of PBTX as to the reasonableness and achievability of the financial and operating forecasts and projections (and the assumptions and bases therefor) provided to us, and we have assumed that such forecasts and projections reflect the best currently available estimates and judgments of such managements. We are not experts in the independent verification of the adequacy of allowances for loan and lease losses and we have assumed that the current and projected aggregate reserves for loan and lease losses for PBTX and WFC are adequate to cover such losses. We did not make or obtain any independent evaluations or appraisals of any assets or liabilities of PBTX, WFC, or any of their respective subsidiaries nor did we verify any of PBTX's or WFC's books or records or review any individual loan or credit files.

  We have considered such financial and other factors as we have deemed appropriate under the circumstances, including, among others, the following:
(i) the historical and financial position and results of operations of PBTX and WFC; (ii) the assets and liabilities of PBTX and WFC; and (iii) the nature and terms of certain other merger transactions involving banks and bank holding companies. We have also taken into account our assessment of general economic, market and financial conditions and our experience in other transactions, as well as our experience in securities valuation and knowledge of the banking industry generally. Our opinion is necessarily based upon conditions as they exist and can be evaluated on the date hereof and the information made available to us through the date hereof.

  Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to PBTX and its stockholders.

                                          Very truly yours,


                                          Keefe, Bruyette & Woods, Inc.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

  Section 145 of the Delaware General Corporation Law authorizes indemnification of directors and officers of a Delaware corporation under certain circumstances against expenses, judgments and the like in connection with an action, suit or proceeding. Article Fourteenth of the Registrant's Restated Certificate of Incorporation provides for broad indemnification of directors and officers.

Item 21. Exhibits and Financial Statement Schedules.

  (a) Exhibits. See Exhibit Index.

  (b) Financial Statement Schedules. Not Applicable.

  (c) Report, Opinion or Appraisal. See Exhibits 5.1 and 8.1

Item 22. Undertakings.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a posteffective amendment to this registration statement:

      (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

      (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) ((S)230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such posteffective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a posteffective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (d) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (f) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (g) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Francisco, state of California, on December 20, 1999.

                                          Wells Fargo & Company

                                               /s/ Richard M. Kovacevich
                                          By: _________________________________
                                                   Richard M. Kovacevich

                                               President and Chief Executive
                                                        Officer

  Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed on December 20, 1999 by the following persons in the capacities indicated:

    /s/ Richard M. Kovacevich          President and Chief Executive Officer
______________________________________  (Principal Executive Officer)
        Richard M. Kovacevich

       /s/ Rodney L. Jacobs            Vice Chairman and Chief Financial Officer
______________________________________  (Principal Financial Officer)
           Rodney L. Jacobs

         /s/ Les L. Quock              Senior Vice President and Controller
______________________________________  (Principal Accounting Officer)
             Les L. Quock

LES S. BILLER                      RICHARD D. McCORMICK
J.A. BLANCHARD III                 CYNTHIA H. MILLIGAN
MICHAEL R. BOWLIN                  BENJAMIN F. MONTOYA
EDWARD M. CARSON                   PHILIP J. QUIGLEY
DAVID A. CHRISTENSEN               DONALD B. RICE
WILLIAM S. DAVILA                  IAN M. ROLLAND                    A majority
SUSAN E. ENGEL                     JUDITH M. RUNSTAD                 of the
PAUL HAZEN                         SUSAN G. SWENSON                  Board of
WILLIAM A. HODDER                  DANIEL M. TELLEP                  Directors*
RODNEY L. JACOBS                   CHANG-LIN TIEN
REATHA CLARK KING                  MICHAEL W. WRIGHT
RICHARD M. KOVACEVICH              JOHN A. YOUNG
--------
* Richard M. Kovacevich, by signing his name hereto, does hereby sign this document on behalf of each of the directors named above pursuant to powers of attorney duly executed by such persons.

                                               /s/ Richard M. Kovacevich

                                          By: ____________________________
                                                 Richard M. Kovacevich
                                                   Attorney-in-Fact

                               INDEX TO EXHIBITS

 Exhibit
 Number                                Description
 -------                               -----------
  2.1    Agreement and Plan of Reorganization, dated as of July 27, 1999, by and between Prime Bancshares, Inc. and Wells Fargo & Company, included as Appendix A to the accompanying proxy statement-
          prospectus.

  3.1    Restated Certificate of Incorporation, incorporated by reference to
          Exhibit 3(b) to the Registrant's Current Report on Form 8-K dated
          June 28, 1993. Certificates of Amendment of Certificate of
          Incorporation, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated July 3, 1995
          (authorizing preference stock), and Exhibits 3(b) and 3(c) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended
          September 30, 1998 (changing the Registrant's name and increasing authorized common and preferred stock, respectively).

  3.2    Certificate of Designations for the Registrant's ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1994.

  3.3    Certificate of Designations for the Registrant's Cumulative Tracking
          Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated January 9, 1995.

  3.4    Certificate of Designations for the Registrant's 1995 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 4 to the Registrant's Quarterly Report on Form 10-Q for the quarter ended March 31, 1995.

  3.5    Certificate Eliminating the Certificate of Designations for the
          Registrant's Cumulative Convertible Preferred Stock, Series B, incorporated by reference to Exhibit 3(a) to the Registrant's Current
          Report on Form 8-K dated November 1, 1995.

  3.6    Certificate Eliminating the Certificate of Designations for the
          Registrant's 10.24% Cumulative Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 20, 1996.

  3.7    Certificate of Designations for the Registrant's 1996 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated February 26,
          1996.

  3.8    Certificate of Designations for the Registrant's 1997 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 14, 1997.

  3.9    Certificate of Designations for the Registrant's 1998 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit 3 to the Registrant's Current Report on Form 8-K dated April 20, 1998.

  3.10   Certificate of Designations for the Registrant's Adjustable Cumulative
          Preferred Stock, Series B, incorporated by reference to Exhibit 3(j) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998.

  3.11   Certificate of Designations for the Registrant's Fixed/Adjustable Rate
          Noncumulative Preferred Stock, Series H, incorporated by reference to
          Exhibit 3(k) to the Registrant's Quarterly Report on Form 10-Q for the quarter ended September 30, 1998

  3.12   Certificate of Designations for the Registrant's Series C Junior
          Participating Preferred Stock, incorporated by reference to Exhibit
          3(l) to the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998.

 Exhibit
 Number                                Description
 -------                               -----------
   3.13  Certificate Eliminating the Certificate of Designations for the
          Registrant's Series A Junior Participating Preferred Stock,
          incorporated by reference to Exhibit 3(a) to the Registrant's Current
          Report on Form 8-K dated April 21, 1999.

   3.14  Certificate of Designations for the Registrant's 1999 ESOP Cumulative
          Convertible Preferred Stock, incorporated by reference to Exhibit
          3(b) to the Registrant's Current Report on Form 8-K dated April 21,
          1999.

   3.15  By-Laws, incorporated by reference to Exhibit 3(m) to the Registrant's
          Annual Report on Form 10-K for the year ended December 31, 1998.

   4.1   See Exhibits 3.1 through 3.15.

   4.2 Rights Agreement, dated as of October 21, 1998, between the Registrant and ChaseMellon Shareholder Services, L.L.C., as Rights Agent, incorporated by reference to Exhibit 4.1 to the Registrant's
          Registration Statement on Form 8-A dated October 21, 1998.

   5.1 Opinion of Stanley S. Stroup as to the legality of the shares to be issued (including consent).*

   8.1 Opinion of Bracewell & Patterson, L.L.P. regarding the U.S. federal income tax consequences of the merger (including consent).

  23.1   Consent of Stanley S. Stroup (included in Exhibit 5.1).

  23.2 Consent of KPMG LLP relating to the audited financial statements of Wells Fargo & Company.

  23.3 Consent of Grant Thornton LLP relating to the audited financial statements of Prime Bancshares, Inc.

  23.4   Consent of Bracewell & Patterson, L.L.P. regarding its tax opinion
          (included in Exhibit 8.1).

  24.1   Powers of Attorney.*

  99.1 Form of proxy for special meeting of shareholders of Prime Bancshares, Inc.

  99.2   Consent of Keefe, Bruyette & Woods, Inc. relating to Prime Bancshares,
          Inc.*

--------

  *Previously filed.